Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

CF ACQUISITION CORP. VIII,

Sierra Merger Sub, Inc.,

BTC International Holdings, Inc.,

and

XBP EUROPE, INC.

dated as of October 9, 2022

i

Exhibits

Exhibit A	Form of Exela Support Agreement
Exhibit B	Form of Sponsor Support Agreement
Exhibit C	Form of Lock-Up Agreement
Exhibit D	Form of A&R Registration Rights Agreement
Exhibit E	Form of New Acquiror Charter
Exhibit F	Form of New Acquiror Bylaws
Exhibit G	Form of Tax Sharing Agreement
Exhibit H	Form of Services Agreement
Exhibit I	Company Written Consent
Exhibit J	Merger Sub Written Consent

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger, dated as of October 9, 2022 (this “Agreement”), is made and entered into by and among (i) CF Acquisition Corp. VIII, a Delaware corporation (“Acquiror”), (ii) Sierra Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Merger Sub”), (iii) BTC International Holdings, Inc., a Delaware corporation (“Parent”) and (iv) XBP Europe, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, Acquiror is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, Parent is the sole shareholder of the Company, and prior to the date of this Agreement, Parent transferred certain of the EMEA Company Interests (other than the Company’s equity interests) to the Company and agreed to transfer, prior to the Closing, all other outstanding EMEA Company Interests (the “Delayed Contribution”) pursuant to that certain Contribution Agreement between Parent and the Company, dated as of October 6, 2022 (the “Contribution Agreement”);

WHEREAS, upon the terms and subject to the conditions of this Agreement, and in accordance with Delaware General Corporation Law (“DGCL”), Merger Sub will merge with and into the Company (the “Merger”), the separate corporate existence of Merger Sub will cease and the Company will be the surviving corporation of the Merger and a direct wholly owned subsidiary of Acquiror (the Company is hereinafter referred to for the periods from and after the Effective Time (as defined below) as the “Surviving Corporation”);

WHEREAS, pursuant to the Forward Purchase Contract, CFAC Holdings VIII, LLC, a Delaware limited liability company (“Sponsor”), has agreed to subscribe for and purchase, and Acquiror has agreed to issue and sell to Sponsor, the Forward Purchase Securities in exchange for an aggregate purchase price of $10,000,000 on the terms and subject to the conditions set forth therein;

WHEREAS, for U.S. federal income tax purposes, the parties hereto intend the Merger to qualify as a “reorganization” under Section 368(a) of the Code, and the Treasury Regulations promulgated thereunder, and this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and 1.368-3(a);

WHEREAS, concurrently with the execution and delivery of this Agreement ETI-XCV Holdings, LLC has entered into a support agreement in the form attached hereto as Exhibit A (the “Exela Support Agreement”).

WHEREAS, concurrently with the execution and delivery of this Agreement, Sponsor has entered into a support agreement in the form attached hereto as Exhibit B (the “Sponsor Support Agreement”).

WHEREAS, concurrently with the execution and delivery of this Agreement, Acquiror, and Parent have entered into a lock-up agreement in the form attached hereto as Exhibit C (the “Lock-Up Agreement”) pursuant to which, among other things, Parent will not sell, for the period set forth in the Lock-Up Agreement, the Merger Consideration;

WHEREAS, each of the board of directors of Acquiror (the “Acquiror Board”), and the board of directors of Merger Sub (the “Merger Sub Board”) has unanimously (a) determined that it is fair to, advisable for and in the best interests of Acquiror and Merger Sub and their respective stockholders to enter into this Agreement and to consummate the Merger and the other Transactions, (b) approved the execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the Merger and the other Transactions and (c) determined to recommend to their respective stockholders the approval and adoption of this Agreement, the Merger and the other Transactions; and

WHEREAS, each of the board of directors of Exela (the “Exela Board”), and the board of directors of the Company (the “Company Board”) has unanimously (with two members of the Exela Board recusing themselves): (i) determined that it is fair to, advisable for and in the best interests of the Company and Parent for the Company to enter into this Agreement and to consummate the Merger and the other Transactions, (ii) approved the execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the Merger and the other Transactions, and (iii) in the case of the Company, determined to recommend to Parent the approval and adoption of this Agreement, the Merger and the other Transactions.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, Acquiror, Merger Sub, Parent and the Company agree as follows:

Article I

CERTAIN DEFINITIONS

Section 1.1. Definitions. As used herein, the following terms shall have the following meanings:

“2017 Indenture” means the Indenture Agreement dated July 12, 2017, (as amended, restated, supplemented, amended and restated, or modified in any way as of the date hereof) by Exela Intermediate LLC, as issuer, Exela Finance Inc., as co-issuer, regarding 10.00% First Priority Senior Secured Notes due 2023.

“2021 Indenture” means the Indenture Agreement dated December 9, 2021 (as amended, restated, supplemented, amended and restated, or modified in any way as of the date hereof) by Exela Intermediate LLC as issuer, Exela Finance Inc. as co-issuer, regarding 11.500% First Priority Senior Secured Notes due 2026.

“A&R Registration Rights Agreement” means the amended and restated registration rights agreement between the Acquiror, Parent and the other parties thereto, in the form attached hereto as Exhibit D.

“Acquiror Bylaws” means the bylaws of Acquiror in effect immediately prior to the Effective Time, as amended and/or restated from time to time.

“Acquiror Capital Stock” means, collectively, the Acquiror Common Stock and the Acquiror Preferred Stock.

“Acquiror Charter” means the Amended and Restated Certificate of Incorporation of Acquiror, dated March 11, 2021, as amended and/or restated from time to time.

“Acquiror Class A Common Stock” means Class A common stock of Acquiror, par value $0.0001 per share.

“Acquiror Class B Common Stock” means Class B common stock of Acquiror, par value $0.0001 per share.

“Acquiror Common Stock” means, collectively, the Acquiror Class A Common Stock and the Acquiror Class B Common Stock.

“Acquiror Governing Documents” means, collectively, the Acquiror Charter and the Acquiror Bylaws.

“Acquiror Material Adverse Effect” means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, assets and liabilities, results of operations or financial condition of Acquiror and Merger Sub, taken as a whole or (ii) the ability of Acquiror or Merger Sub to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, an “Acquiror Material Adverse Effect”: (A) any enactment of, or change or proposed change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (B) any change in interest rates or economic, political, business or financial market conditions generally, (C) the taking of any action expressly required to be taken under this Agreement or any Ancillary Agreement, (D) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic or pandemic (including COVID-19 and any Permitted COVID-19 Measures, or any change in COVID-19 Measures or interpretations of an applicable Governmental Authority with respect thereto following the date of this Agreement), acts of nature or change in climate, (E) any acts of terrorism or war, sabotage, civil unrest, curfews, public disorder, riots, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, or social conditions, (F) any matter existing as of the date of this Agreement, to the extent expressly set forth in the Acquiror Disclosure Letter, (G) any action taken by or at the express written request of an authorized officer of, or with the written approval or consent (except with respect to the matters requiring consent set forth in Section 6.4, unless otherwise agreed by Parent to be subject to this clause (G)) of, Parent (other than actions contemplated by this Agreement or any Ancillary Agreement), (H) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), (I) the consummation and effects of any Acquiror Share Redemptions or the failure to obtain the Acquiror Stockholders’ Approval (provided that the exception in this clause (I) shall not prevent or otherwise affect a determination that any change, effect or development underlying such change has resulted in or contributed to an Acquiror Material Adverse Effect), (J) any Events generally applicable to blank check companies or the market in which blank check companies operate, (K) any Events that are cured by Acquiror prior to the Closing, (L) solely to the extent related to the identity of the Company and its Affiliates, the announcement of this Agreement, or the consummation of the Transactions (provided that the exceptions in this clause (L) with respect to the identity of the Company and its Affiliates shall not be deemed to apply to references to “Acquiror Material Adverse Effect” in the representations and warranties set forth in Sections 4.5, and 4.8, and, to the extent related thereto, the condition in Section 8.3(a)); provided, that in the case of each of clauses (A), (B), (D), (E), (H) and (J), any such Event only to the extent it disproportionately affects Acquiror and Merger Sub relative to other participants in the industries in which such Persons operate shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, an Acquiror Material Adverse Effect.

“Acquiror Preferred Stock” means preferred stock of Acquiror, par value $0.0001 per share.

“Acquiror Share Redemption” means the election of an eligible (as determined in accordance with the Acquiror Governing Documents) holder of shares of Acquiror Common Stock to redeem all or a portion of the shares of Acquiror Common Stock held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account, but net of Taxes payable and up to $100,000 to pay dissolution expenses) (as determined in accordance with the Acquiror Governing Documents) in connection with the Transaction Proposals.

“Acquiror Stockholder” means any holder of any shares of Acquiror Capital Stock.

“Acquiror Stockholders’ Approval” means the approval of the Transaction Proposals, in each case, by an affirmative vote of the holders of at least a majority of the outstanding shares of Acquiror Common Stock entitled to vote, who attend and vote thereupon (as determined in accordance with the Acquiror Governing Documents) at an Acquiror Stockholder Meeting duly called by the Acquiror Board and held for such purpose.

“Acquiror Transaction Expenses” means any out-of-pocket fees and expenses paid or payable by Acquiror, Merger Sub or Sponsor (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including (i) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, including intra alia in connection with preparing and filing the Proxy Statement and receiving stock exchange approval for listing the shares of Acquiror Class A Common Stock, (ii) one half of applicable Transfer Taxes and (iii) one half of the filing fees payable to the Governmental Authorities in connection with the Transactions.

“Acquiror Warrants” means all outstanding and unexercised warrants to purchase shares of Acquiror Class A Common Stock.

“Acquisition Proposal” means, as to the Company or Acquiror, other than the Transactions and other than the acquisition or disposition of equipment or other tangible personal property in the Ordinary Course, any offer or proposal relating to: (i) any acquisition or purchase, direct or indirect, of (a) 15% or more of the consolidated assets of such Person and its Subsidiaries or (b) 15% or more of any class of equity or voting securities of (x) such Person or (y) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its Subsidiaries; (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning 15% or more of any class of equity or voting securities of (x) such Person or (y) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its Subsidiaries; or (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving (x) such Person or (y) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its Subsidiaries.

“Action” means any action, lawsuit, complaint, claim, petition, suit, audit, examination, assessment, arbitration, mediation or inquiry, or any proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement End Date” means June 30, 2023; provided, however, the Agreement End Date shall be extended to the latest of the dates set forth in clauses (a) through (c) (it being understood that such extension is not cumulative): (a) if the PCAOB Financial Statements are not delivered pursuant to Section 5.6(a) on or prior to January 15, 2023, the Agreement End Date shall be extended by the number of calendar days from January 15, 2023 to the date of delivery of the PCAOB Financial Statements, (b) if the 2022 Financials Statements are not delivered pursuant to Section 5.6(b) on or prior to March 31, 2023, the Agreement End Date shall be extended to the later of: (i) (x) June 30, 2023 as extended pursuant to clause (a) plus (y) the number of calendar days from March 31, 2023 to the date of delivery of the 2022 Financial Statements, and (ii) August 31, 2023; or (c) in the event of an Alternative Transaction with respect to Exela that has the effect of materially delaying any regulatory approval set forth in Section 8.1(b) of the Company Disclosure Letter or triggering the requirement to obtain a regulatory or other material third party approval not currently set forth on Section 8.1(b), the Agreement End Date shall be extended by the length of such delay or amount of time reasonably required to obtain such approval not contemplated by Section 8.1(b) of the Company Disclosure Letter; provided further, however, that in no event shall the Agreement End Date be extended beyond September 30, 2023.

“Alternative Transaction” means, (i) as to the Company, a transaction (other than any Transaction) concerning the sale or transfer of (x) all or any material part of the business or assets of the EMEA Companies or (y) any EMEA Company Interests or other equity interests or profits interests (including phantom or synthetic equity) of any EMEA Company, in any case, whether such transaction takes the form of a direct or indirect sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities or convertible securities, warrants, management Contract, joint venture or partnership, or otherwise, provided that an “Alternative Transaction” shall not include a merger or similar business combination involving Exela for so long as such transaction (a) does not prohibit the performance by Parent, the Company or Exela of their respective obligations under this Agreement or the Ancillary Agreements, or the consummation of the Transactions, and (b) the ultimate owner of a majority of the equity securities of Exela following the closing of such merger or similar business combination transaction acknowledges in writing for the benefit of the Acquiror the effective and binding nature of this Agreement and the Ancillary Agreements, and (ii) as to Acquiror, a transaction (other than any Transaction) concerning the sale or transfer of Acquiror Common Stock, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, Business Combination, consolidation, issuance of debt securities or convertible securities, warrants, management Contract, joint venture or partnership, or otherwise.

“Ancillary Agreements” means, collectively, (i) the NDA, (ii) the Exela Support Agreement, (iii) the Sponsor Support Agreement, (iv) the Lock-Up Agreement, (v) the Tax Sharing Agreement, (vi) the Services Agreement, (vii) the A&R Registration Rights Agreement, (viii) the Forward Purchase Contract, (ix) the Company Written Consent, (x) the MergerSub Written Consent, and (xi) the License Agreement.

“Anti-Bribery Laws” means the anti-bribery provisions of the U.S. Foreign Corrupt Practices Act of 1977 and all other applicable anti-corruption and bribery Laws (including U.S. domestic bribery, kickback and anti-corruption laws, the U.K. Bribery Act 2010 or other Laws of other countries in which any of the EMEA Companies operate or conduct business).

“Applicable Export Laws” means (i) any Export Laws as administered or enforced by competent Governmental Authorities with jurisdiction over the Acquiror, the Merger Sub, the Parent, the Company, the EMEA Companies or their Affiliates, directors, officers, employees or agents or this Agreement, including, without being limited to, the U.S. Department of Commerce, the U.S. Department of State, OFAC, the United Nations Security Council, the United Kingdom, the European Union or its Member States, as well as (ii) any Export Laws which may result in the application of penalties, fines, sentences, injunctions, sanctions or other punitive measures against the Acquiror, the Merger Sub, the Parent or the Company as a result, direct or indirect, of the performance of this Agreement.

“Applicable Sanctions” means (i) any Sanctions Laws as administered or enforced by competent Governmental Authorities with jurisdiction over the Acquiror, the Merger Sub, the Parent, the Company, the EMEA Companies or their Affiliates, directors, officers, employees or agents or this Agreement, including, without being limited to, the U.S. Department of Commerce, the U.S. Department of State, OFAC, the United Nations Security Council, the United Kingdom, the European Union or its Member States, as well as (ii) any Sanctions Laws which may result in the application of penalties, fines, sentences, injunctions, sanctions or other punitive measures against the Acquiror, the Merger Sub, the Parent or the Company as a result, direct or indirect, of the performance of this Agreement.

“Business Combination” has the meaning set forth in Article II of the Acquiror Charter.

“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding, and other than an offer, inquiry, proposal or indication of interest with respect to the Transactions), relating to a Business Combination.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close; provided, however, that Lincoln’s Birthday (February 12) and election day shall not be excluded from the definition of Business Day by virtue of this clause.

“Code” means the Internal Revenue Code of 1986.

“Company Bylaws” means the bylaws of the Company in effect as of the date of this Agreement.

“Company Charter” means the certificate of incorporation of the Company, dated September 28, 2022.

“Company Closing Indebtedness” means all Indebtedness of the EMEA Companies (as determined on a consolidated basis) of the type referred to in clauses (i), (vii) and (viii) (in each case of clauses (vii) and (viii), to the extent in respect of Indebtedness referred to in clause (i)) of the definition of such term; provided that Indebtedness pursuant to clause (viii) will only be included to the extent required to be recorded on a balance sheet prepared in accordance with GAAP.

“Company Governing Documents” means, collectively, the Company Charter and the Company Bylaws.

“Company Intellectual Property” means, collectively, any and all (i) Owned Intellectual Property and (ii) Intellectual Property used by the EMEA Companies in the operation of or in connection with each of their respective businesses, including the Licensed Intellectual Property.

“Company Material Adverse Effect” means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, assets and liabilities, results of operations or financial condition of the EMEA Companies, taken as a whole or (ii) the ability of the EMEA Companies to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (A) any enactment of, or change or proposed change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (B) any change in interest rates or economic, political, business or financial market conditions generally, (C) the taking of any action expressly required to be taken under this Agreement or any Ancillary Agreement, (D) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic or pandemic (including COVID-19 or any Permitted COVID-19 Measures, or any change in COVID-19 Measures or binding interpretations of an applicable Governmental Authority with respect thereto following the date of this Agreement), acts of nature or change in climate, (E) any acts of terrorism or war, sabotage, civil unrest, curfews, public disorder, riots, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, or social conditions, (F) any failure in and of itself of any EMEA Companies to meet any projections or forecasts, provided, that the exception in this clause (F) shall not prevent or otherwise affect a determination that any change, effect or development underlying such change has resulted in or contributed to a Company Material Adverse Effect, or (G) any Events generally applicable to the industries or markets in which the EMEA Companies operate, (H) any matter existing as of the date of this Agreement, to the extent expressly set forth in the Company Disclosure Letter, (I) any action taken by or at the express written request of an authorized officer of, or with the written approval or consent (except with respect to the matters requiring consent set forth in Section 5.1, unless otherwise agreed by Acquiror to be subject to this clause (i)) of, Acquiror (other than actions contemplated by this Agreement or any Ancillary Agreement), (J) any Events that are cured by the EMEA Companies prior to the Closing, (K) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (L) solely to the extent related to the identity of the Acquiror and its Affiliates, the announcement of this Agreement, or the consummation of the Transactions (provided that the exceptions in this clause (l) with respect to the identity of the Acquiror and its Affiliates shall not be deemed to apply to references to “Company Material Adverse Effect” in the representations and warranties set forth in Sections 3.5(b), 3.8(a)(i) and (ii) and 3.13, and, to the extent related thereto, the condition in Section 8.2(a)), provided, that in the case of each of clauses (A), (B), (D), (E) and (G), any such Event only to the extent it disproportionately affects the EMEA Companies, taken as a whole, relative to other participants in the industries in which such Persons operate shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect.

“Company Products” means each product, service, solution or offering (together with all Intellectual Property, deliverables, technology and materials utilized as part thereof) Used or Developed by or on behalf of any of the EMEA Companies that (i) have been sold, distributed or made available to third parties by any of the EMEA Companies, or manufactured by any of the EMEA Companies, or ordered or purchased by third parties from the Company or its Subsidiaries, in each case at any time during the 5-year period preceding the date of this Agreement or (ii) that, as of the date hereof have, in whole or in part, entered any prototype, initial, joint or prospective Development stage, process or status.

“Company Real Property” means the Leased Real Property and the Owned Real Property

“Company Stock” means common stock of the Company, par value $0.001 per share.

“Company Source Code” means, collectively, any software source code of any Software included in the Owned Intellectual Property.

“Company Transaction Expenses” means any out-of-pocket fees and expenses payable by any of the EMEA Companies or their respective Affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including (i) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, including intra alia in connection with preparing and filing the Proxy Statement and receiving stock exchange approval for listing the shares of Acquiror Class A Common Stock, (ii) one half of applicable Transfer Taxes (iii) one half of the filing fees payable to the Governmental Authorities in connection with the Transactions and (iv) any change in control bonus, transaction bonus, retention bonus or similar payment payable by any EMEA Company, in any case, to be made to any current or former employee, independent contractor, director or officer of any of the EMEA Companies at or after the Closing pursuant to any agreement to which any of the EMEA Companies is a party prior to the Closing which become payable (including if subject to continued employment) solely as a result of the execution of this Agreement or the consummation of the Transactions.

“Company Written Consent” means the irrevocable written consent of Parent as the sole stockholder of the Company, in the form attached hereto as Exhibit I.

“Computer Security Incident” means any data or security breaches or unauthorized access, modification, disclosure, misuse, loss, or unavailability of Personal Information or IT Systems or violation or suspected violation of Privacy Laws, computer security policies, acceptable use policies, standard security practices or Privacy Policies. Examples of such incidents include: (i) an attacker commands a botnet to send high volumes of connection requests to a web server, causing it to crash; (ii) users are tricked into opening a “quarterly report” sent via email that is actually malware; running the tool has infected their computers and established connections with an external host; (iii) an attacker obtains sensitive data and threatens that the details will be released publicly if the organization does not pay a designated sum of money; or (iv) a user provides or exposes sensitive information to others through peer-to-peer file sharing services.

“Confidential Information” means any non-public information of or concerning the EMEA Companies or any of their respective businesses, including business plans, financial data, customer and client lists, customer and client information (including names, addresses and contact information), marketing plans, technology, products, services, solutions, offerings, platforms, Proprietary Information and Intellectual Property.

“Contract Workers” means individual independent contractors or consultants or temporary or leased employees or other agents employed or used with respect to the operation of the business of the EMEA Companies and classified by the Company as other than employees or compensated other than through wages paid by the Company through its payroll department and reported to the applicable Governmental Authorities.

“Contracts” means any contracts, subcontracts, agreements, arrangements, understandings, commitments, instruments, undertakings, indentures, leases, mortgages and purchase orders, whether written or oral, express or implied.

“Copyrights” means all rights in copyrights (whether registered or unregistered), mask works, and other rights in any works of authorship of any type, in all forms, media or medium, now known or hereinafter developed, and whether or not completed, published, or used, including all rights in drafts, plans, sketches, artwork, layouts, copy, designs, photographs, illustrations, collections, serials, printed or graphic matter, slides, compilations, serials, promotions, audio or visual recordings, transcriptions, Software, and all derivative works, translations, adaptations and combinations of any of the foregoing, all registrations and applications therefor and all extensions, restorations, and renewals of any of the foregoing, all worldwide rights and priorities afforded under any Law with respect to any of the foregoing, and all termination rights, moral rights, rights of publicity, author rights and all other rights associated therewith.

“COTS License” means any license for “shrink-wrap,” “click-through” or other “off-the-shelf” Software that is not customized and commercially available to the public.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof.

“COVID-19 Measures” means any legally binding quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, workplace safety or similar applicable Law or recommendation promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19.

“Data Room” means the virtual data room hosted by Egnyte titled ‘Exela File Server’.

“Databases” means all compilations of data, the selection and arrangement of that data, and all related documentation, including documentation regarding the procedures used in connection with the selection, collection, arrangement, processing and distribution of data contained therein to the extent they exist, together with documentation regarding the attributes of the data contained therein or the relationships among such data and documentation regarding data structures and formats, and file structures and formats, whether registered or unregistered, and any registrations or applications for registration therefor.

“Develop” or “Development” means any conception, reduction to practice, invention, creation, formulation, design, enhancement, testing, discovery, editing, commercialization, modification, improvement, marketing, monetization, investigation or development (and any contribution to the foregoing), whether independently or jointly.

“Disclosure Letter” means, as applicable, the Company Disclosure Letter or the Acquiror Disclosure Letter.

“DP Laws” means all law and regulation relating to data protection and privacy which is from time to time applicable to each of the EMEA Companies in any relevant jurisdiction, including the GDPR, and all relevant EU and EEA member state laws or regulations giving effect to or corresponding with it, and the UK Data Protection Act 2018

“DSR” means a request by or on behalf of a data subject to exercise any rights under DP Laws, including for access to personal data, data portability, the rectification or erasure of personal data, to restrict or deal with objections to the processing of personal data or in relation to solely automated decision-making that has legal or similarly significant effects on data subjects.

“EMEA Companies” means, collectively, the Company and its Subsidiaries assuming consummation of the Delayed Contribution.

“EMEA Company Interests” means all of the outstanding capital stock, interests or other equity securities (including convertible securities) of the EMEA Companies.

“Environment” means any of the following media wherever situated, namely, air (including air within buildings and within other natural or man-made structures above or below the ground), water and land (including any natural or man-made structures thereon) and any human, plant or animal life and all living organisms supported by any of those media.

“Environmental Claim” means any Action, Governmental Order, lien, fine, default notice, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (i) the presence, Release of, or exposure to, any Hazardous Materials; or (ii) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law (i) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the Environment; or (ii) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials.

“Environmental Notice” means any written directive, notice of violation, default or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business, whether or not incorporated, that together with a company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Event” means any event, state of facts, development, change, circumstance, occurrence or effect.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exela” means Exela Technologies, Inc., a Delaware corporation.

“Exela Credit Documents” means the 2017 Indenture, the 2021 Indenture and the First Lien Credit Agreement.

“Exela Group” shall have the meaning set forth in the Tax Sharing Agreement.

“Export Laws” means (i) all Laws imposing trade sanctions on any Person, and all anti-boycott Laws, as well as (ii) all Laws relating to the import, export, re-export, transfer or transit of information, data, goods, software and technology.

“First Lien Credit Agreement” means the First Lien Credit Agreement dated July 12, 2017 (as amended, restated, supplemented, amended and restated, or modified in any way as of the date hereof) by Exela Intermediate LLC as borrower, Exela Intermediate Holdings LLC as holdings, the lenders party thereto and Wilmington Savings Fund Society as administrative agent and collateral agent.

“Forward Purchase Contract” means the Forward Purchase Contract, dated March 11, 2021, between Sponsor and Acquiror, as may be amended, restated, modified or supplemented from time to time.

“Forward Purchase Securities” means 1,250,000 shares of Acquiror Class A Common Stock and 250,000 Acquiror Warrants.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time, and solely with respect to references to GAAP applied to the EMEA Companies, as consistently applied by Exela.

“GDPR” means, as applicable to the EMEA Companies from time to time: (a) General Data Protection Regulation (EU) 2016/679 (“EU GDPR”); or (b) the EU GDPR as it forms part of domestic law in the United Kingdom by virtue of section 3 of the European Union (Withdrawal) Act 2018 (including as further amended or modified by the laws of the United Kingdom or a part from time to time) (“UK GDPR”). Words and expressions which are defined in GDPR shall (unless the context requires otherwise) have the meanings given in GDPR or, in relation to any jurisdiction in which GDPR is not applicable, shall be interpreted as references to the words and expressions most closely approximating them under the DP Laws of that jurisdiction. This includes “controller”, “data subject”, “personal data”, “personal data breach”, “process” (and related terms) and “processor”.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a United States corporation are its certificate of incorporation and bylaws, the “Governing Documents” of a United States limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a United States limited liability company are its operating agreement and certificate of formation, in each case, as amended and/or restated from time to time.

“Governmental Authority” means any federal, state, provincial, municipal, local, international, supranational or foreign government, governmental authority, regulatory or administrative agency (which for the purposes of this Agreement shall include the SEC), governmental commission, department, board, bureau, agency, court, arbitral tribunal, securities exchange or similar body or instrumentality thereof.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Materials” means (i) any material, substance, chemical, waste (including waste as defined in Section 75, Environmental Protection Act 1990), product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws or (ii) the presence, generation, transportation, storage, treatment, use or disposal of which (whether alone or in combination with any other substance) gives rise to a risk of causing harm to human health, comfort or safety or harm to any other living organism or causing damage to the Environment.

“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (i) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (ii) the principal and interest components of capitalized lease obligations under GAAP, (iii) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (iv) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (v) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (vi) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes” other than accounts payable arising in the Ordinary Course and (vii) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the Transactions in respect of any of the items in the foregoing clauses (i) through (vi), and (viii) all Indebtedness of another Person referred to in clauses (i) through (vii) above guaranteed directly or indirectly, jointly or severally.

“Intellectual Property” means all of the following: (i) Copyrights; (ii) Trademarks; (iii) Patents; (iv) Proprietary Information; (v) Databases (including knowledge databases, customer lists and customer databases); (vi) all domain names, uniform resource locators and other names and locators associated with the internet, including applications and registrations thereof (“Internet Properties”); (vii) all publicity and privacy rights, including all rights with respect to use of a Person’s name, signature, likeness, image, photograph, voice, identity, personality, and biographical and Personal Information and materials; (viii) all rights (as such may exist or be created in any jurisdiction), whether statutory, common law or otherwise, in, arising out of, or associated with the foregoing; (ix) all other intellectual property now known or hereafter recognized in any jurisdiction worldwide; (x) all rights equivalent or similar or pertaining to the foregoing, including those arising under international treaties and convention rights; (xi) all rights and powers to assert, defend and recover title to any of the foregoing; (xii) all rights and powers to assert, defend, sue, and recover damages for any past, present and future infringement, misuse, misappropriation, impairment, unauthorized use or other violation of any rights in or to any of the foregoing; (xiii) all proceeds, income, royalties, damages and payments now or hereafter due and payable under or in respect of all of the foregoing (including with respect to past, present or future infringement or violation thereof); and (xiv) all administrative rights arising from the foregoing, including the right to prosecute applications and oppose, interfere with or challenge the applications of others, the rights to obtain renewals, continuations, divisions and extensions of legal protection pertaining to any of the foregoing.

“Investment Company Act” means the Investment Company Act of 1940.

“IRS” means the Internal Revenue Service.

“IT Systems” means, collectively, the hardware, Software, data, Databases, data communication lines, network and telecommunications equipment, Internet-related information technology infrastructure, wide area network and other information technology equipment, facilities, infrastructure and documentation owned, leased or licensed by any of the EMEA Companies or used by the EMEA Companies and owned or controlled by a member of the Exela Group.

“Law” means any statute, law, directive, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority, or any provisions or interpretations of the foregoing, including common law, civil law, civil codes and general principles of equity.

“Leased Real Property” means all real property leased, licensed, subleased or otherwise used or occupied by the EMEA Companies.

“License Agreement” means the Intercompany Confidentiality and Intellectual Property License Agreement entered into by and among the Company and the parties listed on Exhibit A thereto, dated as of the date of this Agreement.

“Licensed Intellectual Property” means the Intellectual Property licensed to any of the EMEA Companies.

“Lien” means all liens, mortgages, deeds of trust, pledges, hypothecations, charges, security interests, options, leases, subleases, restrictions, defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, title retention devices (including the interest of a seller or lessor under any conditional sale agreement or capital lease, or any financing lease having substantially the same economic effect as any of the foregoing), collateral assignments, claims or other encumbrances of any kind whether consensual, statutory or otherwise, and whether filed, recorded or perfected under applicable Law (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, but in any event excluding restrictions under applicable securities Laws).

“Listing Event” means any of (a) Acquiror’s common stock is delisted from Nasdaq, (b) Acquiror has received a notice from Nasdaq to the effect that Acquiror’s common stock no longer meets the Nasdaq listing requirements, without regard to any cure period that may be available under Nasdaq’s listing rules; or (c) any Event whereby Acquiror no longer meets the requirements of Nasdaq Rule 5550 for continued listing on Nasdaq, provided, that with respect to subclauses (a), (b) and (c), such events shall not be deemed Listing Events in the event Acquiror relists its common stock on the NYSE.

“Merger Consideration” means a number of shares of Acquiror Class A Common Stock equal to (a) the quotient of (i) (A) the sum of $220,000,000 minus (B) the Company Closing Indebtedness, divided by (ii) $10.00 plus (b) 1,330,650.

“Merger Sub Written Consent” means the irrevocable written consent of Acquiror as the sole stockholder of Merger Sub, in the form attached hereto as Exhibit J.

“NDA” means the Confidentiality Agreement, dated as of August 11, 2022, between Acquiror and Exela.

“NYSE” means the New York Stock Exchange or a successor that is a national securities exchange registered under Section 6 of the Exchange Act.

“OFAC” means the U.S. Office of Foreign Assets Control.

“Open Source Software” means all Software that is distributed as “free software”, “open source software”, “shareware” or under a similar licensing or distribution model, including Software licensed, provided, or distributed under any open source license, including any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Foundation (as promulgated by the Free Software Foundation) or any Software that contains or is derived from any such Software.

“Ordinary Course” means, with respect to an action taken by a Person, that (i) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person, including (with respect to the use of such term in Article III or Article IV as to the period prior to the date of this Agreement) any Permitted COVID-19 Measures implemented by such Person; and (ii) such action complies with, in all material respects, all applicable Laws.

“Owned Intellectual Property” means any and all Intellectual Property owned or purported to be owned by the EMEA Companies.

“Owned Real Property” means all freehold property owned, used or occupied by the EMEA Companies.

“Owned Registered IP” means and all Registered IP included in the Owned Intellectual Property.

“Patents” means all (i) U.S. and foreign patents (including certificates of invention and other patent equivalents), utility models, and applications for any of the foregoing, including provisional applications, and all patents of addition, improvement patents, continuations, continuations-in-part, divisionals, reissues, re-examinations, renewals, confirmations, substitutions and extensions thereof or related thereto, and all applications or counterparts in any jurisdiction pertaining to any of the foregoing, including applications filed pursuant to any international patent law treaty, (ii) inventions, discoveries, improvements, idea submissions and invention disclosures, whether or not patentable, whether or not reduced to practice, and whether or not yet made the subject of a pending patent application or applications, and (iii) other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventors’ certificates, petty patents and innovation patents), together with all worldwide rights and priorities afforded under any Law with respect to any of the foregoing.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“PCI DSS” means the Payment Card Industry (PCI) Data Security Standard (DSS), as amended or updated from time to time.

“Permit” means any consent, franchise, approval, registration, variance, license, permit, grant, certificate, registration or other authorization or approval of a Governmental Authority or pursuant to any Law, and all pending applications for any of the foregoing.

“Permitted COVID-19 Measures” means any COVID-19 Measures (i) to the extent referring to actions prior to the date of this Agreement, implemented prior to the date of this Agreement and disclosed to Acquiror prior to the date of this Agreement or (ii) reasonably implemented by a party hereto following the date hereof in good faith.

“Permitted Liens” means (i) mechanic’s, materialmen’s and similar Liens arising in the Ordinary Course with respect to any amounts (A) not yet due and payable or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP, (ii) Liens for Taxes (A) not yet due and payable or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP, (iii) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not materially interfere with the present use of the Leased Real Property, (iv) with respect to any Leased Real Property (A) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon, and (B) any Lien permitted under a Real Property Lease, (C) any Liens encumbering the real property of which the Leased Real Property is a part, and (D) Liens not created by the Company with respect to the underlying fee interest of any Leased Real Property that an accurate up-to-date survey would show, in each case of clauses (A)-(D), that do not materially interfere with the present use of the Leased Real Property (v) zoning, building, entitlement and other land use and Environmental Laws promulgated by any Governmental Authority that do not materially interfere with the current use of the Leased Real Property, (vi) limited, non-exclusive, incidental licenses of Intellectual Property (excluding Proprietary Information) entered into in the Ordinary Course, (vii) Ordinary Course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (viii) other Liens arising in the Ordinary Course and not incurred in connection with the borrowing of money and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security, (ix) reversionary rights in favor of landlords under any Leased Real Property with respect to any of the buildings or other improvements owned by the EMEA Companies, (x) all other Liens that do not, individually or in the aggregate, materially impair the use, occupancy or value of the applicable assets of the EMEA Companies, taken as a whole, (xi) Liens identified in the Company Annual Financial Statements, (xii) Liens created by the terms of this Agreement or any Ancillary Agreement; (xiii) such other imperfections of title or Liens, if any, arising in the Ordinary Course that in the aggregate are not material to the EMEA Companies, and (xiv) Liens existing on the date of this Agreement and listed in Section 3.7 of the Company Disclosure Letter.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, trust, estate, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“Personal Information” means (i) all data and information that, whether alone or in combination with any other data or information, identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a natural person, household, or his, her or its device, including name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, government-issued ID number, customer or account number, health information, financial information, credit report information, device identifiers, transaction identifier, cookie ID, browser or device fingerprint or other probabilistic identifier, IP addresses, physiological and behavioral biometric identifiers, viewing history, platform behaviors, and any other similar piece of data or information and (ii) all other data or information that is otherwise protected by any applicable Privacy Laws or otherwise considered personally identifiable information or personal data under applicable Law.

“Privacy Laws” means all Laws including GDPR and DP Laws concerning the privacy, secrecy, security, protection, disposal, international transfer or other Processing of Personal Information, including incident reporting and security incident notifying requirements.

“Process” or “Processing” means, with respect to data, the use, collection, creation, processing, receipt, storage, recording, organization, structuring, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination, making available, alignment, combination, restriction, protection, security, erasure or destruction of such data.

“Proprietary Information” means trade secrets and other confidential information, including designs, formulas, algorithms, procedures, methods, techniques, discoveries, developments, know-how, research and development, technical data, tools, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, reports, analyses, protocols, schematics, pricing, customer and user lists, market studies, business plans and databases.

“Purchase Agreement” means the Stock Purchase Agreement between BancTec, Inc. and XCV-EMEA, LLC, dated as of July 22, 2022.

“Reference Time” means 12:01 a.m. (Eastern Time) on the Closing Date.

“Registered IP” means all Intellectual Property that is registered, filed, applied for, perfected, recorded, renewed or issued under the authority of, with or by any Governmental Authority or domain name registrar.

“Related Party” means (i) any Affiliate of the Company (other than any Subsidiary of the Company); (ii) any director, officer, manager, partner, shareholder, member or employee (and any immediate family member of any of the foregoing) of an EMEA Company or the Persons described in clause (i); (iii) any trust, limited partnership, limited liability company or other entity, the owners or beneficiaries of which include any such natural person or their immediate family members described in clauses (i) or (ii); or (iv) any entity in which any such Person described in clauses (i), (ii) or (iii) has a significant ownership interest or otherwise controls.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representatives” of a Person means, collectively, officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives of such Person or its Affiliates.

“Sanctions” means any financial, economic or trade sanctions, restrictions or designations in relation to specific persons, including individuals, entities, bodies or vessels, or specific countries.

“Sanctions List” means any restricted party or similar list under Applicable Sanctions, including – without being limited to – OFAC’s Specially Designated Nationals And Blocked Persons List, the United Nations Security Council Consolidated List, the UK Sanctions List, the EU’s consolidated list of persons, groups and entities subject to EU financial sanctions (as may be amended), Annex XIX of Council Regulation (EU) No 833/2014 of 31 July 2014 concerning restrictive measures in view of Russia's actions destabilising the situation in Ukraine and similar lists maintained by the member states of the European Union.

“Sanctioned Person” means (i) any person, including individuals, entities, bodies or vessels, identified on any Sanctions List, (ii) located, organized or resident in a country or territory that is the subject of comprehensive Sanctions (including the Crimea, Donetsk and Luhansk regions of Ukraine, Cuba, Iran, North Korea, and Syria), (iii) as well as any person directly or indirectly owned fifty percent or more by, controlled by or acting on behalf or at the direction of any of the foregoing persons, to the extent this results in it being considered as a Sanctioned Person in accordance with Applicable Sanctions.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Senior Employee” means each of the employees set forth on Section 3.19(b) of the Company Disclosure Letter.

“Software” means all (i) computer software, programs, applications, scripts, middleware, firmware, interfaces, tools, operating systems, software code of any nature, (including object code, source code, interpreted code, data files, rules, definitions and methodology derived from the foregoing) and any derivations, updates, enhancements and customizations of any of the foregoing, together with all related processes, technical data, algorithms, APIs, subroutines, operating procedures, report formats, development tools, templates and user interfaces, (ii) electronic data, Databases and data collections and (iii) documentation, including user manuals, technical manuals, programming comments, descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, and training materials related to any of the foregoing.

“Stock Incentive Plan” means the Exela Technologies Inc. 2018 Stock Incentive Plan, as amended from time to time.

“Subsidiary” means, with respect to a Person, any corporation, general or limited partnership, limited liability company, joint venture or other entity in which such Person, directly or indirectly, (i) owns or controls fifty percent (50%) or more of the outstanding voting securities, profits interest or capital interest, (ii) is entitled to elect at least a majority of the board of directors or similar governing body or (iii) in the case of a limited partnership, limited liability company or similar entity, is a general partner or managing member and has the power to direct the policies, management and affairs of such entity, respectively.

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any amendments or supplements of any of the foregoing.

“Taxes” means all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto.

“Trademarks” means all trademarks, service marks, trade names, business names, corporate names, trade dress, look and feel, product and service names, logos, brand names, slogans, 800 numbers, Internet domain names, URLs, social media usernames, handles, hashtags and account names, symbols, emblems, insignia and other distinctive identification and indicia of source of origin, whether or not registered, including all common law rights thereto, and all applications and registrations therefor, and all goodwill associated with any of the foregoing or the business connected with the use of and symbolized by the foregoing.

“Transactions” means, collectively, the Merger, and each of the other transactions contemplated by this Agreement or any of the Ancillary Agreements.

“Transfer Taxes” means any transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, fees and costs (including any associated penalties and interest) payable in connection with the Transactions.

“Use” means the use, reproduction, modification, adaptation, manufacture, distribution, promotion, export, import, delivery, offer, provision, introduction, leasing, licensing, release, monetization, sublicensing and sale, creation of derivative works based on, translation, and public display and performance in all fields of use.

Section 1.2. Other Definitions.

2022 Financial Statements	5.6(b)
Acquiror	Preamble
Acquiror Board	Recitals
Acquiror Board Recommendation	4.18
Acquiror Cure Period	9.1(k)
Acquiror Deadline Extension	6.8
Acquiror Deal Communications	10.18(b)
Acquiror Disclosure Letter	Article IV
Acquiror Financial Statements	4.4(a)
Acquiror Modification in Recommendation	7.2(b)(ii)
Acquiror Non-Recourse Party	10.16(b)
Acquiror SEC Filings	4.13
Acquiror Stockholder Meeting	7.2(a)(i)
Agreement	Preamble
Anti-Money Laundering Laws	3.24
Closing	2.5
Closing Date	2.5
Company	Preamble
Company Advised Parties	10.18(f)
Company Annual Financial Statements	3.4(a)
Company Benefit Plan	3.20(a)
Company Board	Recitals
Company Cure Period	9.1(j)
Company Deal Communications	10.18(g)
Company Disclosure Letter	Article III
Company Financial Statements	3.4(a)
Company Interim Financial Statements	3.4(a)
Company Non-Recourse Party	10.16(b)
Constituent Corporations	2.1(b)
Contribution Agreement	Recitals
D&O Indemnified Parties	5.2(a)
Data Processing Contracts	3.6(r)
Designated Entity	3.6(b)
DGCL	Recitals
Effective Time	2.1(d)
Exchange Agent	2.8
Exela Board	Recitals
Exela Support Agreement	Recitals
Expiration Date	6.4(a)(i)
Extension	6.4(a)(i)
FCPA	3.23
Forward Purchase Amount	4.19

Interim Period	5.1
Intervening Event	7.2(b)(iii)
Intervening Event Change in Recommendation	7.2(b)(iii)
Intervening Event Notice Period	7.2(b)(iii)
IP Licenses	3.6(f)
IPO	4.14
Lock-Up Agreement	Recitals
Material Contract	3.5(a)
Merger	Recitals
Merger Certificate	2.1(c)
Merger Sub	Preamble
Merger Sub Board	Recitals
New Acquiror Bylaws	2.1(e)
New Acquiror Charter	2.1(e)
New Acquiror Governing Documents	2.1(e)
Parent	Preamble
PCAOB Financial Statements	5.6(a)
Prior Acquiror Counsel	10.18(a)
Prior Company Counsel	10.18(f)
Privacy Policies	3.6(p)
Privileged Acquiror Deal Communications	10.18(b)
Privileged Company Deal Communications	10.18(g)
Proxy Statement	7.2(a)(i)
Public Stockholders	10.1
Q1 Financial Statements	5.6(c)
Real Property Lease	3.5(a)(iii)
Regulatory Approvals	8.1(b)
Released Claims	10.1
Services Agreement	8.2(d)
Sponsor	Recitals
Sponsor Support Agreement	Recitals
Surviving Corporation	Recitals
Tax Sharing Agreement	8.2(d)
Terminating Acquiror Breach	9.1(k)
Terminating Company Breach	9.1(j)
Top 15 Customers	3.5(d)
Transaction Proposals	7.2(a)(i)
Trust Account	10.1
Trust Agreement	4.14
Trustee	4.14

Section 1.3. Construction.

(a) Unless the context of this Agreement otherwise requires or unless otherwise specified, (i) words of any gender shall be construed as masculine, feminine, neuter or any other gender, as applicable; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “herewith,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the terms “Schedule” or “Exhibit” refer to the specified Schedule or Exhibit of this Agreement; (vi) the words “including,” “included,” or “includes” shall mean “including, without limitation;” (vii) the word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends and such phrase shall not simply mean “if;” (viii) the word “or” shall be disjunctive but not exclusive; and (ix) references to “written” or “in writing” include in electronic form.

(b) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c) References in this Agreement to any Contract (including this Agreement) mean such Contract as amended, restated, supplemented or modified from time to time in accordance with the terms thereof (but subject to compliance with Section 5.1(l) if applicable) provided that with respect to any Contract listed (or required to be listed) on either Disclosure Letter, all material amendments and modifications thereto (but excluding any purchase orders, work orders or statements of work) must also be listed on the appropriate section of the applicable Disclosure Letter.

(d) References to “$,” “US$,” “USD” or “dollars” are to the lawful currency of the United States of America. For purposes of calculating the Company Closing Indebtedness, Indebtedness, or other terms herein applying currency other than U.S. dollars, such foreign currencies shall be converted into U.S. dollars at the applicable exchange rate as reported on the Bloomberg Professional Service as of the close of business on the applicable date.

(e) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Time periods within or following which any payment is to be made or act is to be done under this Agreement shall be calculated by excluding the calendar day on which the period commences and including the calendar day on which the period ends, and by extending the period to the next following Business Day if the last calendar day of the period is not a Business Day.

(f) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(g) Unless the context of this Agreement otherwise requires, references to the Company with respect to periods following the Effective Time shall be construed to mean the Surviving Corporation and vice versa.

Section 1.4. Knowledge. As used herein, (a) the phrase “to the knowledge of the Company” or “to the Company’s knowledge” shall mean the knowledge of the individuals identified on Section 1.4(a) of the Company Disclosure Letter; (b) the phrase “to the knowledge of Acquiror” shall mean the knowledge of the individuals identified on Section 1.4(b) of the Acquiror Disclosure Letter, in each case of clauses (a) and (b), as such individuals would have acquired in the exercise of a reasonable inquiry of direct reports.

Article II

TRANSACTIONS; CLOSING

Section 2.1. The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall cease, and the Company, as the Surviving Corporation, shall continue its corporate existence under the DGCL.

(b) From and after the Effective Time, the Surviving Corporation shall thereupon and thereafter possess all of the rights, privileges, powers and franchises, of a public as well as a private nature, of the Company and Merger Sub (the Company and Merger Sub sometimes being referred to herein as the “Constituent Corporations”), and shall become subject to all the debts, liabilities and duties of each of the Constituent Corporations; and all rights, privileges, powers and franchises of each Constituent Corporation, and all property, real, personal and mixed, and all debts due to each such Constituent Corporation, on whatever account, shall become vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of the Surviving Corporation as they are of the Constituent Corporations; and the title to any real property vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in either of such Constituent Corporations shall not revert or become in any way impaired by reason of the Merger; but all Liens upon any property of a Constituent Corporation shall thereafter attach to the Surviving Corporation and shall be enforceable against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it; all of the foregoing in accordance with the applicable provisions of the DGCL.

(c) The Merger shall be consummated in accordance with this Agreement by filing a certificate of merger in respect of the Merger (as so filed, the “Merger Certificate”) in accordance with the relevant provisions of the DGCL and Section 2.1(d).

(d) At the Closing, subject to the satisfaction or waiver of all of the conditions set forth in this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, Merger Sub and the Company shall cause the (i) Merger Certificate to be executed and duly submitted for filing with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL. The Merger shall become effective at the time when the Merger Certificate has been accepted for filing by the Secretary of State of the State of Delaware, or at such later time as may be agreed by Merger Sub and the Company in writing and specified in the Merger Certificate (the “Effective Time”).

(e) At the Effective Time, the Acquiror Charter and Acquiror Bylaws in effect immediately prior to the Effective Time shall, subject to the approval of the applicable Transaction Proposal at the Acquiror Stockholder Meeting, be amended and restated in the forms attached hereto as Exhibit E (the “New Acquiror Charter”) and Exhibit F (the “New Acquiror Bylaws”, and together with the Acquiror Charter, the “New Acquiror Governing Documents”), respectively, and as so amended and restated shall be the certificate of incorporation and bylaws of Acquiror until thereafter amended as provided therein and under the DGCL. The New Acquiror Charter shall provide that Acquiror’s name is XBP Europe Holdings, Inc.

Section 2.2. Directors and Officers.

(a) Subject to the terms of the Acquiror Governing Documents, Acquiror shall take all such commercially reasonable action within its power as may be necessary or appropriate such that, immediately following the Closing (subject to obtaining the Acquiror Stockholders’ Approval), the Acquiror Board shall consist of seven (7) directors who shall be designated in writing by the Company and who shall comply with all requirements under applicable Law and stock exchange regulations applicable to Acquiror, each such director to hold office in accordance with the New Acquiror Governing Documents. Subject to obtaining the Acquiror Stockholders’ Approval, Par Chadha will serve as Executive Chairman in accordance with the terms of the New Acquiror Governing Documents.

(b) From and after the Effective Time, the officers of the Company shall be the officers of the Surviving Corporation and (subject to appointment by the Acquiror Board effective immediately following the Effective Time as approved by the directors to be designated in accordance with Section 2.2(a)) Acquiror, each such officer to hold office in accordance with the Surviving Corporation Governing Documents or the New Acquiror Governing Documents, respectively.

Section 2.3. Effect of the Merger on Merger Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, Merger Sub or the Company, each share of capital stock of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall automatically be converted into an equal number of shares of common stock of the Surviving Corporation, which shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.4. Effect of the Merger on Company Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, Merger Sub, the Company or Parent, each share of Company Stock that is issued and outstanding immediately prior to the Effective Time, shall automatically be cancelled and cease to exist in exchange for the right to receive the Merger Consideration in accordance with Section 2.7, without interest. As of the Effective Time, Parent shall cease to have any other rights in and to the Company or the Surviving Corporation.

Section 2.5. Closing. In accordance with the terms and subject to the conditions of this Agreement, the closing of the Transactions contemplated by this Agreement (the “Closing”) shall take place remotely by conference call and exchange of documents and signatures in accordance with Section 10.8 on the date which is three (3) Business Days after the first date on which all conditions set forth in Article VIII shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or at such other time and place or in such other manner as shall be agreed upon by Acquiror and the Company in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.

Section 2.6. Closing Deliverables.

(a) At the Closing, the Company will deliver or cause to be delivered to Acquiror:

(i) a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that the conditions specified in Section 8.2(a) and Section 8.2(b) have been fulfilled;

(ii) a properly executed and valid U.S. Internal Revenue Service Form W-9 for and on behalf of Parent;

(iii) evidence in form and substance reasonably acceptable to Acquiror of the termination of all Contracts relating to Historical Services (except as expressly set forth in the Services Agreement and the License Agreement);

(iv) copies of the approvals, waivers or consents called for by Schedules 8.1(b) and 8.2(e); and

(v) a duly executed copy of the A&R Registration Rights Agreement executed by Parent.

(b) At the Closing, Acquiror will deliver or cause to be delivered to the Company:

(i) a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that the conditions specified in Section 8.3(a) and Section 8.3(b) have been fulfilled;

(ii) copies of the written resignations of all of the directors and officers of Acquiror and Merger Sub, effective as of the Effective Time; and

(iii) a duly executed copy of the A&R Registration Rights Agreement executed by Acquiror.

(c) On the Closing Date, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds:

(i) all accrued and unpaid Company Transaction Expenses as set forth on a written statement to be delivered to Acquiror by or on behalf of the Company not less than two (2) Business Days prior to the Closing Date, which shall include the respective amounts and wire transfer instructions for the payment thereof;

(ii) to Sponsor, in partial satisfaction of the loans from Sponsor to Acquiror, the Acquiror Transaction Expenses paid as of the date of this Agreement by Sponsor on behalf of Acquiror set forth in Section 2.6(c)(ii) of the Acquiror Disclosure Letter (the “Specified Attorney Fees”); and

(iii) all accrued and unpaid Acquiror Transaction Expenses payable to Persons other than Sponsor or Affiliates of Sponsor as set forth on a written statement to be delivered by Acquiror to the Company not less than two (2) Business Days prior to the Closing Date, which shall include the respective amounts and wire transfer instructions for the payment thereof. For the avoidance of doubt, nothing contained herein shall affect Acquiror’s ability to be reimbursed (and any invoices to the Acquiror to be paid) for any Acquiror Transaction Expenses payable to Persons other than Sponsor or Affiliates of Sponsor incurred after the delivery of such written statement.

(d) On the Closing Date, Acquiror shall issue: (i) a number of shares of Acquiror Class A Common Stock equal to the quotient of (1) the aggregate amount owed under all loans made by the Sponsor or any of its Affiliates to Acquiror (excluding the amount paid in respect of the Specified Attorney Fees), as set forth on a written statement to be delivered to Acquiror and the Company by or on behalf of the Sponsor not less than two (2) Business Days prior to the Closing Date, divided by (2) $10.00; and (ii) a number of shares of Acquiror Class A Common Stock as provided in Section 6.2 of the Parent Support Agreement.

Section 2.7. Company Closing Certificate. No later than three (3) Business Days prior to the Closing Date, the Company shall provide to Acquiror a written report setting forth its estimate of the Company Closing Indebtedness as well as reasonable detail regarding the components of such estimate (the “Company Indebtedness Certificate”). The Company shall give reasonable consideration to any comments made by Acquiror to its estimate of the Company Closing Indebtedness, and the Company shall make the final determination of Company Closing Indebtedness, acting reasonably.

Section 2.8. Disbursement of Merger Consideration. Continental Stock Transfer & Trust Company shall act as exchange agent (the “Exchange Agent”) for the payment of the Merger Consideration to Parent. On or prior to the Closing Date, Acquiror shall provide notice to the Exchange Agent instructing it as to the payment of the Merger Consideration to Parent in accordance with this Article II.

Section 2.9. Withholding. Each of the Surviving Corporation, Acquiror and Merger Sub and their agents shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or non-U.S. tax Law. To the extent practicable, at least ten (10) Business Days prior to making any such deduction or withholding, the Surviving Corporation, Acquiror, Merger Sub or their agent shall notify the Person in respect of whom such deduction or withholding is expected to be made of such deduction or withholding, which notice shall be in writing and include the amount of and basis for such deduction or withholding. The Surviving Corporation, Acquiror, Merger Sub or their agent, as applicable, shall cooperate with such Person to reduce or eliminate any such requirement to deduct or withhold to the extent permitted by Law. To the extent that amounts are so withheld by the Surviving Corporation, Acquiror, Merger Sub or their agent, as the case may be, and timely paid over to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Acquiror and Merger Sub the following, in each case, assuming the Delayed Contribution was consummated prior to the date hereof, except as set forth in (i) Exela’s annual report on Form 10-K filed on March 16, 2022, or Exela’s quarterly report on Form 10-Q filed on August 12, 2022 (excluding “risk factors” or predictive or forward-looking statements), or (ii) the disclosure letter delivered to Acquiror and Merger Sub by the Company on the date of this Agreement (the “Company Disclosure Letter”), which exceptions shall, in the case of this clause (ii), and subject to Section 10.9, be deemed to be part of the representations and warranties made hereunder.

Section 3.1. Organization, Good Standing, Corporate Power and Qualification. Each of Parent and the Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and the Company has the requisite power and authority to own and operate its properties and assets, to carry on its business as presently conducted and contemplated to be conducted, to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party, and to perform its obligations pursuant hereto, thereto and in accordance with such Person’s Governing Documents. Each of Parent and the Company is presently qualified to do business in each jurisdiction in which it is required to be so qualified (except where the failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect) and is in good standing in each such jurisdiction (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof), except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Prior to the date of this Agreement, Parent has made available to Acquiror accurate and complete copies of the Governing Documents of Parent and the Company, including all amendments thereto as in effect as of the date of this Agreement.

Section 3.2. Subsidiaries; Capitalization.

(a) The Company does not own or control, directly or indirectly, any interest or other equity security in any corporation, partnership, limited liability company, association or other business entity, other than the interests in the Subsidiaries of the Company set forth on Section 3.2(a)(i) of the Company Disclosure Letter. Each of the Company’s Subsidiaries has been duly organized and is validly existing and in good standing under the Laws of its jurisdiction of organization and has requisite corporate, limited liability company or other entity power and authority to own and operate its properties and assets, to carry own its business as presently conducted and contemplated to be conducted. Each of the Company’s Subsidiaries is presently qualified to do business as a foreign entity in each jurisdiction in which it is required to be so qualified (except where the failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect) and is in good standing in each such jurisdiction (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof), except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth on Section 3.2(a)(ii) of the Company Disclosure Letter, the Company directly or indirectly owns (beneficially and of record) good and valid title to all the issued and outstanding interests or other equity securities of the Subsidiaries listed in Section 3.2(a)(i) of the Company Disclosure Letter free and clear of all Liens other than restrictions on transfer arising under applicable securities Laws. All interests or other equity securities of the Company’s Subsidiaries that are issued and outstanding have been duly authorized and validly issued in compliance with such Subsidiary’s Governing Documents and applicable Laws, are fully paid and nonassessable, and have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or other similar right.

(b) The shares of capital stock, held by Parent as set forth on Section 3.2(b)-1 of the Company Disclosure Letter constitute 100% of the total issued and outstanding interests or equity securities (including convertible securities) of the Company. Immediately following the Effective Time, Acquiror shall own all of the Company Stock, free and clear of all Liens, other than Liens created by Acquiror or any of its Affiliates as of immediately prior to the Closing. All Company Stock that is issued and outstanding was duly authorized and validly issued in compliance with the Company’s Governing Documents and applicable Laws, is fully paid and nonassessable, and has not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or other similar right. Exela is the sole member and directly owns 100% of the total issued and outstanding interests (and other securities) of ETI-XCV Holdings, LLC and Exela Technologies BPA, LLC, and the ownership chart included in Section 3.2(b)-2 of the Company Disclosure Letter accurately depicts the indirect ownership by Exela of 100% of the total issued and outstanding interests or equity securities (including convertible securities) of (i) Parent and the Company through the Subsidiaries included in such chart, and (ii) the entities owning the properties, assets or rights required to enable Exela Technologies BPA, LLC to provide the services required to be provided to the EMEA Companies under the Services Agreement.

(c) There are no outstanding subscriptions, options, warrants or other equity appreciation, phantom equity, profit participation or similar rights or securities (including debt securities) convertible into or exchangeable or exercisable for Company Stock, or any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional Company Stock or other equity interests, the sale of treasury membership interests or other equity interests of any of the EMEA Companies, or for the repurchase or redemption of Company Stock or other equity interests of any of the EMEA Companies. Except as set forth in Section 3.2(c) of the Company Disclosure Letter, the Company is not a party to or subject to any agreement or understanding and, to the Company’s knowledge, there is no agreement or understanding between any Persons, that affects or relates to the voting or giving of written consents with respect to any security or by a director of the Company. To the Company’s knowledge, no officer or director has made any representations or promises regarding equity incentives to any officer, employee, director or consultant of the Company that is not reflected in the outstanding equity numbers contained in this Section 3.2.

(d) The Company has no obligation (contingent or otherwise) to purchase or redeem any Company Stock, and no EMEA Company has any obligation (contingent or otherwise) to purchase or redeem any EMEA Company Interests.

(e) The only Company Stock (or other interests or equity securities in the Company) that will be outstanding immediately after the Closing will be the Company Stock owned by Acquiror following the consummation of the Merger.

(f) The transactions contemplated by the Purchase Agreement complied with the Exela Credit Documents, and Parent and the EMEA Companies are not bound by, and none of their assets or properties or the EMEA Company Interests are subject to, any Liens under the Exela Credit Documents (or any replacements thereto). None of Parent or any of the EMEA Companies are Restricted Subsidiaries or Subsidiary Guarantors (as such terms are defined in the Exela Credit Documents).

Section 3.3. Due Authorization. Parent and the Company each have all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is or will be a party, to perform its obligations hereunder and thereunder and, subject only to obtaining the Company Written Consent, the filing of the Merger Certificate and the receipt of the Regulatory Approvals, to consummate the transactions contemplated hereby and thereby. All corporate action on the part of each of Parent and the Company and their respective directors, officers and stockholders necessary for the (a) authorization, execution and delivery by Parent and the Company of this Agreement and the Ancillary Agreements to which it is or will be a party, (b) consummation of the Transactions and (c) performance of all of each of Parent and the Company’s obligations hereunder or thereunder has been taken or will be taken prior to the Closing, subject to (i) obtaining the Company Written Consent, (ii) the filing of the Merger Certificate and (iii) the receipt of the Regulatory Approvals (as defined below). This Agreement and the Ancillary Agreements to which it is or will be a party assuming due authorization, execution and delivery by each other party constitute valid and binding obligations of the each of Parent and the Company, enforceable against such parties in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies or by general principles of equity.

Section 3.4. Financial Statements.

(a) Included in Section 3.4(a) of the Company Disclosure Letter are a copy of: (i) the unaudited combined balance sheets of the EMEA Companies as of December 31, 2020 and December 31, 2021, and the related unaudited combined statements of profit and loss for the years then ended (collectively the “Company Annual Financial Statements”), and (ii) the unaudited combined balance sheet of the EMEA Companies as of June 30, 2022, and the related unaudited combined statements of profit and loss for the six-month period then ended (collectively, the “Company Interim Financial Statements”, and together with the Company Annual Financial Statements, the “Company Financial Statements”). The Company Financial Statements are true and correct in all material respects and present fairly the financial condition, and operating results of the EMEA Companies as of the dates and during the periods indicated. The Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, in the case of the Company Interim Financial Statements subject to year-end adjustments. The books of account, ledgers, order books, records and other financial documents of the EMEA Companies accurately and completely reflect all material information relating to the EMEA Companies’ business, the nature, acquisition, maintenance, location and collection of its assets and the nature of all transactions giving rise to its obligations and accounts receivable.

(b) The Company has: (i) in place disclosure controls and procedures that are designed to reasonably ensure that material information relating to the EMEA Companies is made known to the management of the Company by others within any of the EMEA Companies; and (ii) disclosed, based on its most recent evaluation, to the Company’s (or Exela’s) outside auditors and Parent (or any predecessor sole stockholder) (A) any significant deficiencies in the design or operation of internal controls which could adversely affect the ability of any of the EMEA Companies to record, process, summarize and report financial data and have identified for the Company’s outside auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls of any of the EMEA Companies. The EMEA Companies maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c) Since December 31, 2020, neither the Company nor, to the knowledge of the Company, any Representative of any of the EMEA Companies has received or otherwise had or obtained knowledge of any written complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of any of the EMEA Companies with respect to the Company Financial Statements or the internal accounting controls of any of the EMEA Companies, including any written complaint, allegation, assertion or claim that any of the EMEA Companies has engaged in questionable accounting or auditing practices. No attorney representing any of the EMEA Companies, whether or not employed by any of the EMEA Companies, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by any of the EMEA Companies or any of their respective Representatives to Parent, any previous sole stockholder of the Company or the board of directors (or similar governing body or person) of Parent, Exela or any EMEA Company or any committee of the foregoing or, to the knowledge of the Company, to any current or former director or officer of any of Parent, Exela or any EMEA Company.

(d) As of the date of this Agreement, none of the EMEA Companies has any liability or obligation, absolute or contingent, individually or in the aggregate that would be required to be set forth on a consolidated balance sheet of the EMEA Companies prepared in accordance with GAAP other than (i) obligations and liabilities that individually or in the aggregate, are not material to the EMEA Companies taken as a whole, (ii) obligations and liabilities under Contracts incurred in the Ordinary Course (other than due to a breach under such Contracts, or any act or omission that with the giving of notice, the lapse of time or otherwise, would constitute a breach thereunder), (iii) Company Transaction Expenses, (iv) obligations incurred by the Company’s execution of this Agreement or the Ancillary Agreements to which it is or will be a party (other than due to a breach hereunder, or any act or omission that with the giving of notice, the lapse of time or otherwise, would constitute a breach hereunder or thereunder), (v) obligations and liabilities reflected, or reserved against, in the Company Financial Statements or as set forth in Section 3.4(d) of the Company Disclosure Letter and (vi) liabilities or obligations incurred since the date of the Financial Statements in the Ordinary Course. Except as set forth in Section 3.4(d) of the Company Disclosure Letter, no EMEA Company has any Indebtedness for borrowed money nor incurred any guarantees, nor incurred Liens on its properties or assets, in respect of Indebtedness for borrowed money, and with respect to guarantees, any obligations of an entity in the Exela Group that is not an EMEA Company. No EMEA Company has any off balance sheet arrangements that are not disclosed in Section 3.4(d) of the Company Disclosure Letter.

(e) There are no outstanding liabilities or obligations of the EMEA Companies under or in connection with any earn-out or deferred purchase price payment pursuant to any acquisition document governing the acquisition of the EMEA Companies, as the case may be.

Section 3.5. Material Contracts.

(a) Section 3.5(a) of the Company Disclosure Letter lists all of the following Contracts to which any EMEA Company is a party, by which any EMEA Company is bound or to which any EMEA Company or any of its assets or properties are subject that are in effect as of the date of this Agreement and constitute or involve the following, other than Company Benefit Plans (together with all amendments, waivers or other changes thereto, each of the following, a “Material Contract”):

(i) obligations of, or payments to, any of the EMEA Companies in excess of €2,000,000 annually, excluding postage;

(ii) any Indebtedness for borrowed money (excluding intercompany loans solely involving EMEA Companies) or letters of credit where amounts drawn by any of the EMEA Companies are in excess of €250,000;

(iii) any real property leasehold or license interest and any real property occupancy agreement (each, a “Real Property Lease”) involving obligations of, or payments to, any of the EMEA Companies in excess of €200,000 in a calendar year (other than obligations of, or payments to, any of the EMEA Companies arising from purchase orders entered into in the Ordinary Course);

(iv) any Contracts disclosed in Section 3.6(f) of the Company Disclosure Letter;

(v) (A) partnership, joint venture or similar Contracts or (B) purchase, merger, acquisition, disposition (whether by merger, sale of equity, sale, transfer or assignment of assets or otherwise) or similar Contracts with respect to the equity interests of any Person other than the Company, or material assets (excluding Intellectual Property) or a business;

(vi) Contracts with any Governmental Authority involving obligations of, or payments to, any of the EMEA Companies in excess of €250,000 annually;

(vii) Contracts which (A) limit the right of any EMEA Company to engage in any material respect in any line of business or in any geographic area, or to Develop, manufacture, produce, assemble, license or sell Company Products, or to compete with any Person; (B) grant any exclusive or similar rights to any Person that is not an EMEA Company; (C) involve any joint, collaborative or other Development or contribution of any material Owned Intellectual Property by any EMEA Company; (D) grant “most favored nation” or other preferential terms or pricing from an EMEA Company to any Person; or (E) require an EMEA Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions, and in each case are expected to have a material effect on the EMEA Companies, taken as a whole, following the Merger;

(viii) Contracts in respect of material environmental remediation;

(ix) Contracts that in Parent’s reasonable determination will be required to be filed with the Proxy/Registration Statement under applicable SEC requirements pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act if the Company was the registrant, to the extent not otherwise disclosed pursuant to this Section 3.5; or

(x) Contracts between (A) on the one hand, any of the EMEA Companies, and (B) on the other hand, any Related Party, in each case, involving obligations of, or payments to, any of the EMEA Companies in excess of €250,000 annually;

(b) True copies of the written Contracts required to be listed on Section 3.5(a) of the Company Disclosure Letter, and correct and complete written summaries of all such Contracts that are unwritten, have been delivered to or made available to Acquiror prior to the date of this Agreement, together with all amendments thereto.

(c) Except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all Contracts to which any of the EMEA Companies is a party or by which its assets are bound are valid, binding and in full force and effect and is enforceable pursuant to its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and (ii) none of the EMEA Companies (nor, to the knowledge of the Company, any other party to any such Contract) is or, with the giving of notice, the lapse of time or otherwise, would be in breach or in default, under any Contract to which any of the EMEA Companies is or will be a party or by which its assets are bound.

(d) Section 3.5(d) of the Company Disclosure Schedule sets forth a list of the EMEA Companies’ top fifteen (15) customers based on revenue for the twelve months ended June 30, 2022 (the “Top 15 Customers”).

(e) None of the EMEA Companies has given or received written notice to terminate any Material Contract or Contract with a Top 15 Customer and, to the knowledge of the Company, there are no circumstances likely to lead to any such notice being given or received.

(f) None of the EMEA Companies has given or received written notice of any allegation of any breach or default of any Material Contract or Contract with a Top 15 Customer and, to the knowledge of the Company, there are no circumstances which are likely to give rise to any such breach or default.

Section 3.6. Intellectual Property and Data Protection.

(a) Section 3.6(a) of the Company Disclosure Letter sets forth a list of each item of Owned Registered IP, in each case enumerating specifically the applicable filing, serial or registration/application number, title, jurisdiction, status (including prosecution status), date of filing/issuance, registrar, and current applicant(s)/registered owner(s), as applicable.

(b) Except as set forth on Section 3.6(b) of the Company Disclosure Letter, no funding, facilities, material, information, Intellectual Property or personnel of a university, college, other educational institution or research center, Governmental Authority, or other third party (each a “Designated Entity”) were used, directly or indirectly, in the Development, testing or commercialization, in whole or in part, of any Owned Intellectual Property and no Designated Entity has any right, title, or interest (including any usage, license, “march in”, ownership, co-ownership, or other rights) in or to any Owned Intellectual Property.

(c) As of the date of this Agreement, there are no Actions before any Governmental Authority, domain name registrar or other public or quasi-public legal authority anywhere in the world, including any interference, reexamination, cancellation, nullity or opposition proceedings, or inventorship challenges in which any claims have been raised relating to the validity, enforceability, registrability, scope, misappropriation, ownership, violation or infringement with respect to any of the material Owned Intellectual Property, or to which any of the EMEA Companies or their respective Affiliates is a party with respect to any Intellectual Property used, held for use, practiced or intended to be practiced, in connection with and material to the business of the EMEA Companies.

(d) The EMEA Companies (i) are the sole and exclusive owner of, and possess all right, title, and interest in and to, any and all material Owned Intellectual Property, and (ii) possess a valid and legally enforceable license and other right to use any and all other Intellectual Property used or held for use by, for, or on behalf of the EMEA Companies in the operation of or in connection with and material to the business of the EMEA Companies, including any applicable Licensed Intellectual Property, in each case of clauses (i) and (ii) above, free and clear of all Liens except Permitted Liens. The Company Intellectual Property constitutes all of the Intellectual Property necessary for the operation of the business of the EMEA Companies. The EMEA Companies have taken commercially reasonable actions consistent with industry standards and applicable Law to maintain and protect each item of Owned Intellectual Property material to the business of the EMEA Companies, including with respect to the validity and enforceability thereof. The EMEA Companies have not transferred ownership of, or granted any exclusive rights in or to any material Owned Intellectual Property and none of the material Owned Intellectual Property is subject to any claims of joint ownership and none of the EMEA Companies nor any of their Affiliates is a party to or bound by any Contract that prevents it or them from using, selling, transferring, assigning, licensing or conveying any of the material Owned Intellectual Property. Except as set forth on Section 3.6(d) of the Company Disclosure Letter, no Designated Entity may sublicense, transfer or further develop any Intellectual Property based on the Owned Intellectual Property without the permission of the Company.

(e) All of the material Owned Intellectual Property, including any and all registrations, issuances, and applications thereof, is enforceable, subsisting, valid, in full force and effect and have not expired or been cancelled, been adjudged invalid or unenforceable, abandoned or otherwise terminated in whole or in party, and payment of all renewal and maintenance fees, costs and expenses, and other payments that are or have become due with respect thereto have been paid by or on behalf of the EMEA Companies, and all filings related thereto have been duly made. To the knowledge of the Company, the EMEA Companies have not and are not conducting the business in a manner that would result in or could reasonably be expected to result in the cancellation or unenforceability of any material Owned Intellectual Property.

(f) Section 3.6(f) of the Company Disclosure Letter sets forth a list of all material Contracts (other than COTS Licenses or Ordinary Course Contracts for Company Products with customers of the EMEA Companies) (i) pursuant to which the EMEA Companies use Licensed Intellectual Property or (ii) pursuant to which the EMEA Companies have granted to a third party any right in or to any Intellectual Property, in each case, involving annual obligations or payments in excess of $100,000 (such material Contracts, collectively, the “IP Licenses”). The EMEA Companies have not granted any licenses to any material Company Intellectual Property other than non-exclusive licenses granted in the Ordinary Course. No EMEA Company is obligated to pay any sales or revenue-based royalties to third parties with respect to marketing, sale, distribution, manufacture, license or use of any Company Products or Owned Intellectual Property.

(g) Neither the operation and conduct of the business of the EMEA Companies (including Company Products), nor the use of the material Company Intellectual Property and/or any use, sale, transfer or assignment thereof infringes, dilutes, violates, interferes with, or misappropriates, and the consummation of the Merger will not cause the operation and conduct of the business of the EMEA Companies, including the use of all Company Intellectual Property, to infringe, dilute, violate, interfere with or misappropriate, any Intellectual Property or other proprietary rights of any other Person. None of the EMEA Companies has received any actual or threatened written claim (including in the form of a demand letter or offer of license), demand, or suit based on: (i) an alleged violation of any of the foregoing, To the knowledge of the Company, there is no actual or threatened infringement, violation, interferences, dilution, or misappropriation by a third party of any of the material Owned Intellectual Property. The EMEA Companies have taken commercially reasonable security measures to protect the confidentiality of Proprietary Information (including all Confidential Information) owned by the EMEA Companies or used by the EMEA Companies in their business.

(h) Section 3.6(h) of the Company Disclosure Letter lists all material Company Products. Except in accordance with the applicable privacy policies of the EMEA Companies and Law, to the knowledge of the Company, none of the Company Products (i) sends information of a user to another Person without the user’s consent, (ii) records a user’s actions without such user’s knowledge or (iii) employs a user’s Internet connection without such user’s knowledge to gather or transmit information regarding such user or such user’s behavior. To the knowledge of the Company, since September 30, 2020, there are and have not been any material claims asserted against any EMEA Company related to the Company Products.

(i) The Company Intellectual Property is sufficient for the Acquiror and its Subsidiaries to carry on the business from and after the Merger, consistent with past practice.

(j) Since September 30, 2020, each of the EMEA Companies has at all times complied with DP Laws in all material respects, as at the date of this Agreement there are no outstanding requests, complaints or claims, except for the DSRs, complaints and claims detailed in Section 3.6(j) of the Company Disclosure Letter.

(k) The IT Systems (i) perform in material conformance with their documentation, (ii) have not suffered any material persistent substandard performance, breakdown, or failure, (iii) are free from any material defects, and (iv) do not contain any virus, software routine or hardware component designed to permit unauthorized access or to disable or otherwise harm any computer, systems, or Software or any software routine designed to disable a computer program automatically with the passage of time or under the positive control of a Person other than an authorized licensee or owner of the Software. The IT Systems are in good repair and operating condition (ordinary wear and tear excepted) and are adequate and suitable (including with respect to working condition, performance, and capacity) for the purposes for which they are being used.

(l) Excluding the Services Agreement, none of the EMEA Companies will be liable for any material additional payment obligations or lose any material benefits currently enjoyed in respect of the IT Systems as a result of the Transactions.

(m) Except for the Open Source Software set forth on Section 3.6(m) of the Company Disclosure Letter that is used in Owned Intellectual Property, no Open Source Software forms part of, has been used in connection with the development of, is incorporated into, or is required to use, or has been distributed with, in whole, or in part, any Owned Intellectual Property. The EMEA Companies have not disclosed, delivered or licensed to any Person or agreed or obligated itself to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any material Company Source Code, other than disclosures to employees, consultants, contractors and other service providers of the EMEA Companies involved in Software or IT Systems development or maintenance for or on behalf of the EMEA Companies and subject to a written confidentiality agreement. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by the EMEA Companies of any material Company Source Code, other than disclosures to employees, consultants, contractors and other service providers of the EMEA Companies involved in Software or IT Systems development or maintenance for or on behalf of the EMEA Companies and subject to a written confidentiality agreement. Without limiting the foregoing, neither the execution nor performance of this Agreement or any of the Ancillary Agreements or the Transactions will result in a release from escrow or other delivery to a third party of any Company Source Code pursuant to any Contract to which the EMEA Companies are a party as of the date of this Agreement.

(n) Except as set forth on Section 3.6(n) of the Company Disclosure Letter, since September 30, 2020, (i) no material security breaches (including violations of computer security policies, denial of service attacks, distributed denial of service attacks, attacks designed to flood and crash computer or network resources, attacks coupled with demands for money) or any threats of the foregoing have occurred involving any of the EMEA Companies or any of their assets, rights or properties; (ii) no material violation of Privacy Laws by any EMEA Company or their agents has occurred that would require notification to individuals or any Governmental Authority; (iii) no material violation by any EMEA Company or their agents of obligations relating to processing of Confidential Information has occurred that would require notification to third parties and (iv) no security breaches (including violations of computer security policies, denial of service attacks, distributed denial of service attacks, attacks designed to flood and crash computer or network resources, attacks coupled with demands for money) or any threats of the foregoing have occurred involving any of the EMEA Companies or any of their assets, rights or properties which would require notification of any Government Authority, in each case of (i) through (iii), and which have not been remediated or resolved in all material respects. The EMEA Companies implement, and have implemented, maintain and comply with adequate technologies, policies and procedures designed to prevent the occurrence of any such security breaches. Except as set forth on Section 3.6(n) of the Company Disclosure Letter, since September 30, 2020, no Computer Security Incident has occurred, or has been attempted, involving and having a material unresolved impact on, any of the EMEA Companies or any of their assets, rights or properties. The EMEA Companies implement and have implemented and maintained commercially reasonable and adequate security, backup, disaster recovery, incident response and business continuity plans.

(o) The EMEA Companies have established and maintain appropriate technical, physical and organizational measures, in compliance with Privacy Laws and Privacy Policies. The EMEA Companies take commercially reasonable steps designed to protect the Personal Information and the Confidential Information and prevent Computer Security Incidents. The EMEA Companies have taken commercially reasonable steps designed to ensure that third party contractors or vendors with access to Personal Information, Confidential Information or IT Systems have been appropriately vetted and, where required by applicable Privacy Laws, are contractually bound to provide the same level of protection as required of the EMEA Companies herein. The EMEA Companies have taken commercially reasonable steps designed to ensure that employees or contracts with the right to access Personal Information, Confidential Information or IT Systems are subject to appropriate written obligations of confidentiality.

(p) The EMEA Companies undertake regular testing, audits and investigations to monitor the effectiveness of and compliance with the technological and organizational measures and the privacy policies, statements and terms regarding the Processing of Personal Information by or on behalf of the EMEA Companies (“Privacy Policies”) and such agreements referred to in Section 3.6(q), and any suspected, actual or potential material non-compliance with DP Laws, or material non-compliance with such Privacy Policies and agreements, have been addressed as at the date of this Agreement.

(q) The EMEA Companies have entered into appropriate agreements for all personal data sharing arrangements between the EMEA Companies and any third party as joint or co-controllers.

(r) Except as set forth on Section 3.6(r)(i) of the Company Disclosure Letter, to the knowledge of the Company, no Person has gained unauthorized access to, or made any unauthorized Processing of, any Personal Information Processed by or on behalf of any EMEA Company. Except as set forth on Section 3.6(r)(ii) of the Company Disclosure Letter, to the knowledge of the Company, there have not been any actual or alleged incidents of data security breaches, unauthorized access, or use of any of the IT Systems or unauthorized Processing of any Personal Information or Proprietary Information, or other information stored on the IT Systems, and the EMEA Companies have not received any notices, allegations, or complaints from any Governmental Authority or any other Person with respect thereto, nor have they received any claims for compensation under Privacy Laws from data subjects or any other Person. The EMEA Companies (i) have obtained valid consent where necessary from data subjects to collect and process personal data (including sensitive data) where required by DP Laws or satisfies an alternative legal basis/condition for processing personal data, special categories of personal data/sensitive personal data and personal data relating to criminal offences or convictions or related security measures (ii) implemented and maintains appropriate policies and procedures designed to ensure that the collection, processing, accuracy, storage and retention of data by the EMEA Companies complies with DP Laws, including relating to the security of personal data processed by the EMEA Companies, including information security policies and specific security policies governing IT administrators and has provided data subjects with privacy notices as required under applicable Privacy Laws and (iii) are in material compliance with the terms of any Contract by which any EMEA Companies are bound relating to data protection, privacy or security, or the Processing of Personal Information, including the Privacy Policies (“Data Processing Contracts”).

(s) To the knowledge of the Company, the execution, delivery and performance of the Ancillary Agreements and the consummation of the Merger do not and will not (i) violate the Privacy Policies as they currently exist, (ii) require delivery of any notice to or consent from any Person to transfer, or prohibit the transfer or other Processing of the Personal Information to the Acquiror and its Subsidiaries pursuant to this Agreement, or (iii) violate any Privacy Laws or Data Processing Contracts. No material Actions are pending or, to the knowledge of the Company, threatened against any of the EMEA Companies relating to the Processing of Personal Information. The EMEA Companies have all necessary Data Processing Contracts in place with all service providers, vendors, and other Persons whose relationship with the EMEA Companies involves the relevant service provider, vendor, or other Person Processing any Personal Information on behalf of the EMEA Companies and, where required, such agreements comply with Privacy Laws applicable to the EMEA Companies.

(t) The EMEA Companies have taken all commercially reasonable actions to maintain and protect the confidentiality of all Proprietary Information constituting Company Intellectual Property, including those used in connection with the business of the EMEA Companies. To the knowledge of the Company, (i) there has been no misappropriation of any material Proprietary Information of the EMEA Companies, including those used in connection with the business of the EMEA Companies by any Person, and (ii) no Contract Worker of the EMEA Companies has misappropriated any material Proprietary Information of any other Person in the course of performance as an employee or Contract Worker of the EMEA Companies.

(u) To the knowledge of the Company, each current and former employee (managing directors included) of the EMEA Companies and their respective predecessors who works or worked in connection with any part of the business of the EMEA Companies or their predecessors, and each current and former Contract Worker who provides or provided services to the EMEA Companies or their predecessors, in each case, that was or is involved in the Development of any material Owned Intellectual Property has executed a valid and binding written agreement expressly assigning to the EMEA Companies or the applicable predecessors all right, title, and interest in and to all Intellectual Property Developed during the term of such employee’s employment or such Contract Worker’s work for the EMEA Companies or their predecessors, as applicable, and has waived all moral rights therein to the extent legally permissible, or such Intellectual Property is owned by the EMEA Companies as a matter of law. Except as set forth on Section 3.6(u) of the Company Disclosure Letter, all Designated Entities that were, are or will be involved in the joint Development of any Intellectual Property have executed a valid and binding written agreement expressly assigning to the EMEA Companies all right, title, and interest (including any usage, license, “march in”, ownership, co-ownership, or other rights) in and to all Intellectual Property Developed during the term of such agreement. To the extent an assignment of right, title, and interest in certain Intellectual Property is not possible in a particular jurisdiction, the EMEA Companies have exclusive rights of use which are unlimited in time, space and content in each case to such Intellectual Property in that particular jurisdiction.

Section 3.7. Title to Properties and Assets; Liens.

(a) Except as set forth in Section 3.7(a) of the Company Disclosure Letter, each of the EMEA Companies has good and marketable title to its properties, assets and rights, including the Owned Intellectual Property, and has good title to all its leasehold interests, in each case free and clear of any Lien, other than (a) Liens for taxes not yet due and payable or that are being contested in good faith by appropriate proceedings, (b) Liens imposed by Law and incurred in the Ordinary Course for obligations not past due, (c) Liens in respect of pledges or deposits under workers’ compensation Laws or similar legislation, and (d) Liens and defects in title which do not in any case materially detract from the value of the property subject thereto or which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and which have not arisen otherwise than in the Ordinary Course. With respect to the properties, assets and rights it leases, each of the EMEA Companies is in compliance with such leases in all material respects and, to the Company’s knowledge, holds a valid leasehold interest free of any Liens, subject to clauses (a)-(d) above.

(b) Except as set forth in Section 3.7(b) of the Company Disclosure Letter, the properties, assets and rights owned, leased or licensed by the EMEA Companies (including any Intellectual Property) constitute all the properties, assets and rights used in connection with the businesses of the EMEA Companies, except for such properties, assets and rights that the loss of which would not reasonably be expected to be, individually or in the aggregate, material to the EMEA Companies, taken as a whole. Such properties, assets and rights, together with the services listed on the “Services Schedule” under the Services Agreement, constitute all the properties, assets and rights necessary for the EMEA Companies to continue to conduct their respective businesses following the Closing as they are currently being conducted.

(c) BancTec India Pvt. Ltd. was prior to the consummation of the transactions contemplated by the Contribution Agreement a Subsidiary of Parent. BancTec India Pvt. Ltd. is dormant company. BancTec India Pvt. Ltd. does not own any of the assets used in the Business. Any assets BancTec India Pvt. Ltd. has ever used in the Business either no longer exist or are now owned by the EMEA Companies.

Section 3.8. Compliance with Other Instruments. None of the EMEA Companies is in violation of any term of its Governing Documents in any material respects, taken as a whole. None of the EMEA Companies is in violation of any term or provision of any Governmental Order to which it is party or by which it is bound, which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The execution and delivery by Parent and the Company and the performance by Parent and the Company of their respective obligations pursuant to this Agreement and the Ancillary Agreements to which Parent or the Company is or will be a party will not result in, by the giving of notice, the lapse of time or otherwise, (a) any violation of, conflict with, require any consent, filing, notice, waiver or approval or constitute a default under, (i) Parent or any EMEA Company’s Governing Documents, (ii) any material Contract to which any of the EMEA Companies is a party or by which any of the EMEA Companies’ assets are bound or (iii) any applicable Law, Permit or Governmental Order, nor (b) the creation of any Lien upon any of the properties or assets of the Company (other than Permitted Liens), except, in the case of clauses (a)(ii), (a)(iii) and (b), to the extent that the occurrence of the foregoing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.9. Compliance with Laws. Each of the EMEA Companies is, and since September 30, 2020 has been, in compliance in all material respects with all applicable Laws. Since September 30, 2019, none of the EMEA Companies has received any written notice of or been charged with the violation of any Laws, except where such violation has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.10. Absence of Changes. Since June 30, 2021 to the date of this Agreement, (a) there has not been, individually or in the aggregate, any Company Material Adverse Effect, (b) the EMEA Companies have conducted their businesses in all material respects in the Ordinary Course (other than with respect to the evaluation of and negotiations in connection with this Agreement and the Transactions contemplated hereby) and (c) none of the EMEA Companies has (x) sold, assigned or otherwise transferred any right, title or interest in or to any of their respective assets (including ownership in Intellectual Property and IT Systems) valued in excess of $500,000 individually or $1,000,000 in the aggregate other than non-exclusive licenses in the Ordinary Course or (y) transferred the employment or consulting relationship (whether by termination or otherwise) with any of its officers, directors, material employees or material Contract Worker to any other entity in the Exela Group (other than one of the EMEA Companies) and (d) none of the EMEA Companies has taken any action that, if taken after the date of this Agreement, would constitute a material breach of the covenants set forth in Section 5.1.

Section 3.11. Litigation. Except as set forth in Section 3.11 of the Company Disclosure Letter, as of the date hereof: (a) there are no Actions pending or, to the Company’s knowledge, currently threatened against any of the EMEA Companies or their respective assets or properties before any Governmental Authority that (i) question the validity of this Agreement or any Ancillary Agreement, or the right of the Company to enter into this Agreement or any Ancillary Agreement, or the right of any of the EMEA Companies to perform its obligations contemplated by this Agreement or any Ancillary Agreement, or (ii) if determined adversely to any EMEA Company, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or result in any change in the current equity ownership of the Company; (b) none of the EMEA Companies is a party or subject to the provisions of any Governmental Order; and (c) there is no Action initiated by any of the EMEA Companies currently pending or which any of the EMEA Companies currently intends to initiate, except, in the case of each of clauses (a)(i), (b) and (c), as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.12. Insurance. Each of the EMEA Companies has in full force and effect all policies or binders of property, fire and casualty, product liability, workers’ compensation, professional liability, cybersecurity and other forms of insurance held by, or for the benefit of any of the EMEA Companies as cover such risks and are in such amounts as are customarily carried by Persons conducting a business similar to the EMEA Companies. All such policies are in full force and effect, all premiums due under such policies have been paid, and no notice of cancellation or termination has been received by any of the EMEA Companies with respect to any such policy. As of the date hereof, the Company has not received any written notice of denial or dispute of coverage for, and to the Company’s knowledge, no insurer has otherwise denied or disputed coverage for, any material claim under an insurance policy during the last twelve (12) months.

Section 3.13. Governmental Consents. Assuming the accuracy of the representations made by Acquiror and Merger Sub in Article IV, no consent, approval or authorization of or registration, qualification, designation, declaration or filing with any Governmental Authority on the part of any of the EMEA Companies (including but not limited to merger controls as required under the applicable Laws]) is required in connection with the valid execution and delivery of this Agreement or any Ancillary Agreement, or the consummation of any Transaction contemplated hereby or thereby, except for (i) such filings or notices as may be required under the Securities Act or under applicable state securities Laws, (ii) the Regulatory Approvals and (iii) the failure to obtain such consents, approvals or authorizations of or registrations, qualifications, designations, declarations or filings, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

Section 3.14. Permits.

(a) Each of the EMEA Companies has all Permits and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and, to the knowledge of each of the EMEA Companies, it can obtain, without undue burden or expense, any similar authority for the conduct of its business as presently planned to be conducted. None of the EMEA Companies is or, with the giving notice, the lapse of time or otherwise, would be in default in any material respect under any of such Permits or other similar authority.

(b) Each of the EMEA Companies does not require any regulatory authorization as a payment processor which it has not obtained, except for such failures to obtain authorizations as are not, and would not reasonably be expected to be, individually or in the aggregate, material to the EMEA Companies taken as a whole.

(c) As of the date of this Agreement, none of the EMEA Companies fall within the definition or perform the services of a “payment processor”, “issuer”, “merchant” or “acquirer” (either for its own internal business processes or on behalf of its clients) under PCI DSS. As of the date of this Agreement, to the extent that an EMEA Company is required to comply with PCI DSS (including where a client of an EMEA Company requires the relevant EMEA Company to comply with PCI DSS), such EMEA Company has in all material respects: (i) where required by contract had its compliance with the requirements of PCI DSS assessed and verified by a quality security assessor; and (ii) during the last two years, been compliant with the applicable requirements of PCI DSS (including those required by contract by a client of an EMEA Company).

Section 3.15. Registration and Voting Rights. Except as set forth in Section 3.15 of the Company Disclosure Letter and other than with respect to actions contemplated by the Merger, this Agreement and the Ancillary Agreements, (a) none of the EMEA Companies is presently under any obligation and has not granted any rights to register under the Securities Act (or other equivalent provisions under applicable Laws) any of its presently outstanding securities or any of its securities that may hereafter be issued and (b) to the Company’s knowledge, no EMEA Company nor any Representative thereof has entered into any agreements with respect to the voting of EMEA Company Interests.

Section 3.16. Brokers or Finders; Transaction Expenses. Except as set forth in Section 3.16 of the Company Disclosure Letter, none of the EMEA Companies has incurred, or will incur, directly or indirectly, as a result of any action taken by the EMEA Companies, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any of the other Transactions.

Section 3.17. Solvency. Neither Parent nor the Company is entering into this Agreement, the Ancillary Agreements or the Transactions with the actual intent to hinder, delay or defraud either present or future creditors of Exela or any of its Subsidiaries. Assuming (i) that the representations and warranties of Acquiror contained in this Agreement are true and correct, (ii) the performance by Acquiror of its obligations under Section 6.4, and (iii) all Required Consents are made or received (as applicable) prior to or effective upon the consummation of the Closing, after giving effect to the Merger and the other transactions contemplated by this Agreement, as of the consummation of the Closing, and with respect to subclauses (b) and (c) below, taking into account the Company and the EMEA Companies ability to generate cash from operations, asset dispositions or refinancing, or a combination thereof, the Company and each of the EMEA Companies (a) will be solvent (in that the present fair saleable value of its assets will not be less than (x) the sum of its debts at such time, and (y) the amount required to pay its probable liability on its recourse debts as they become absolute and matured); (b) will not have an unreasonably small amount of capital with which to engage in its business; and (c) will not have incurred debts beyond its ability to pay as they mature.

Section 3.18. Related-Party Relationships. Except as set forth in Section 3.18 of the Company Disclosure Letter (and other than with respect to actions contemplated by the Merger, this Agreement and the Ancillary Agreements):

(a) No Related Party owns or has any right in any property or asset used in, or necessary to, the business of the EMEA Companies as currently conducted or as currently proposed to be conducted.

(b) No Related Party is indebted to any of the EMEA Companies, nor is any of the EMEA Companies indebted (or committed to make loans or extend or guarantee credit) to any Related Party, other than with respect to advances to employees for expenses of EMEA Companies in the Ordinary Course.

(c) To the Company’s knowledge, no Related Party has any direct or indirect ownership interest in (i) any Person with which any of the EMEA Companies is party to a Contract or has a material business relationship or (ii) any Person that competes with any of the EMEA Companies, except that Related Parties may own stock in publicly traded companies that may compete with each of the EMEA Companies.

(d) No Related Party is directly or indirectly interested in any Contract with any of the EMEA Companies, other than any such Contracts related to such Person’s (i) indemnification by the Company or (ii) salary and other employment benefits provided by the Company to such Person.

Section 3.19. Labor Agreements and Actions; Employee Compensation.

(a) Except as set forth in Section 3.19(a) of the Company Disclosure Letter, none of the EMEA Companies is currently, or within the past three years has been, bound by or subject to (and none of their assets or properties is bound by or subject to) any Contract with any labor or trade union, works council, or similar employee organization applicable to any employees and, to the Company’s knowledge, there are no activities or proceedings of any labor or trade union, works council or similar organization to organize any such employees. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is not, and within the past three years there has not been, (i) any unfair labor practice charge or complaint pending before any applicable Governmental Authority relating to any EMEA Company or any of its employees; (ii) any strike, material slowdown, material dispute, material work stoppage or lockout or other labor dispute involving any of the EMEA Companies, and there is no such action pending, or to the Company’s knowledge, threatened, (iii) any representation claim or petition pending before any applicable Governmental Authority; and (iv) any charges with respect to or relating to any EMEA Company pending before any applicable Governmental Authority responsible for the prevention of unlawful employment practices.

(b) Section 3.19(b) of the Company Disclosure Letter sets forth the name of each Senior Employee and such Senior Employee’s 2022 salary and target bonus. None of the Senior Employees has any employment Contract with an EMEA Company other than as disclosed on Section 3.19(b) of the Company Disclosure Letter.

(c) To the Company’s knowledge, no officer or management level employee, or any group of management employees, intends to terminate their employment with any of the EMEA Companies, nor do any of the EMEA Companies have a present intention to terminate the employment of any of the foregoing. To the Company’s knowledge, no officer or management level employee is currently working for a competitive enterprise.

(d) Each EMEA Company is and has been, since September 30, 2020, in compliance in all material respects with all applicable Laws relating to employees, workers and independent contractors and the employment or engagement of labor, including all applicable Laws relating to wages, vacation pay, hours, overtime, collective bargaining, employment discrimination, accessibility, privacy, civil rights, safety and health and COVID-19 Measures related to employment, workers’ compensation, pay equity, classification of employees, workers and independent contractors (including in respect of any applicable Taxes, filings or withholdings with respect thereto), immigration, agency workers, sexual and other harassment, whistleblower protections, and the withholding, collection and payment of income tax without payroll taxes, pension plan remittances, and/or social security Taxes or other similar Taxes. All material amounts due and owing to any employee as of the date of this Agreement, including for wages, vacation pay, hours, and overtime, have been paid in full, or if accrued are reflected in the books of account, ledgers, order books, records and other financial documents of such EMEA Company.

(e) Except as set forth in Section 3.19(e) of the Company Disclosure Letter, as of the date hereof, there are no material claims, disputes, grievances, or controversies pending or, to the knowledge of the Company, threatened involving any current or former employee or group of employees of the EMEA Companies (or anyone else engaged, or formally engaged, in any other capacity by the EMEA Companies). There are no material charges, investigations, administrative proceedings or formal complaints of (i) illegal discrimination or retaliation, (ii) unfair labor practices, (iii) violations of health and safety Laws, (iv) workplace injuries and professional diseases (v) whistleblower retaliation (vi) issues with pay or wages (including vacation pay), involving any of the EMEA Companies that are anticipated or have been threatened or are pending before any Governmental Authority.

Section 3.20. Employee Benefit Plans.

(a) Section 3.20(a) of the Company Disclosure Letter sets forth a complete list, as of the date of this Agreement, of each material Company Benefit Plan, whether written or unwritten; provided that, employment agreements and offer letters shall be deemed material only if such agreements are with the executive officers of the Company or the annual compensation described therein exceeds €1,000,000, or severance benefits (other than those mandated by local law) described therein exceed €1,000,000. For purposes of this Agreement, a “Company Benefit Plan” means (i) any pension schemes as defined in the Finance Act 2004 in relation to plans in the United Kingdom, (ii) any other employee benefit plan, agreement, arrangement, program, policy or practice, including, without limitation, any equity or equity-based compensation (including stock option, stock purchase, stock award, stock appreciation, phantom stock, restricted stock or restricted stock unit), deferred compensation, pension, retirement, savings, bonus, profit sharing, incentive compensation, commission, retention, change-in-control, medical, dental, vision, prescription drug, life insurance, death benefit, absence from work due to medical reasons, cafeteria, flexible spending, dependent care, fringe benefit, vacation, paid time off, holiday pay, disability, sick pay, workers compensation, unemployment, severance, employee loan or educational assistance plan, agreement, arrangement, program, policy or practice, and (iii) any employment, individual consulting, or other individual services agreement, which in the case of each of clauses (i), (ii) and (iii), is sponsored or maintained by any of the EMEA Companies or (in respect of the Company Benefit Plans subject to the laws of the United Kingdom) any person or entity connected and associated with any of the EMEA Companies (for the purposes of Part 1 of the Pensions Act 2004) or to which any of the EMEA Companies contributes or is required to contribute or is a party (or, in respect of Company Benefit Plans subject to the laws of the United States, has in the last three years contributed or been required to contribute to or been a party to), on behalf of current or former employees, officers, workers, independent contractors or directors of any of the EMEA Companies or their spouses, beneficiaries or dependents, or with respect to which any of the EMEA Companies has or may have any liability, contingent or otherwise, in each case, other than the Stock Incentive Plan and any plan to which contributions are mandated by a Governmental Authority. Except as set forth in Section 3.20(a) of the Company Disclosure Letter, no Company Benefit Plan covers employees other than employees of any of the EMEA Companies. None of the EMEA Companies or their respective Affiliates has communicated to present or former employees of any of the EMEA Companies an intention to formally adopt or authorize any additional Company Benefit Plan, or formally adopted or authorized, any additional Company Benefit Plan, or made any changes in or termination of any existing Company Benefit Plan. With respect to each material Company Benefit Plan, the Company has delivered to Acquiror, to the extent applicable, true, complete and correct copies of (A) the plan document (or a written summary of any unwritten Company Benefit Plan), including all amendments thereto (B) trust agreements, insurance policies or other funding vehicles, third party administrator agreements, and all amendments to any of these, (C) the most recent summary plan description, including any summary of material modifications, (D) the most recent annual report filed with The Pensions Regulator in the United Kingdom, with respect to such Company Benefit Plan, and (E) the most recent actuarial reports or other financial statements relating to such Company Benefit Plan.

(b) Each Company Benefit Plan has been operated and administered in compliance in all material respects with its terms and all applicable Laws. No Company Benefit Plan is subject to the laws of the United States, and no benefit or payment thereunder is subject to Section 280G of the Code or Section 409A of the Code.

(c) Each Company Benefit Plan operated in the United Kingdom that is required to be so registered is a registered pension scheme under Chapter 2 of Part 4 of the United Kingdom Finance Act 2004.

(d) All contributions and premium payments required to have been paid under or with respect to any Company Benefit Plan have been timely paid in accordance with the terms of such Company Benefit Plan and applicable Law.

(e) No Company Benefit Plan provides health, life insurance or other welfare benefits to retired or other terminated employees, officers, independent contractors, or directors of any of the EMEA Companies (or any spouse, beneficiary or dependent thereof) except as required by Law.

(f) To the Company’s knowledge, no event has occurred and no condition exists with respect to any employee benefit plan, agreement or arrangement maintained or contributed to by any Person who is an ERISA Affiliate of any of the EMEA Companies (other than the Company or one of its Subsidiaries) which could subject any of the EMEA Companies, Acquiror or any of its Affiliates, directly or indirectly, to a liability, including, without limitation, liability under Section 412, 430 or 4971 of the Code or Title IV or ERISA, or which could result in the imposition of a Lien on the assets of any of the EMEA Companies. No event has occurred and no condition exists with respect to the Stock Incentive Plan which could subject any of the EMEA Companies, Acquiror or any of its Affiliates, directly or indirectly, to a liability from and after the date of this Agreement.

(g) None of the EMEA Companies nor any of their respective ERISA Affiliates have sponsored or contributed to, been required to contribute to, or had any actual or contingent liability under a pension plan that is subject to Title IV of ERISA or a multiemployer pension plan (as defined in Section 3(37) of ERISA) at any time within the previous three (3) years. None of the EMEA Companies nor any ERISA Affiliates has incurred any withdrawal liability under Section 4201 of ERISA that has not been fully satisfied and no non-U.S. Company Benefit Plan is a defined benefit pension plan and none of the EMEA Companies has any liability, contingent or otherwise, with respect to any such Company Benefit Plan.

(h) With respect to each Company Benefit Plan, no material Actions (other than routine claims for benefits in the Ordinary Course) are pending or, to the knowledge of the Company, threatened, and, to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such Actions. No Company Benefit Plan is currently under investigation or audit by any Governmental Authority and, to the knowledge of the Company, no such investigation or audit is contemplated or under consideration.

(i) No EMEA Company and no Affiliate of any EMEA Company has received any non-routine written communication from the United Kingdom Pensions Regulator in relation to any pension scheme offering defined benefits, and there are no circumstances under which the Pensions Regulator might reasonably issue a contribution notice or financial support direction against any EMEA Company or any of the subsidiaries of an EMEA Company. In this sub-paragraph words and expressions shall have the same meanings as in sections 38 to 51 of the Pensions Act 2004.

(j) Except as expressly set forth in Section 3.20(j) of the Company Disclosure Letter, no employee has had their contract of employment or engagement transferred from a previous employer to an EMEA Company or any Subsidiary under a relevant transfer (for the purposes of the United Kingdom Transfer of Undertakings (Protection of Employment) Regulations 1981 or 2006), where the employee was entitled to United Kingdom-regulated defined benefit occupational pension scheme rights in respect of that employment or engagement before such relevant transfer.

(k) The execution of this Agreement and the consummation of the Transactions will not, either alone or in combination with another event (such as termination following the consummation of the Transactions, and regardless of whether that other event has or will occur), (i) entitle any current or former director, employee, worker, officer or other service provider of any of the EMEA Companies to any severance pay or any other compensation payable by any of the EMEA Companies, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any director, employee, worker, officer or other individual service provider by any of the EMEA Companies.

(l) None of the EMEA Companies has any obligation to gross up, indemnify or otherwise reimburse any current or former employee, officer, worker, independent contractor, or director of any of the EMEA Companies for any Taxes, interest or penalties incurred in connection with any Company Benefit Plan.

Section 3.21. Tax Matters.

(a) Each of the EMEA Companies has timely filed all material income and material other Tax Returns as required by Law. These Tax Returns are true, correct and complete in all material respects. Each of the EMEA Companies has timely paid all income and material other Taxes required to be paid by it, other than Taxes being contested in good faith and for which adequate reserves have been established. None of the EMEA Companies have been notified that they are currently the subject of any material audit or investigation by a tax authority and none of the EMEA Companies are party to judicial proceedings with respect to Taxes. None of the EMEA Companies has received any written notice from a Governmental Authority of a proposed deficiency of any material amount of Taxes. Each of the EMEA Companies has withheld or collected from all payments to employees, independent contractors, lenders, shareholders or other parties all material Taxes required to be withheld or collected therefrom and has timely paid the same to the proper tax authority and has complied with all material information reporting requirements. No EMEA Company has any obligation under any Contract (including a Tax sharing, Tax allocation, Tax indemnity, or similar agreement or arrangement but excluding any Contract entered into in the ordinary course of business and any lending arrangement), as a transferee or successor or otherwise to pay the taxes of another Person, except for Taxes of another member of the Exela Group. The Company will not be required to include any income in taxable income in any period (or portion thereof) after the Closing as a result of an election under Section 965(h) of the Code. No EMEA Company is party to an arrangement described in Section 267A of the Code or had outstanding any security payment on which would constitute a hybrid dividend within the meaning of Section 245A(e) of the Code.

(b) None of the EMEA Companies: (i) has received written notice from a taxing authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized or incorporated, or (ii) has received written notice from a jurisdiction where it does not file Tax Returns that it is subject to Tax or required to file Tax Returns in that jurisdiction.

Section 3.22. Books and Records. The minute books of each of the EMEA Companies contain complete and accurate records of all material meetings and other material corporate actions.

Section 3.23. Corrupt Practices; Anti-Bribery Laws. None of the EMEA Companies or their respective Affiliates, nor any of its or their respective directors, officers, employees or, to the Company’s knowledge, agents, have made, directly or indirectly, any payment or promise to pay, or any gift or promise to give or authorized such a promise or gift, of any money or anything of value, directly or indirectly, to (a) any foreign official (as such term is defined in the U.S. Foreign Corrupt Practices Act (the “FCPA”)) or any other Anti-Bribery Laws for the purpose of influencing any official act or decision of such foreign official or inducing him or her to use his or her influence to affect any act or decision of a Governmental Authority or (b) any foreign political party or official thereof or candidate for foreign political office for the purpose of influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his, her or its influence to affect any act or decision of a Governmental Authority, in the case of both (a) and (b) above in order to assist the Company or any of its Affiliates to obtain or retain business for, or direct business to the Company or any of its Affiliates, as applicable. None of the EMEA Companies nor any of their respective directors, officers, employees or, to the Company’s knowledge, agents, has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or anything of value or received or retained any such funds, in violation of any Anti-Bribery Laws. No Action by or before any Governmental Authority involving any of the EMEA Companies with respect to the FCPA or any other applicable Anti-Bribery Laws is pending or, to the Company’s knowledge, threatened. Each of the EMEA Companies has maintained systems of internal controls (including accounting systems, purchasing systems and billing systems) to ensure compliance with the FCPA or any other applicable Anti-Bribery Laws.

Section 3.24. Anti-Money Laundering. The operations of each of the EMEA Companies are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, applicable provisions of the USA PATRIOT Act of 2001, the money laundering Laws of all jurisdictions to the extent applicable to each of the EMEA Companies, or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Anti-Money Laundering Laws”) in each case, to the extent applicable to each of the EMEA Companies, and, no Action by or before any Governmental Authority involving any of the EMEA Companies with respect to Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

Section 3.25. Sanctions. None of any of the EMEA Companies nor any of their respective Affiliates, directors, officers, employees or, to the knowledge of the Company, agents, (a) is, a Sanctioned Person or is otherwise subject to any Applicable Sanctions, (b) has engaged, for the past three (3) years, in, or is now engaged in, any employment, contracts, dealings or transactions in breach of Applicable Sanctions or (c) will directly or indirectly transfer or otherwise make available funds or economic resources of any kind received, paid, transferred or otherwise made available in any way as a result of this Agreement to or for the benefit of a Sanctioned Person or in breach of Applicable Sanctions.

Section 3.26. Export Controls. The EMEA Companies, and to the Company’s knowledge, their respective Representatives in their capacity as such, have complied with all Applicable Export Laws, and none of the EMEA Companies has (a) received written notice of, any actual, alleged or potential violation of any Applicable Export Law or (b) been a party to or the subject of any pending (or to the knowledge of the Company, threatened) Action by or before any Governmental Authority (including receipt of any subpoena) related to any actual, alleged or potential violation of any Applicable Export Law.

Section 3.27. Takeover Statutes and Charter Provisions. Parent has taken all action necessary so that the restrictions applicable to the Merger under any foreign anti-takeover Laws similar to Section 203 of the DGCL will be inapplicable to this Agreement and the other Transactions. As of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition” or other antitakeover statute or similar domestic or foreign Law applies with respect to any of the EMEA Companies in connection with this Agreement or the Transactions. As of the date of this Agreement, there is no stockholder rights plan, “poison pill” or similar anti-takeover agreement or plan in effect to which any of the EMEA Companies is subject, party or otherwise bound.

Section 3.28. Proxy Statement. The information supplied by the Company in writing for inclusion or incorporation by reference in the Proxy Statement, or any current report of Acquiror on Form 8-K shall not, in the case of the Proxy Statement or any current report of Acquiror on Form 8-K, when mailed (in the case of the Proxy Statement), or filed (in the case of any Form 8-K), as the case may be, or at the time of the Acquiror Stockholder Meeting, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 3.29. Company Approval. The Exela Board and the Company Board, as of the date of this Agreement, have (a) determined that it is fair to, advisable for and in the best interests of the Company and Parent for the Company and Parent to enter into this Agreement and for the Company to consummate the Merger and the other Transactions, (b) approved the execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the Merger and the other Transactions, and (c) subject to receipt of the Regulatory Approvals, recommended that Parent approve and adopt this Agreement, the Merger and the other Transactions and execute the Company Written Consent.

Section 3.30. Environmental Matters.

(a) Each EMEA Company is in compliance with all Environmental Laws and has not received from any Person any (i) Environmental Notice or Environmental Claim or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b) Each EMEA Company has obtained and is in material compliance with all Environmental Permits (each of which is set forth in Section 3.30(b) of the Company Disclosure Letter) necessary for the ownership, lease, operation or use of the business or assets of the EMEA Companies and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect through the Closing Date in accordance with Environmental Law, and the Company is not aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the ownership, lease, operation or use of the business or assets of the EMEA Companies as currently carried out. With respect to any such Environmental Permits, the Company has undertaken, or will undertake prior to the Closing Date, all measures necessary to facilitate transferability of the same, and the Company is not aware of any condition, event or circumstance that might prevent or impede the transferability of the same, nor have they received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.

(c) There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the business or assets of the EMEA Companies or any real property currently or formerly owned, operated or leased by the EMEA Companies, and no EMEA Company has received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the business of the EMEA Companies (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by the Company.

(d) The EMEA Companies have not retained or assumed, by Contract or operation of Law, any liabilities or obligations of third parties under any Environmental Law.

Section 3.31. Real Property.

(a) Except as set forth on Section 3.31(a) of the Company Disclosure Letter, no EMEA Company owns leased, used or occupied any freehold or leasehold land, or owns another material interest in land as of the date of this Agreement. Section 3.31(a) of the Company Disclosure Letter lists all Real Property Leases requiring annual payments in excess of $100,000.

(b) No EMEA Company is in default under the Real Property Leases, and to the knowledge of the Company, there is no default by any lessor under the Real Property Leases. Except as set forth on Section 3.31(b) of the Company Disclosure Letter, there are no disputes, oral agreements or forbearance programs in effect as to any such Real Property Lease.

(c) No EMEA Company has any material actual or contingent obligations or liabilities present or future (in any capacity including as principal contracting party or guarantor other than for another EMEA Company) in relation to any contract, lease, license or other interest in, or agreement relating to, land apart from the Real Property Leases.

(d) All buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Company Real Property are in good operating condition and repair, ordinary wear and tear excepted. The Company Real Properties and their conditions are suitable for their current use by the EMEA Companies.

(e) The Company Real Properties are not subject to any agreement for sale, lease or other occupancy agreement (written or oral) and there are no pending Governmental Authority notices (including without prejudice to the generality of the forgoing, statutory notices, compulsory purchase orders or enforcement notices) or any other similar notices or taking by a Governmental Authority (with or without payment of consideration therefor) or similar actions, current, pending or proposed by any party with respect to any of the Company Real Property and no notices of any proposed condemnation, compulsory purchase, demolition or clearance, enforcement or stop has been received by any EMEA Company.

(f) The EMEA Companies have a good and marketable title to the Owned Real Property in all material respects, subject to Permitted Liens.

(g) There are no material leases, subleases, licenses, sublicenses or other occupancy agreements permitting the occupancy of the Company Real Property by any Person other than the EMEA Companies.

Section 3.32. Business Activities.

(a) Since its organization, the Company has not conducted any business activities or conducted any operations other than in connection with the Transactions. Except as set forth in the Company Governing Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements (including the Contribution Agreement) and the Transactions, there is no Contract to which the Company is a party which has or would reasonably be expected to have the effect of prohibiting or impairing in any material respect any business practice of the Company or any acquisition of property by the Company or the conduct of business by the Company as currently conducted or as contemplated to be conducted as of the Closing.

(b) Except for the EMEA Companies and the Transactions, the Company does not own or have a right to sell any interest (whether equity or debt) of itself or any Subsidiary.

Section 3.33. No Additional Representations or Warranties. Except as provided in Article IV or in the case of fraud, neither Acquiror, Merger Sub, nor any of their Affiliates, nor any of their respective equityholders, partners, members or Representatives has made, or is making, any representation or warranty whatsoever to the Company, its Subsidiaries or holders of Company Stock and except as provided in Article IV or in the case of fraud, no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company, its Subsidiaries or holders of Company Stock or their respective Affiliates. Without limiting the foregoing, the Company acknowledges that the Company, together with its advisors, has made its own investigation of Acquiror and Merger Sub and, except as provided in Article IV or in the case of fraud, is not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of Acquiror or Merger Sub, the prospects (financial or otherwise) or the viability or likelihood of success of the business of Acquiror or Merger Sub as conducted after the Closing, as contained in any materials provided by Acquiror or Merger Sub or any of their respective Affiliates or any of their respective stockholders, partners, members or Representatives or otherwise.

Article IV

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

Each of Acquiror and Merger Sub hereby represent and warrant to the Company the following, except as set forth in (i) the Acquiror SEC Filings (excluding “risk factors” or predictive or forward-looking statements, and provided that this clause (i) shall not apply to Section 4.2) or (ii) the disclosure letter delivered to the Company by Acquiror and Merger Sub on the date of this Agreement (the “Acquiror Disclosure Letter”), which exceptions shall, in the case of this clause (ii), and subject to Section 10.9, be deemed to be part of the representations and warranties made hereunder.

Section 4.1. Organization, Good Standing, Corporate Power and Qualification. Each of Acquiror and Merger Sub is a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Acquiror and Merger Sub has the requisite corporate or limited liability company, as applicable, power and authority to own and operate its properties and assets and to carry on its business as presently conducted and contemplated to be conducted, to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party, and to perform its obligations pursuant hereto, thereto and to its Governing Documents. As of the date of this Agreement, Acquiror has either delivered or made available to the Company, including via the SEC’s Electronic Data Gathering Analysis and Retrieval system database, accurate and complete copies of the certificate of incorporation and bylaws of Acquiror, including all amendments thereto as in effect as of the date of this Agreement.

Section 4.2. Capitalization.

(a) As of the date hereof, the authorized capital stock of Acquiror consists of (i) 160,000,000 shares of Acquiror Class A Common Stock, 3,500,098 of which are issued and outstanding, (ii) 40,000,000 shares of Acquiror Class B Common Stock, 6,250,000 of which are issued and outstanding and (iii) 1,000,000 shares of Acquiror Preferred Stock, none of which are issued and outstanding.

(b) All shares of Acquiror Capital Stock that are issued and outstanding have been duly authorized and validly issued in compliance with the Acquiror’s Governing Documents and applicable Laws, are fully paid and nonassessable, and have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or other similar right. The Acquiror Capital Stock has the rights, preferences, privileges and restrictions set forth in the Acquiror Charter.

(c) Except for (i) the Forward Purchase Contract, (ii) the conversion privileges of the Acquiror Class B Common Stock and (iii) Acquiror Warrants to purchase 6,385,000 shares of Acquiror Class A Common Stock, there are no outstanding options, warrants or other equity appreciation, phantom equity, profit participation or similar rights for the purchase or acquisition from Acquiror of any shares of Acquiror Capital Stock. Except as set forth on Section 4.2(c) of the Acquiror Disclosure Letter and the Ancillary Agreements, Acquiror is not a party to or subject to any agreement or understanding and, to Acquiror’s knowledge, there is no agreement or understanding between any Persons, that affects or relates to the voting or giving of written consents with respect to any security or by a director of Acquiror. The shares of Acquiror Class B Common Stock outstanding on the Closing Date shall automatically convert into shares of Acquiror Class A Common Stock effective upon the Effective Time in accordance with the provisions of the Acquiror Governing Documents (such conversion also to be conditioned upon Sponsor’s waiver of its anti-dilution rights contained in the Sponsor Support Agreement).

(d) Acquiror does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity, other than Merger Sub, a direct wholly owned Subsidiary of Acquiror. Merger Sub does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity.

(e) Other than Acquiror Warrants to acquire up to 6,385,000 shares of Acquiror Class A Common Stock with an exercise price of $11.50 per share that expire on the fifth anniversary of the Closing Date, the Forward Purchase Contract or any rights to acquire securities of the Acquiror pursuant to this Agreement, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Acquiror or obligating Acquiror to issue or sell any shares of capital stock of, or other equity interests in, Acquiror. Acquiror is not a party to, or otherwise bound by, and has not granted, any equity appreciation rights, participations, phantom equity or similar rights. Except as set forth on Section 4.2(e) of the Acquiror Disclosure Letter, to the knowledge of Acquiror, there are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of Acquiror Class A Common Stock or any of the equity interests or other securities of Acquiror. There are no outstanding bonds, debentures, notes or other indebtedness of Acquiror having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Acquiror’s stockholders may vote.

(f) Other than rights to exercise the Acquiror Share Redemption and other rights in respect of disbursements from and liquidation of the trust under the Trust Agreement, there are no outstanding contractual obligations of Acquiror to repurchase, redeem or otherwise acquire any Acquiror Capital Stock or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person.

(g) For purposes of this Section 4.2 the Acquiror Warrants shall be deemed to not be indebtedness.

Section 4.3. Due Authorization. Acquiror has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is or will be a party, to perform its obligations hereunder and thereunder and, subject only to obtaining the Acquiror Stockholders’ Approval, the effectiveness of the Proxy Statement, the filing of the Merger Certificate, and receipt of the Regulatory Approvals, to consummate the transactions contemplated hereby and thereby. All corporate action on the part of each of Acquiror, Merger Sub and their respective directors, officers, equity holders, stockholders and/or members, as applicable, necessary for the (a) authorization, execution and delivery by each of Acquiror and Merger Sub of this Agreement and the Ancillary Agreements to which it is or will be a party, (b) consummation of the Transactions and (c) performance of all of each of their obligations hereunder or thereunder has been taken or will be taken prior to the Closing, subject to (i) obtaining the Acquiror Stockholders’ Approval and Merger Sub Written Consent, (ii) the filing of the Merger Certificate and (iii) the receipt of the Regulatory Approvals. This Agreement and the Ancillary Agreements to which it is or will be a party assuming due authorization, execution and delivery by each other party constitute valid and binding obligations of each of Acquiror and Merger Sub, enforceable against such Person in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies or by general principles of equity.

Section 4.4. Financial Statements.

(a) The financial statements of Acquiror contained in the Acquiror SEC Filings (the “Acquiror Financial Statements”) are true and correct in all material respects and present fairly the financial condition, operating results and cash flows of Acquiror as of the dates and during the periods indicated. The Acquiror Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, except that they are subject to normal and recurring year-end adjustments and except as otherwise noted therein. The books of account, ledgers, order books, records and other financial documents of Acquiror accurately and completely reflect all material information relating to Acquiror’s business, the nature, acquisition, maintenance, location and collection of its assets and the nature of all transactions giving rise to its obligations and accounts receivable.

(b) Acquiror has: (i) in place disclosure controls and procedures that are designed to reasonably ensure that material information relating to Acquiror is made known to the management of Acquiror by others within Acquiror and (ii) disclosed, based on its most recent evaluation, to Acquiror’s outside auditors and the Acquiror Board (or its audit committee,) (A) any significant deficiencies in the design or operation of internal controls which could adversely affect the ability of Acquiror to record, process, summarize and report financial data and have identified for Acquiror’s outside auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls of Acquiror. A true, correct and complete summary of any of those disclosures made by management to Acquiror’s auditors and the Acquiror Board (or audit committee) has been furnished to the Company prior to the date of this Agreement. Acquiror maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c) Since March 11, 2021, Acquiror has not received or otherwise had or obtained knowledge of any written complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of Acquiror with respect to the Acquiror Financial Statements or the internal accounting controls of Acquiror including any written complaint, allegation, assertion or claim that Acquiror has engaged in questionable accounting or auditing practices. Since March 11, 2021, no attorney representing Acquiror, whether or not employed by Acquiror, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by Acquiror or any of their respective Representatives to the Acquiror Board or any committee thereof or to any director or officer of Acquiror. Since the formation of the Acquiror, neither the Acquiror nor, to the knowledge of Acquiror, any Representative (including its independent auditors) has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, or (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror.

(d) As of the date of this Agreement, Acquiror does not have any liability or obligation absolute or contingent, individually or in the aggregate that would be required to be set forth on a balance sheet of Acquiror prepared in accordance with GAAP other than (i) obligations and liabilities that individually or in the aggregate, are not material to Acquiror, (ii) obligations and liabilities under Contracts incurred in the Ordinary Course (other than due to a breach under any such Contracts, or any act or omission that with the giving of notice, the lapse of time or otherwise, would constitute a breach thereunder), (iii) Acquiror Transaction Expenses, (iv) obligations incurred by Acquiror’s execution of this Agreement (other than due to a breach hereunder, or any act or omission that with the giving of notice, the lapse of time or otherwise, would constitute a breach hereunder), (v) obligations and liabilities reflected, or reserved against, in the Acquiror Financial Statements or as set forth in Section 4.4(d) of the Acquiror Disclosure Letter and (vi) liabilities or obligations incurred since the date of the most recent Acquiror Financial Statements in the Ordinary Course. Except as set forth in Section 4.4(d) of the Acquiror Disclosure Letter, as of the date of this Agreement, Acquiror does not have any Indebtedness for borrowed money nor has it incurred any guarantees in respect of indebtedness for borrowed money. Acquiror does not have any off-balance sheet arrangements that are not disclosed in the Acquiror SEC Filings.

Section 4.5. Compliance with Other Instruments; Compliance with Law.

(a) None of Acquiror or Merger Sub is in violation of any term of its respective Governing Documents. None of the Acquiror or Merger Sub is in violation of any term or provision of any Governmental Order by which it is bound which has had or would reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect. The execution and delivery by each of Acquiror and Merger Sub and the performance by each of Acquiror and Merger Sub of its obligations pursuant to this Agreement and the Ancillary Agreements to which it is or will be a party will not result in, by the giving of notice, the lapse of time or otherwise, (a) any violation of, conflict with, require any consent, filing, notice, waiver or approval or constitute a default under, (i) its Governing Documents, (ii) any Contract to which it is a party or by which its assets are bound or (iii) any applicable Law, Permit or Governmental Order, nor (b) the creation of any Lien upon any of its properties or assets (other than Permitted Liens) except, in the case of clauses (a)(ii), (a)(iii) and (b), to the extent that the occurrence of the foregoing has not had, and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

(b) Acquiror is in compliance with, and since the date of its formation has been in compliance with, all applicable Laws, except where such failure to comply is not, and would not reasonably be expected to be, individually or in the aggregate, material to Acquiror. Since the date of its formation, Acquiror has not received any written notice of or been charged with the violation of any Laws, except where such violation is not, and would not reasonably be expected to be, individually or in the aggregate, material to Acquiror.

Section 4.6. Absence of Changes. Since the date of the most recent Acquiror Financial Statements to the date of this Agreement, (a) there has not been, individually or in the aggregate, any Acquiror Material Adverse Effect, and (b) each of Acquiror and Merger Sub has conducted its business in all material respects in the Ordinary Course (other than with respect to the evaluation of and negotiations in connection with this Agreement and the Transactions contemplated hereby).

Section 4.7. Litigation. (a) There are no Actions pending or, to Acquiror’s knowledge, currently threatened against any of Acquiror, Merger Sub or their respective assets or properties before any Governmental Authority that (i) question the validity of this Agreement or any Ancillary Agreement, or the right of Acquiror or Merger Sub to enter into this Agreement or any Ancillary Agreement, or the right of any of Acquiror or Merger Sub to perform its obligations contemplated by this Agreement or any Ancillary Agreement, or (ii) if determined adversely to any of Acquiror or Merger Sub, would reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect; (b) none of Acquiror or Merger Sub is a party or subject to the provisions of any Governmental Order; and (c) there is no Action initiated by any of Acquiror or Merger Sub currently pending or which any of Acquiror or Merger Sub currently intends to initiate, except, in the case of each of clauses (a)(i), (b) or (c), as has not had, and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

Section 4.8. Governmental Consents. Assuming the accuracy of the representations made by the Company in Article III, no consent, approval or authorization of or registration, qualification, designation, declaration or filing with any Governmental Authority on the part of any of Acquiror or Merger Sub is required in connection with the valid execution and delivery of this Agreement or any Ancillary Agreement, or the consummation of any Transaction contemplated hereby or thereby, except for (i) such filings or notices as may be required under the Securities Act or under applicable state securities Laws, (ii) the Regulatory Approvals and (iii) the failure to obtain such consents, approvals or authorizations of or registrations, qualifications, designations, declarations or filings, individually or in the aggregate, has not had, and would not reasonably be expected to have, an Acquiror Material Adverse Effect.

Section 4.9. Brokers or Finders; Transaction Expenses. Except as set forth on the Acquiror Disclosure Letter, none of Acquiror or Merger Sub has incurred, or will incur, directly or indirectly, as a result of any action taken by Acquiror or Merger Sub, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any of the other Transactions.

Section 4.10. Tax. Each of Acquiror and Merger Sub has timely filed all income and other material Tax Returns as required by Law. These Tax Returns are true, correct and complete in all material respects. Each of Acquiror and Merger Sub has timely paid all material Taxes, other than Taxes being contested in good faith and for which adequate reserves have been established. Neither Acquiror nor Merger Sub is currently engaged in any material audit, administrative or judicial proceeding with respect to Taxes. Neither Acquiror nor Merger Sub has received any written notice from a Governmental Authority of a proposed deficiency of any material amount of Taxes. Each Acquiror and Merger Sub has withheld or collected from each payment all material Taxes required to be withheld or collected therefrom and has timely paid the same to the proper tax authority.

Section 4.11. Takeover Statutes and Charter Provisions. Each of the Acquiror Board and Merger Sub Board has taken all action necessary so that the restrictions on a “business combination” (as such term is used in Section 203 of the DGCL) contained in Section 203 of the DGCL or any similar restrictions under any foreign Laws will be inapplicable to this Agreement and the Merger. As of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition” or other antitakeover Law or similar domestic or foreign Law applies with respect to Acquiror or Merger Sub in connection with this Agreement or the Merger. There is no rights plan, “poison pill” or similar antitakeover agreement or plan in effect to which Acquiror or Merger Sub is subject, party or otherwise bound.

Section 4.12. Proxy Statement. The information supplied by Acquiror in writing for inclusion or incorporation by reference in the Proxy Statement or any current report of Acquiror on Form 8-K shall not, in the case of the Proxy Statement or any current report of Acquiror on Form 8-K, when mailed (in the case of the Proxy Statement) or filed (in the case of any Form 8-K), as the case may be, or at the time of the Acquiror Stockholder Meeting, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that Acquiror is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, Acquiror makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Company or any of its Affiliates.

Section 4.13. SEC Filings. Acquiror has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the date of this Agreement, the “Acquiror SEC Filings” ). Each of the Acquiror SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act applicable to the Acquiror SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the Acquiror SEC Filings did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Acquiror SEC Filings. To the knowledge of Acquiror, none of the Acquiror SEC Filings filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigation as of the date of this Agreement. Notwithstanding the foregoing, no representation or warranty is made as to the historical accounting treatment of the Company’s issued and outstanding warrants or of the Company’s Class A common stock subject to redemption and its net tangible assets, or as to any deficiencies in related disclosure (including with respect to internal control over financial reporting or disclosure controls and procedures) to the extent Company has or is required to make changes to its prior financial statements to reflect other changes in accounting presentation in each case, in connection with any guidance, comments or other accounting pronouncements by the SEC or its staff.

Section 4.14. Trust Account. As of the date of this Agreement, Acquiror has at least $31,200,000 in the Trust Account, such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of March 11, 2021, between Acquiror and Continental Stock Transfer & Trust Company, as trustee (the “Trustee,” and such Investment Management Trust Agreement, the “Trust Agreement”). The Trust Agreement is in full force and effect, and is a valid and binding obligation of Acquiror and, to the knowledge of Acquiror, the Trustee, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. There are no separate Contracts or side letters that would cause the description of the Trust Agreement in the Acquiror SEC Filings to be inaccurate in any material respect or that would entitle any Person (other than (i) Acquiror Stockholders holding Acquiror Common Stock (prior to the Effective Time) sold in Acquiror’s initial public offering (the “IPO”) who shall have elected to redeem their shares of Acquiror Common Stock (prior to the Effective Time) pursuant to the Acquiror Governing Documents, (ii) Cantor Fitzgerald & Co. with respect to the fee payable pursuant to the business combination marketing agreement described in the Acquiror SEC Filings and (iii) as contemplated by the following sentence) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to all Acquiror Share Redemptions. There are no Actions pending or, to the knowledge of Acquiror, threatened with respect to the Trust Account. Acquiror has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Closing, the obligations of Acquiror to dissolve or liquidate pursuant to the Acquiror Governing Documents shall terminate, and as of the Closing, Acquiror shall have no obligation whatsoever pursuant to the Acquiror Governing Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the Transactions. Following the Closing, no Acquiror Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror Stockholder is exercising an Acquiror Share Redemption (or a redemption right in connection with an amendment of Acquiror’s Governing Documents to extend Acquiror’s deadline to consummate the Business Combination).

Section 4.15. Investment Company Act; JOBS Act. Acquiror is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Acquiror constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 4.16. Business Activities.

(a) Since its respective organization, neither Acquiror nor Merger Sub have conducted any business activities other than activities related to the IPO, its ongoing filings and maintaining its organization and existence as a blank check public company, activities directed toward the accomplishment of a Business Combination, and seeking extensions of the timeline in order to consummate a Business Combination under its Governing Documents. Except as set forth in the Acquiror Governing Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the Transactions, there is no Contract to which Acquiror or Merger Sub is a party which has or would reasonably be expected to have the effect of prohibiting or impairing in any material respect any business practice of Acquiror or Merger Sub or any acquisition of property by Acquiror or Merger Sub or the conduct of business by Acquiror or Merger Sub as currently conducted or as contemplated to be conducted as of the Closing.

(b) Except for Merger Sub and the Transactions, Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for the Transactions, Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(c) Merger Sub was formed solely for the purpose of effecting the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions and has no, and at all times prior to the Closing except as expressly contemplated by this Agreement, the Ancillary Agreements and the Transactions, will have no, material assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

(d) Other than any officers or as described in the Acquiror SEC Filings, Acquiror has never had any employees. Other than reimbursement of any out-of-pocket expenses incurred by Acquiror’s officers and directors in connection with activities on Acquiror’s behalf, Acquiror has no unsatisfied direct liability with respect to any employee. Acquiror does not currently maintain or have any liability under any employment or employee benefit plan, program or arrangement, and neither the execution and delivery of this Agreement or any of the Ancillary Agreements nor the consummation of the Transactions will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of Acquiror, or (ii) result in the acceleration of the time of payment or vesting of any such benefits.

(e) Except for this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby (including with respect to expenses and fees incurred in connection therewith, Sponsor loans and the Acquiror Transaction Expenses) or any Contracts that are exhibits to the Acquiror SEC Filings, and except as set forth in Section 4.16(e) of the Acquiror Disclosure Letter, Acquiror is not a party to any Contract with any other Person that (i) obligates Acquiror to make payments of $200,000 or more, or (ii) will remain in effect immediately following the Closing and limit the right of any EMEA Company to engage in any line of business or in any geographic area in any material respect.

Section 4.17. Nasdaq Quotation. As of the date of this Agreement, (a) the Acquiror Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on the Nasdaq under the symbol “CFFE”, (b) the Acquiror Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “CFFEW” and (c) the Acquiror Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “CFFEU”. Except as set forth on Section 4.17 of the Acquiror Disclosure Letter, as of the date of this Agreement, Acquiror is in compliance with the rules of the Nasdaq and there is no Action pending or, to the knowledge of Acquiror, threatened against Acquiror by Nasdaq or the SEC with respect to any intention by such entity to deregister the Acquiror Common Stock or terminate the listing of Acquiror Common Stock on Nasdaq. None of Acquiror, Merger Sub or their respective Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Common Stock under the Exchange Act except as contemplated by this Agreement.

Section 4.18. Board Approval. The Acquiror Board (including any required committee or subgroup of such board) has, as of the date of this Agreement, unanimously (a) declared the advisability of the transactions contemplated by this Agreement, (b) determined that the transactions contemplated hereby are in the best interests of the Acquiror Stockholders, (c) determined that the transactions contemplated hereby constitutes a Business Combination and (d) subject to the receipt of the Regulatory Approvals, recommended that the Acquiror Stockholders approve the Transaction Proposals (the “Acquiror Board Recommendation”).

Section 4.19. Forward Purchase. Acquiror has delivered to the Company a true, correct and complete copy of the Forward Purchase Contract, including all amendments thereto, entered into by Acquiror with Sponsor, pursuant to which Sponsor has committed to purchase the Forward Purchase Securities at the Closing for the aggregate amount of $10,000,000 (the “Forward Purchase Amount”).

Section 4.20. Related Party Transactions. Except as set forth in Section 4.20 of the Acquiror Disclosure Letter, there are no Contracts between Acquiror, on the one hand, and Sponsor, any director, officer, employee, stockholder, warrant holder or Affiliate of Acquiror or Sponsor, on the other hand.

Section 4.21. No Additional Representations or Warranties. Except as provided in Article III or in the case of intentional fraud, neither the Company, its Subsidiaries, nor any of their Affiliates, nor any of their respective equityholders, partners, members or Representatives has made, or is making, any representation or warranty whatsoever to Acquiror, Merger Sub or their Affiliates, and except as provided in Article III or in the case of intentional fraud, no such party shall be liable in respect of the accuracy or completeness of any information provided to Acquiror, Merger Sub or their respective Affiliates. Without limiting the foregoing, Acquiror and Merger Sub acknowledge that Acquiror and Merger Sub, together with their respective advisors, have made their own investigation of the Company and its Subsidiaries and, except as provided in Article III or in the case of intentional fraud, is not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or its Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of the Company and its Subsidiaries as conducted after the Closing, as contained in any materials provided by the Company or any of its Affiliates or any of their respective stockholders, partners, members or Representatives or otherwise.

Article V

COVENANTS OF THE COMPANY

Section 5.1. Company Conduct of Business. Except (i) as expressly permitted by this Agreement or the Ancillary Agreements, (ii) as required by applicable Law (including for this purpose any Permitted COVID-19 Measures), Governmental Authority, or any Contract to which any of the EMEA Companies is a party, (iii) as set forth on Section 5.1 of the Company Disclosure Letter, (iv) for the incurrence of Company Transaction Expenses, (v) as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied and in any event, such consent shall be deemed given if Acquiror has not affirmatively denied consent in writing within five (5) Business Days of receipt of the Company’s written request for consent), or (vi) as a commercially reasonable response to generally applicable business conditions, including energy shortages, from the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article IX (the “Interim Period”), the Company shall, and Parent and the Company shall cause the EMEA Companies to, operate the business of the EMEA Companies in the Ordinary Course. Without limiting the generality of the foregoing, except (i) as expressly permitted by this Agreement or the Ancillary Agreements, (ii) as required by applicable Law (including for this purpose any Permitted COVID-19 Measures), (iii) as set forth on Section 5.1 of the Company Disclosure Letter, (iv) for the incurrence of Company Transaction Expenses, (v) as consented to by Acquiror in writing (which consent, in the case of clauses (d), (e) and (j) below, shall not be unreasonably conditioned, withheld, delayed or denied and in any event, such consent shall be deemed given if Acquiror has not affirmatively denied consent in writing within five (5) Business Days of receipt of the Company’s written request for consent), or (vi) as a commercially reasonable response to generally applicable business conditions, including energy shortages, the Company shall not, and Parent and the Company shall cause the EMEA Companies not to:

(a) change or amend the Governing Documents of any EMEA Company;

(b) make or declare any dividend or distribution to the stockholders or members, as applicable, of any EMEA Company or make any other distributions in respect of any of the EMEA Companies’ capital stock or equity interests, except dividends and distributions by a wholly-owned Subsidiary of an EMEA Company to such EMEA Company or another wholly-owned Subsidiary of such EMEA Company;

(c) split, combine, reclassify, recapitalize or otherwise amend any terms of any of the EMEA Companies’ capital stock, interests or other equity interests, except for any such transaction by a wholly-owned Subsidiary of an EMEA Company that remains a wholly-owned Subsidiary of such EMEA Company after consummation of such transaction;

(d) sell, assign, transfer, convey, lease, license or otherwise dispose of any material assets or properties (including material Intellectual Property) of the EMEA Companies, except for (i) sales of Company Products in the Ordinary Course, (ii) dispositions of obsolete or worthless equipment in the Ordinary Course, or (iii) transactions solely among the EMEA Companies;

(e) acquire any ownership interest in any real property;

(f) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(g) make or change any material election in respect of material Taxes in a manner inconsistent with past practice, adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes, enter into any settlement agreement, closing agreement or waiver or surrender of any claim for refund in respect of material Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or in respect to any material Tax attribute that would give rise to any claim or assessment of Taxes, in each case, except to comply with applicable Law;

(h) (i) issue any EMEA Company Interests including any securities exercisable for or convertible into EMEA Company Interests, or (ii) grant any options, warrants, convertible equity instruments or other equity-based awards that relate to the equity of any EMEA Company;

(i) adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any EMEA Company, merge or consolidate with any Person or be acquired by any Person, or file for bankruptcy in respect of any EMEA Company;

(j) waive, release, settle, compromise or otherwise resolve any Action, except in the Ordinary Course or where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $500,000 in the aggregate;

(k) (A) incur or assume any Indebtedness, guarantee any Indebtedness of another Person, or incur any Liens on any EMEA Company Interests or any EMEA Company’s properties or assets in respect of Indebtedness of any Person; provided, that except with respect to Indebtedness for borrowed money, the EMEA Companies shall be permitted to incur or guarantee Indebtedness (other than a guarantee for the benefit of any entity in the Exela Group that is not an EMEA Company) in the Ordinary Course, and incur Liens on any EMEA Company Interests or any EMEA Company’s properties or assets in respect of any such Ordinary Course Indebtedness; provided, further, that (i) the EMEA Companies shall be permitted to incur or guarantee (other than a guarantee for the benefit of any entity in the Exela Group that is not an EMEA Company) Indebtedness for borrowed money, and incur Liens on any EMEA Company Interests or any EMEA Company’s properties or assets in respect of any such Indebtedness, subject to the aggregate amount of all outstanding Indebtedness for borrowed money (and guarantees thereof to the extent not double counting the same obligations) of all of the EMEA Companies as of any date during the Interim Period not exceeding $55,000,000 and (ii) notwithstanding this clause (k) and clause (l)(ii) below, the EMEA Companies shall not be restricted from entering into Contracts committing to allow EMEA Companies to draw cash as Indebtedness for borrowed money solely to the extent the aggregate amount of outstanding Indebtedness for borrowed money (including guarantees thereof to the extent not double counting the same obligations) of the EMEA Companies plus the aggregate amount of any such undrawn loan commitments as of such date does not exceed $80,000,000 in the aggregate; or (B) repay any Indebtedness of the type described in the definition of Closing Company Indebtedness, other than scheduled payments of principal, premium or interest pursuant to the terms of such Indebtedness in effect on the date of this Agreement (or in accordance with the terms of such Indebtedness if incurred subsequent to the date hereof); provided that the foregoing shall not restrict (a) refinancing of such Indebtedness with additional Indebtedness, or (b) to the extent that the EMEA Companies have incurred additional Indebtedness subsequent to the date hereof, repaying such incremental amount of Indebtedness.

(l) enter into, renew or amend in any material respect, (i) any transaction or Contract with any Person included in the Exela Group (other than an EMEA Company) or any other Related Party, provided, however, that any Contract listed or described in Section 5.1(l) of the Company Disclosure Letter may be renewed in accordance with the terms set forth therein, or (ii) except in the Ordinary Course (but excluding Contracts restricted pursuant to clause (i) above), any Contract that, had such Contract been entered into on or before the date of this Agreement, would have been required to be disclosed pursuant to Section 3.5(a) of the Company Disclosure Letter; provided, however, that notwithstanding this clause (l), to the extent permitted in accordance with the provisos to clause (k) above, the EMEA Companies shall be permitted to enter into Contracts with Related Parties for Indebtedness for borrowed money, and incur Liens on any EMEA Company Interests or any EMEA Company’s properties or assets in respect of any such Indebtedness, subject to such Indebtedness being on terms no less favorable to the EMEA Companies than third party alternatives;

(m) except in the Ordinary Course or as required by applicable Law or expressly contemplated under the terms of any Company Benefit Plan disclosed in Section 3.20(a) of the Company Disclosure Letter (which schedule will not be modified after the date of this Agreement), (i) hire, or otherwise enter into any employment or services agreement with, any officer, director, employee or Contract Worker of the EMEA Companies, (ii) grant any material increase in the compensation of any current or former officer, director, employee or Contract Worker of the EMEA Companies with targeted total annual compensation in excess of 100,000, other than payment of annual incentive bonuses or annual salary increases in the Ordinary Course, (iii) adopt, amend or modify any Company Benefit Plan for the benefit of any current or former officer, director, employee or Contract Worker of the EMEA Companies, or (iv) materially amend any existing agreement with any current or former officer, director, employee or Contract Worker of the EMEA Companies;

(n) limit the right of any EMEA Company to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person, in each case, in any material respect;

(o) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants, other than business expenses advanced to officers, directors or employees in the Ordinary Course), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any Person; or

(p) enter into any formal or informal agreement or otherwise make a binding commitment to do any action prohibited under this Section 5.1.

During the Interim Period, the Company shall, and Parent and the Company shall cause the EMEA Companies to, comply in all material respects with, and continue performing under, as applicable, the EMEA Companies’ Governing Documents, and all other Material Contracts to which any of the EMEA Companies may be a party.

Section 5.2. D&O Indemnification and Insurance.

(a) From and after the Closing, each of Surviving Corporation and Acquiror agrees that it shall indemnify and hold harmless each present and former director and officer of (x) the EMEA Companies (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to the business of the EMEA Companies being acquired under this Agreement), and (y) Merger Sub and Acquiror (in each case, solely to the extent acting in their capacity as such) (collectively, the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that the EMEA Companies, Merger Sub or Acquiror, respectively, would have been permitted under applicable Law and its respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement, limited liability partnership agreement, limited liability limited partnership agreement or other Governing Documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law which shall be conditioned on an undertaking to repay any such expenses if it is ultimately determined that such D&O Indemnified Party was not entitled thereto). Without limiting the foregoing, from and after the Closing, Surviving Corporation shall, and shall cause the other EMEA Companies to, and Acquiror shall (i) maintain for a period of not less than six (6) years from the Closing provisions in its certificate of incorporation, certificate of formation, bylaws, limited liability company agreement, limited liability partnership agreement, limited liability limited partnership agreement and other Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the EMEA Companies’ or Acquiror’s, respectively, former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the certificate of incorporation, certificate of formation, bylaws, limited liability company agreement, operating agreement, limited liability partnership agreement, limited liability limited partnership agreement and other Governing Documents of the applicable EMEA Companies or Acquiror, respectively, in each case, as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b) Prior to the Closing Date, Acquiror shall cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy with respect to claims existing or occurring at or prior to the Closing at a cost not to exceed the amount due under Acquiror’s directors’ and officers’ liability insurance for binding such tail policy (or the maximum tail policy that may be obtained for such amount) and if and to the extent such policies have been obtained prior to the Closing with respect to any such Persons, the EMEA Companies or Acquiror, respectively, shall maintain such policies in effect and continue to honor the obligations thereunder, and if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 5.2 shall be continued in respect of such claim until the final disposition thereof.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 5.2 shall survive the Closing indefinitely and shall be binding, jointly and severally, on Surviving Corporation, the other EMEA Companies, Acquiror and all of their respective successors and assigns (and their respective successive successors and assigns). In the event that Surviving Corporation, any of the other EMEA Companies, Acquiror or any of their respective successors or assigns (or their respective successive successors and assigns) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Surviving Corporation or Acquiror, respectively, shall ensure (and the Surviving Corporation shall cause the other EMEA Companies to ensure) that proper provision shall be made so that the successors and assigns (and their respective successive successors and assigns) of Surviving Corporation, any of the other EMEA Companies or Acquiror, as the case may be, shall succeed to the obligations set forth in this Section 5.2.

(d) The provisions of this Section 5.2(a) through (c): (i) are intended to be for the benefit of, and shall be enforceable by, each Person who is now, or who has been at any time prior to the date of this Agreement or who becomes prior to the Closing, a D&O Indemnified Party, his or her heirs and his or her personal representatives, (ii) shall be binding on the Surviving Corporation, Acquiror and their respective successors and assigns, (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have, whether pursuant to Law, Contract, Governing Documents, or otherwise and (iv) shall survive the consummation of the Closing and shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party without the consent of such D&O Indemnified Party.

Section 5.3. No Trading in Acquiror Stock. The Company acknowledges and agrees that it and each other EMEA Company is aware, and that the Company’s other Affiliates are aware (and to the knowledge of the Company, each of the Company’s other Affiliates’ respective Representatives is aware or, upon receipt of any material nonpublic information of Acquiror, will be advised) of the restrictions imposed by U.S. federal securities Laws and the rules and regulations of the SEC, Nasdaq and NYSE (as applicable) promulgated thereunder or otherwise and other applicable Laws on a Person possessing material nonpublic information about a publicly traded company. Parent hereby agrees that, while it is in possession of such material nonpublic information, it and the EMEA Companies shall not purchase or sell any securities of Acquiror (except with the prior written consent of Acquiror), communicate such information to any third party, take any other action with respect to Acquiror in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

Section 5.4. Anti-Takeover Matters. The Company shall not adopt any rights plan, “poison pill” or similar anti-takeover instrument or plan in effect to which any EMEA Company would be or become subject, party or otherwise bound.

Section 5.5. Notification of Certain Matters. Parent shall give prompt notice to Acquiror of any event which Parent or any EMEA Company becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article IX), the occurrence or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article VIII to fail to be satisfied at the Closing. It is understood and agreed that no such notification will affect or be deemed to modify the conditions to the obligations of the parties to consummate the Merger or the remedies available to the parties under this Agreement. The terms and conditions of the NDA apply to any information provided under this Section 5.5.

Section 5.6. Financials.

(a) As soon as reasonably practicable and to the extent required for the Proxy Statement, Parent shall use reasonable best efforts to deliver to Acquiror (i) the audited consolidated balance sheets and consolidated statements of profit and loss, cash flows and stockholders’ equity of the EMEA Companies as of and for the years ended December 31, 2020 and December 31, 2021, and (ii) the unaudited consolidated balance sheets and consolidated statements of profit and loss, cash flows and stockholders’ equity, of the EMEA Companies as of and for the nine-month period ended September 30, 2022 (subject to normal and recurring year-end adjustments and the absence of footnotes) that comply with the standards of the PCAOB for inclusion in the Proxy Statement (collectively, the “PCAOB Financial Statements”). Parent shall also use its reasonable best efforts to cause its independent auditors to provide any necessary consents to the inclusion of the foregoing financial statements and other information in the Proxy Statement.

(b) As soon as reasonably practicable and to the extent required for the Proxy Statement, Parent shall use reasonable best efforts to deliver to Acquiror the audited consolidated balance sheets and consolidated statements of profit and loss, cash flows and stockholders’ equity, of the EMEA Companies as of and for the year ended December 31, 2022 that comply with the standards of the PCAOB for inclusion in the Proxy Statement (the “2022 Financial Statements”). Parent shall also use its reasonable best efforts to cause its independent auditors to provide any necessary consents to the inclusion of the foregoing financial statements and other information in the Proxy Statement.

(c) As soon as reasonably practicable and to the extent required for the Proxy Statement, Parent shall use reasonable best efforts to deliver to Acquiror the unaudited consolidated balance sheets and consolidated statements of profit and loss, cash flows and stockholders’ equity, of the EMEA Companies as of and for the three-month periods ended March 31, 2023 (subject to normal and recurring year-end adjustments and the absence of footnotes) that comply with the standards of the PCAOB for inclusion in the Proxy Statement (the “Q1 Financial Statements”). Parent shall also use its reasonable best efforts to cause its independent auditors to provide any necessary consents to the inclusion of the foregoing financial statements and other information in the Proxy Statement.

Article VI

COVENANTS OF ACQUIROR

Section 6.1. Trust Release. Upon satisfaction or waiver of the conditions set forth in Article VIII and provision of notice thereof to the Trustee (which notice Acquiror shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, at the Closing, Acquiror (A) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (B) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (1) pay as and when due all amounts payable to Acquiror Stockholders pursuant to the Acquiror Share Redemptions, and (2) immediately thereafter, pay all remaining amounts then available in the Trust Account to Acquiror for immediate use, subject to this Agreement and the Trust Agreement and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 6.2. Maintenance of Nasdaq or NYSE Listing Through the Closing. From the date of this Agreement through the Closing, Acquiror shall use reasonable best efforts to ensure that Acquiror Class A Common Stock remains listed on Nasdaq or NYSE, and in the event a Listing Event occurs, use reasonable best efforts to cure such Listing Event. Without limiting the obligations of the parties hereto under Section 7.3, Parent and the Company shall reasonably cooperate with Acquiror in addressing such listing and any Listing Event.

Section 6.3. Nasdaq or NYSE Listing of Acquiror Class A Common Stock. Prior to the Closing, Acquiror shall prepare and submit to Nasdaq or NYSE a listing application, if required under Nasdaq or NYSE (as applicable) rules, covering the Merger Consideration issuable in the Merger.

Section 6.4. Acquiror Conduct of Business.

(a) Except (i) as expressly permitted by this Agreement or the Ancillary Agreements, (ii) as required by applicable Law (including for this purpose any Permitted COVID-19 Measures), Governmental Authority, or any Contract to which any of Acquiror or Merger Sub is a party, (iii) as set forth on Section 6.4(a) of the Acquiror Disclosure Letter, (iv) for the incurrence of Acquiror Transaction Expenses, (v) as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied and in any event, such consent shall be deemed given if Acquiror has not affirmatively denied consent in writing within five (5) Business Days of receipt of the Company’s written request for consent). or (vi) as a commercially reasonable response to generally applicable business conditions (to the extent affecting the Ordinary Course behavior of Acquiror or Merger Sub, if applicable), during the Interim Period, Acquiror shall, and shall cause Merger Sub to, operate its business in the Ordinary Course and to conduct no business other than complying with applicable Law and performing its obligations under this Agreement, and activities related to its ongoing filings and other Ordinary Course actions in connection with maintaining its organization and existence as a blank check public company, activities directed toward the Transactions, and seeking extension(s) of the Expiration Date in order to consummate a Business Combination under its Governing Documents. Without limiting the generality of the foregoing, except (i) as expressly permitted by this Agreement or the Ancillary Agreements, (ii) as required by applicable Law (including for this purpose any Permitted COVID-19 Measures), (iii) as set forth on Section 6.4(a) of the Acquiror Disclosure Letter, (iv) for the incurrence of Acquiror Transaction Expenses, (v) as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied, and in any event, such consent shall be deemed given if Company has not affirmatively denied consent in writing within five (5) Business Days of receipt of Acquiror’s written request for consent), or (vi) as a commercially reasonable response to generally applicable business conditions (to the extent affecting the Ordinary Course behavior of Acquiror or Merger Sub, if applicable), Acquiror shall not, and Acquiror shall cause Merger Sub not to:

(i) seek any approval from the Acquiror Stockholders to change, modify or amend the Trust Agreement or the Governing Documents of Acquiror or Merger Sub, except as contemplated by the Transaction Proposals and except as required for Acquiror to obtain an extension of the date of expiration of the time period for Acquiror to consummate a Business Combination pursuant to the Acquiror Governing Documents and the Trust Agreement (such date of expiration, the “Expiration Date” and such extension, the “Extension”);

(ii) (A) make or declare any dividend or distribution to the Acquiror Stockholders or make any other distributions in respect of any of Acquiror’s or Merger Sub’s capital stock, share capital or equity interests, (B) split, combine, reclassify or otherwise amend any terms of any shares or series of Acquiror’s or Merger Sub’s capital stock or equity interests or (C) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of Acquiror or Merger Sub, other than a redemption of Acquiror Common Stock (prior to the Effective Time) made as part of the Acquiror Share Redemptions or in connection with any Extension;

(iii) merge or consolidate with or acquire (by purchasing a substantial portion of the assets of or equity in, or by any other manner) any other Person or be acquired by any other Person;

(iv) make or change any material election in respect of material Taxes in a manner inconsistent with past practice, adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes, enter into any settlement agreement, closing agreement or waiver or surrender of any claim for refund in respect of material Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or in respect to any material Tax attribute that would give rise to any claim or assessment of Taxes, in each case, except to comply with applicable Law;

(v) enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of Acquiror or Merger Sub, other than any transaction or Contract pursuant to which Sponsor or any of its Affiliates provides debt financing to Acquiror. For the avoidance of doubt, (i) no such debt financing shall be provided in connection with any contributions to the Trust Account; and (ii) all such debt financing must be repayable for the amount of the loan and shall not include any interest, premium or other fee or expense;

(vi) incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell or guaranty any debt securities or warrants or other rights to acquire any debt securities of Acquiror or Merger Sub or guaranty any debt securities of another Person, other than any Indebtedness for borrowed money provided by Sponsor or any of its Affiliates to Acquiror to fund the ongoing operations of Acquiror or, subject to the limitations in Section 6.4(a)(vi) of the Acquiror Disclosure Letter, in connection with the extension of the Expiration Date. For the avoidance of doubt, (i) except as set forth on Section 6.4(a)(vi) of the Acquiror Disclosure Letter, no such Indebtedness shall be incurred in connection with any contributions to the Trust Account; and (ii) all such Indebtedness must be repayable for the amount of the loan and shall not include any interest, premium or other fee or expense;

(vii) make any material change in its accounting principles or methods unless required by GAAP;

(viii) (A) issue any Acquiror Capital Stock or securities exercisable for or convertible into Acquiror Capital Stock, other than the issuance of Acquiror Class A Common Stock pursuant to the Forward Purchase Contract or this Agreement or (B) grant any options, warrants or other equity-based awards with respect to Acquiror Capital Stock not outstanding on the date of this Agreement;

(ix) settle or agree to settle any litigation, action, proceeding or investigation before any court or governmental body or that imposes injunctive or other non-monetary relief on Acquiror or Merger Sub except where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $250,000 in the aggregate;

(x) liquidate, dissolve, reorganize or otherwise wind-up the business and operations of Acquiror or Merger Sub; or

(xi) enter into any agreement to do any action prohibited under this Section 6.4.

(b) During the Interim Period, Acquiror shall, and shall cause Merger Sub to, comply in all material respects with, and continue performing under, as applicable, the Acquiror Governing Documents, the Trust Agreement and all other material Contracts to which Acquiror or Merger Sub may be a party.

Section 6.5. Notification of Certain Matters. Acquiror shall give prompt notice to Parent of any event which Acquiror or Merger Sub becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article IX), the occurrence or non-occurrence of which causes or would reasonably be expected to (i) cause any of the conditions set forth in Article VIII to fail to be satisfied at the Closing. It is understood and agreed that no such notification will affect or be deemed to modify the conditions to the obligations of the parties to consummate the Merger or the remedies available to the parties under this Agreement. The terms and conditions of the NDA apply to any information provided under this Section 6.5.

Section 6.6. Acquiror Public Filings. From the date of this Agreement through the Closing, Acquiror will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 6.7. Forward Purchase. Unless otherwise approved in writing by the Company (which approval shall not be unreasonably conditioned, withheld, delayed or denied), Acquiror shall not permit any amendment or modification to be made to, any waiver (in whole or in part) or provide consent to (including consent to termination), of any provision or remedy under, or any replacements of, the Forward Purchase Contract. Acquiror shall use its reasonable best efforts to take, or with respect to actions required to be taken by the counterparty to the Forward Purchase Contract, request to be taken by such counterparty, all actions and use its reasonable best efforts to do, or with respect to actions required to be taken by such counterparties request to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Forward Purchase Contract on the terms and conditions described therein.

Section 6.8. Acquiror Deadline Extension. Acquiror shall use reasonable best efforts to obtain the requisite approval of Acquiror’s stockholders to extend the deadline for Acquiror to consummate a Business Combination to March 16, 2023, and in the event that on January 15, 2023 it is reasonably apparent to Acquiror’s Board that Closing shall not occur on or prior to March 16, 2023 and the PCAOB Financial Statements have been delivered, to extend such deadline to a date that is reasonably anticipated to be a date later than the anticipated Closing Date (but in any event no later than the Agreement End Date as of such date of determination), in accordance with the Acquiror’s Governing Documents and Law (the “Acquiror Deadline Extension”).

Section 6.9. Termination of Certain Agreements. Acquiror shall take all necessary action to ensure that, effective as of the Closing, any loans from the Sponsor or an affiliate thereof to the Acquiror are terminated upon the repayment in full of amounts outstanding pursuant to such loans.

Article VII

JOINT COVENANTS

Section 7.1. Regulatory Approvals; Other Filings.

(a) Each of the Company, Acquiror and Merger Sub shall use their reasonable best efforts to cooperate in good faith with any Governmental Authority and to undertake promptly any and all action required to satisfy the Regulatory Approvals in order to complete lawfully the Transactions as soon as practicable (but in any event prior to the Agreement End Date (as defined below)) and any and all action necessary to consummate the Transactions as contemplated hereby. Each of the Company, Acquiror and Merger Sub shall take such action as may be required to cause the expiration or termination of the waiting, notice or review periods under any applicable Regulatory Approval with respect to the Transactions as promptly as practicable after the execution of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 7.1(a), the first sentence of Section 7.1(b) or Section 7.3 shall require any Affiliate of Acquiror (other than Merger Sub) to take or forbear from any action, and for the avoidance of doubt, it is acknowledged and agreed by the parties hereto that the obligations in this Section 7.1 and Section 7.3 shall not apply to Sponsor or any of its Affiliates (other than Acquiror and Merger Sub).

(b) With respect to each of the Regulatory Approvals and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Company, Acquiror and Merger Sub shall (i) promptly submit all notifications, reports, and other filings required to be submitted to a Governmental Authority in order to obtain the Regulatory Approvals, (ii) diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval, consent or Regulatory Approval under any applicable Laws prescribed or enforceable by any Governmental Authority for the Transactions and to resolve any objections as may be asserted by any Governmental Authority with respect to the Transactions; and (iii) cooperate fully with each other in the defense of such matters. To the extent not prohibited by Law, the Company shall promptly furnish to Acquiror and Merger Sub, and Acquiror and Merger Sub shall promptly furnish to the Company, copies of any notices or written communications received by such party or any of its Affiliates from any Governmental Authority with respect to the Transactions, and each such party shall permit counsel to the other parties an opportunity to review in advance, and each such party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such party and/or its Affiliates to any Governmental Authority concerning the Transactions; provided, that none of the parties shall enter into any agreement with any Governmental Authority relating to any Regulatory Approval contemplated in this Agreement without the written consent of the other parties. To the extent not prohibited by Law, the Company agrees to provide Acquiror and Merger Sub and their counsel, and Acquiror and Merger Sub agree to provide the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party and/or any of its Affiliates or Representatives, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions. Each of the Company, Acquiror and Merger Sub agrees to make all filings, to provide all information reasonably required of such other parties and to reasonably cooperate with each other, in each case, in connection with the Regulatory Approvals; provided, further, that such party shall not be required to provide information to the extent that (w) any applicable Law requires it or its Affiliates to restrict or prohibit access to such information, (x) in the reasonable judgment of such party, the information is subject to confidentiality obligations to a third party, (y) in the reasonable judgment of such party, the information is commercially sensitive and disclosure of such information would have a material impact on the business, results of operations or financial condition of such party, or (z) disclosure of any such information would reasonably be likely to result in the loss or waiver of the attorney-client, work product or other applicable privilege.

(c) Subject to Section 7.2(a)(iii), the Company, on the one hand, and Acquiror, on the other, shall each be responsible for and pay one-half of the filing fees payable to the Governmental Authorities in connection with the Transactions.

Section 7.2. Preparation of Proxy Statement; Stockholder Meeting and Approvals.

(a) Proxy Statement.

(i) As promptly as practicable after the execution of this Agreement, (x) Acquiror and the Company shall prepare, and Acquiror shall file with the SEC, a proxy statement on Schedule 14A (as amended or supplemented from time to time, the “Proxy Statement”), to be sent to the Acquiror Stockholders for the meeting of the stockholders of Acquiror (including any adjournment or postponement thereof, the “Acquiror Stockholder Meeting”) to (y) provide the Public Stockholders (as defined below) the opportunity to have their Acquiror Class A Common Stock shares redeemed in the Acquiror Share Redemption and (z) approve and adopt: (1) this Agreement, the Merger and the other Transactions, (2) the issuance of Acquiror Class A Common Stock (A) in the Merger as contemplated by this Agreement and (B) in accordance with the Forward Purchase Contract, (3) the New Acquiror Charter, (4) the directors of Acquiror as determined by the Company pursuant to Section 2.2(a), (5) any other proposals that Acquiror deems necessary to effectuate the Merger or any of the other Transactions (collectively, the “Transaction Proposals”), and (6) any adjournment of the Acquiror Stockholder Meeting, if necessary or desirable in the reasonable discretion of Acquiror, including in the event Acquiror does not receive the requisite vote to approve the matters set forth in (1)-(5) above. The Company shall furnish all information concerning the Company as Acquiror may reasonably request in connection with such actions and the preparation of the Proxy Statement. Acquiror and the Company each shall use their reasonable best efforts to (i) cause the Proxy Statement when filed with the SEC, to comply in all material respects with all Laws applicable thereto including all rules and regulations promulgated by the SEC, and (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy Statement. Prior to the filing date of the definitive Proxy Statement, Acquiror shall take all or any action required under any applicable federal or state securities Laws in connection with the issuance of shares of Acquiror Class A Common Stock, in each case to be issued or issuable to Parent pursuant to this Agreement. As promptly as practicable after finalization of the definitive Proxy Statement, Acquiror shall mail (or cause to be mailed) the Proxy Statement to the Acquiror Stockholders. Each of Acquiror and the Company shall furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equity holders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement, any current report on Form 8-K pursuant to the Exchange Act in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of Acquiror, the Company or their respective Affiliates to any regulatory authority (including Nasdaq or NYSE, as applicable) in connection with the Transactions. Acquiror shall comply in all material respects with all applicable rules and regulations promulgated by the SEC, any applicable rules and regulations of Nasdaq, the Acquiror Governing Documents, and this Agreement in the distribution of the Proxy Statement, any solicitation of proxies thereunder, the calling and holding of the Acquiror Stockholder Meeting and the Acquiror Share Redemption. Acquiror shall provide the Company and its legal counsel with a reasonable opportunity to review and comment upon drafts of the Proxy Statement, and shall give reasonable consideration to any comments made by the Company and its legal counsel prior to the filing of the Proxy Statement with the SEC. For the avoidance of doubt, the final form and content of the Proxy Statement (including any amendment or supplement thereto) shall be determined by Acquiror, acting reasonably.

(ii) Any filing of, or amendment or supplement to the Proxy Statement or any filing with the SEC by Exela relating to any of the Transactions or referencing Acquiror or Merger Sub or any of their respective Affiliates will be provided by Acquiror or the Company, as the case may be, to the respective other party for review, and each of Acquiror and the Company shall give due consideration to any comments of such other party. Acquiror and the Company each will advise the other, promptly after they receive notice thereof, of the issuance of any stop order, of the suspension of the qualification of the Acquiror Class A Common Stock to be issued or issuable to Parent in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information and responses thereto. Each of Acquiror and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Proxy Statement and any amendments filed in response thereto.

(iii) Acquiror and the Company shall each be responsible for 50% of all filing fees incurred in connection with the filing of the Proxy Statement and receiving stock exchange approval for listing the Acquiror Class A Common Stock shares in connection therewith (but Acquiror shall be responsible for all other expenses incurred by it in connection with the foregoing).

(b) Acquiror Stockholders’ Approval; Merger Sub Written Consent.

(i) Acquiror shall establish a record date for, duly call, give notice of and convene and hold the Acquiror Stockholder Meeting as promptly as reasonably practicable after the definitive Proxy Statement is filed (and in any event, such meeting shall be held not more than thirty (30) days after the date on which the Proxy Statement is mailed to the Acquiror Stockholders) for the purpose of voting on the Transaction Proposals (including any adjournment of such meeting for the purpose of soliciting additional proxies in favor of the adoption of this Agreement) and offering Public Stockholders with the opportunity to elect to effect an Acquiror Share Redemption, and such other matters as may be approved in writing by the Company (such approval not to be unreasonably withheld, delayed or conditioned). Acquiror will use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement, and to take all other action necessary or advisable to obtain such proxies and the Acquiror Stockholders’ Approval and to secure the vote or consent of its stockholders required by and in compliance with all applicable Law, Nasdaq or NYSE rules (as applicable) and the Acquiror Charter and Acquiror Bylaws; provided, that none of Acquiror, Sponsor or any of their Affiliates shall be required to pay any additional consideration to any Acquiror Stockholder in order to obtain the Acquiror Stockholders’ Approval. Acquiror (i) shall consult with the Company regarding the record date and the date of the Acquiror Stockholder Meeting and (ii) shall not adjourn or postpone the Acquiror Stockholder Meeting without the prior written consent of Company; provided that Acquiror may adjourn or postpone the Acquiror Stockholder Meeting without any such consent (A) to the extent necessary to ensure that any supplement or amendment to the Proxy Statement that Acquiror reasonably determines (following consultation with the Company) is necessary to comply with applicable Laws, is provided to the Acquiror Stockholders in advance of a vote on the adoption of this Agreement, (B) if, as of the time that the Acquiror Stockholder Meeting is originally scheduled, there are insufficient shares of Acquiror Common Stock represented at such meeting (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Acquiror Stockholder Meeting, or (C) if, as of the time that the Acquiror Stockholder Meeting is originally scheduled, adjournment or postponement of the Acquiror Stockholder Meeting is necessary to enable Acquiror to solicit additional proxies required to obtain the Acquiror Stockholders’ Approval; provided, further, that in addition to the exceptions specified in the foregoing proviso, Acquiror may postpone or adjourn on one occasion without the consent of the Company so long as the date of the Acquiror Stockholder Meeting is not postponed or adjourned more than an aggregate of fifteen (15) consecutive calendar days in connection with such postponement or adjournment. If, at any time prior to the Effective Time, any event or circumstance relating to the Company, or its officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Proxy Statement or any current report of Acquiror on Form 8-K, the Company shall promptly inform Acquiror.

(ii) Subject to clause (iii) below, the Proxy Statement shall include a statement to the effect that the Acquiror Board has unanimously recommended that the Acquiror Stockholders vote in favor of the Transaction Proposals at the Acquiror Stockholder Meeting and (ii) neither the Acquiror Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the Acquiror Board Recommendation (an “Acquiror Modification in Recommendation”).

(iii) Notwithstanding anything to the contrary contained in this Agreement (including Section 7.2(b)(ii)), the Acquiror Board may, at any time prior to, but not after, obtaining the Acquiror Stockholders’ Approval, make an Acquiror Modification in Recommendation in response to an Intervening Event (an “Intervening Event Change in Recommendation”) if the Acquiror Board determines in good faith, based on the advice of its outside legal counsel, that the failure to take such action would be a breach of the fiduciary duties of the Acquiror Board under applicable Law; provided, that: (A) the Company shall have received written notice from Acquiror of Acquiror’s intention to make an Intervening Event Change in Recommendation at least five (5) Business Days prior to the taking of such action by Acquiror (the “Intervening Event Notice Period”), which notice shall specify the applicable Intervening Event in reasonable detail, (B) during the Intervening Event Notice Period and prior to making an Intervening Event Change in Recommendation, if requested by the Company, Acquiror and its Representatives shall have negotiated in good faith with the Company and its Representatives regarding any revisions or adjustments proposed by the Company to the terms and conditions of this Agreement as would enable Acquiror to proceed with its recommendation of this Agreement and the Transactions and not make such Intervening Event Change in Recommendation and (C) if the Company requested negotiations in accordance with clause (B), Acquiror may make an Intervening Event Change in Recommendation only if the Acquiror Board, after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement that the Company shall have, prior to the expiration of the five (5) Business Day period, offered in writing in a manner that would form a binding contract if accepted by Acquiror (and the other applicable parties hereto), continues to determine in good faith, based on the advice of outside counsel, that failure to make an Intervening Event Change in Recommendation would be a breach of its fiduciary duties to the Acquiror Stockholders under applicable Law. An “Intervening Event” shall mean any material and negative Event that (i) was not known and was not reasonably foreseeable to the Acquiror Board as of the date of this Agreement (or the consequences of which (or the magnitude of which) were not reasonably foreseeable to the Acquiror Board as of the date of this Agreement), which becomes known to the Acquiror Board prior to the Acquiror Stockholder Meeting, and (ii) does not relate to (A) any Business Combination Proposal, (B) any actions taken pursuant to this Agreement, including clearance of the Transactions under the Regulatory Approvals or any other applicable Laws and any action in connection therewith taken pursuant to or required to be taken pursuant to Section 7.1, and (C) any change in the price or trading volume of Acquiror Common Stock. Notwithstanding anything to the contrary contained in this Agreement, during an Intervening Event Notice Period, the obligations on Acquiror and/or the Acquiror Board to make filings with the SEC with respect to the proposals contemplated herein, to give notice for or to convene a meeting, or make a recommendation, shall be tolled to the extent reasonably necessary until such time as Acquiror has filed an update to the Proxy Statement with the SEC (which Acquiror shall file as promptly as practicable after the Intervening Event Change in Recommendation), and in the event a filing and or notice for a meeting was made prior to the Intervening Event Notice Period, Acquiror shall be permitted to adjourn such meeting and amend such filing as necessary in order to provide sufficient time for the stockholders to consider any revised recommendation. To the fullest extent permitted by applicable Law, Acquiror’s obligations to establish a record date for, duly call, give notice of, convene and hold the Acquiror Stockholder Meeting shall not be affected by any Acquiror Modification in Recommendation.

(iv) Promptly following the execution of this Agreement, Acquiror shall duly execute and deliver to the Company the Merger Sub Written Consent

(c) Company Written Consent. Promptly following the execution of this Agreement, Parent shall duly execute and deliver to Acquiror the Company Written Consent.

Section 7.3. Support of Transaction. (a) Parent shall, and shall cause the EMEA Companies to, and (b) each of Acquiror and Merger Sub shall, (i) use reasonable best efforts to obtain all material consents and approvals of third parties that any EMEA Company or any of Acquiror or Merger Sub, as applicable, are required to obtain in order to consummate the Transactions (including in the case of Parent, the Delayed Contribution) and (ii) take or cause to be taken such other action as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article VIII or otherwise to comply with this Agreement and to consummate the Transactions (including in the case of Parent, the Delayed Contribution) as soon as practicable; provided, that, notwithstanding anything contained herein to the contrary, nothing in this Agreement shall require any EMEA Company, Acquiror or Merger Sub or any of their respective Affiliates to (A) commence or threaten to commence, pursue or defend against any Action (without limiting the express obligations to make regulatory filings under Section 7.1), whether judicial or administrative, (B) seek to have any stay or other Governmental Order vacated or reversed, (C) propose, negotiate, commit to or effect by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of any assets or businesses of the EMEA Companies, (D) take or commit to take actions that limit the freedom of action of any of the EMEA Companies or Acquiror with respect to, or the ability to retain, control or operate, or to exert full rights of ownership in respect of, any of the businesses, product lines or assets of the EMEA Companies or Acquiror or (E) grant any financial, legal or other accommodation to any other Person (for the avoidance of doubt, without limiting the express obligations of such parties under the terms of this Agreement and the Ancillary Agreements).

Section 7.4. Tax Matters. Each of Acquiror, Merger Sub and the Company intends that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and shall, and shall cause its respective Subsidiaries to, use its reasonable best efforts to cause the Merger to so qualify, and shall not take, or cause to be taken, any action that would be reasonably expected to prevent, preclude or impede the Merger from so qualifying. The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and 1.368-3(a). Unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, each of Acquiror, Merger Sub and the Company shall report the Merger as a “reorganization” within the meaning of Section 368(a) of the Code and shall not take any inconsistent position therewith in any Tax Return. If either the Company or Acquiror wishes to obtain a tax opinion regarding the qualification of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code, each of Acquiror, Merger Sub and the Company shall reasonably cooperate with each other and with the tax counsel that are to render the tax opinion, including by providing appropriate representations as to factual matters.

Section 7.5. Section 16 Matters. Prior to the Closing, each of Acquiror, Merger Sub and the Company shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of Company Stock or acquisitions of Acquiror Common Stock (prior to the Effective Time) (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the Transactions by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the Transactions to be exempt under SEC Rule 16b-3 promulgated under the Exchange Act.

Section 7.6. Acquisition Proposals and Alternative Transactions. During the Interim Period, each of Parent, the Company and Acquiror shall not, and shall cause its Representatives not to, (a) initiate any negotiations with any Person with respect to, or provide any non-public information or data concerning the Company and Acquiror or their respective Subsidiaries, to any Person relating to an Acquisition Proposal or Alternative Transaction or afford to any Person access to the business, properties, assets or personnel of any EMEA Company or Acquiror or any of its Subsidiaries in connection with an Acquisition Proposal or Alternative Transaction, (b) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal or Alternative Transaction, (c) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover Laws of any state relating to an Acquisition Proposal or Alternative Transaction, or (d) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal or Alternative Transaction. Each of the Company and Acquiror shall, and shall cause its Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Alternative Transaction or Acquisition Proposal. Without limiting the foregoing, the parties agree that any violation of the restrictions set forth in this Section 7.6 by a party or its Representatives shall be deemed to be a breach of this Section 7.6 by such party.

Section 7.7. Access to Information; Inspection. During the Interim Period, to the extent permitted by applicable Law, each of the Company and Acquiror shall, and shall cause each of its Subsidiaries to, (a) afford to the other party and its Representatives reasonable access, during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the Ordinary Course of its operations, to all of its respective assets, properties, facilities, books, Contracts, Tax Returns, records and appropriate officers, employees and other personnel, and shall furnish such Representatives with all financial and operating data and other information concerning its affairs that are in its possession as such Representatives may reasonably request, and (b) cooperate with the other party and its Representatives regarding all due diligence matters, including document requests. All information obtained by the Company, Acquiror, Merger Sub and their respective Representatives pursuant to the foregoing shall be subject to the NDA. Notwithstanding the foregoing, neither the Company nor Acquiror shall be required to directly or indirectly provide access to or disclose information where the access or disclosure would violate its obligations of confidentiality or similar legal restrictions with respect to such information, jeopardize the protection of attorney-client privilege or contravene applicable Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention), inconsistent with COVID-19 Measures, or violate any Law applicable to such party.

Article VIII

CONDITIONS TO OBLIGATIONS

Section 8.1. Conditions to Obligations of Acquiror, Merger Sub and the Company. The obligations of Acquiror, Merger Sub and the Company to consummate, or cause to be consummated, the Transactions at the Closing is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

(a) The Acquiror Stockholders’ Approval shall have been obtained;

(b) All notices, approvals or consents, and all waiting or other periods, under the Laws set forth and described on Section 8.1(b) of the Company Disclosure Letter (collectively, the “Regulatory Approvals”) shall have been made, obtained or have expired or been terminated, as applicable;

(c) The definitive Proxy Statement shall have been filed under the Exchange Act and no proceedings shall have been initiated or threatened by the SEC with respect to the Proxy Statement;

(d) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Governmental Order that is then in effect and which has the effect of making the Transactions illegal or which otherwise prevents or prohibits consummation of the Transactions;

(e) Each of the Ancillary Agreements shall be in full force and effect and shall not have been rescinded by any of the parties thereto; and

(f) The Delayed Contribution shall have occurred.

Section 8.2. Conditions to Obligations of Acquiror and Merger Sub. The obligations of Acquiror and Merger Sub to consummate, or cause to be consummated, the Transactions at the Closing are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror and Merger Sub:

(a) Each of the representations and warranties of the Company contained in Section 3.1, Section 3.2, Section 3.3, Section 3.7(b), Section 3.8(a)(i), Section 3.10(a), Section 3.14(b), Section 3.16, Section 3.17, Section 3.18(a), Section 3.27, Section 3.29 and Section 3.32 shall be true and correct in all respects as of the date hereof and as of the Closing Date as though then made, except with respect to such representations and warranties which speak to an earlier date, which representations and warranties shall be true and correct at and as of such date. Each of the other representations and warranties of the Company contained in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as though then made, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or another similar materiality qualification set forth therein) individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect;

(b) Each of the covenants of the Company to be performed as of or prior to the Closing shall have been performed in all material respects;

(c) There has not been any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(d) (i) The Company, Acquiror and Exela shall have entered into a Tax Sharing Agreement in the form attached hereto as Exhibit G (the “Tax Sharing Agreement”), and (ii) Parent and Exela Technologies BPA, LLC shall have entered into a Services Agreement in the form attached hereto as Exhibit H (the “Services Agreement”);

(e) Acquiror shall have received copies of the documents listed on Section 8.2(e) of the Company Disclosure Schedule; and

(f) All notices, approvals or consents, set forth and described on Section 8.1(b) of the Company Disclosure Letter shall have been made or obtained.

Section 8.3. Conditions to the Obligations of the Company. The obligations of the Company to consummate, or cause to be consummated, the Transactions at the Closing is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) Each of the representations and warranties of Acquiror contained in Section 4.1, Section 4.2, Section 4.3, Section 4.6(a), Section 4.9, Section 4.11, Section 4.16(a)-(c), Section 4.17 and Section 4.18 shall be true and correct in all respects as of the date hereof and as of the Closing Date as though then made, except with respect to such representations and warranties which speak to an earlier date, which representations and warranties shall be true and correct at and as of such date. Each of the other representations and warranties of the Company contained in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as though then made, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, and except for, in each case, inaccuracies or omissions that (without giving effect to any limitation as to “materiality” or “Acquiror Material Adverse Effect” or another similar materiality qualification set forth therein) individually or in the aggregate, have not had, and would not reasonably be expected to have an Acquiror Material Adverse Effect;

(b) Each of the covenants of Acquiror to be performed as of or prior to the Closing shall have been performed in all material respects;

(c) There has not been any Event that has had, or would reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect; and

(d) As of the Closing Date, the shares of Acquiror Class A Common Stock to be issued in connection with this Agreement shall have been approved for listing on Nasdaq or NYSE (subject only to official notice of issuance thereof), and no Listing Event shall be ongoing or shall occur upon the consummation of the Closing and after giving effect to the Transactions to occur in connection with the Closing.

Section 8.4. Frustration of Conditions. None of Acquiror, Merger Sub or the Company may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such party’s failure to act in good faith or to take such actions as may be necessary to cause the conditions of the other party hereto to be satisfied, as required by Section 7.3.

Article IX

TERMINATION/EFFECTIVENESS

Section 9.1. Termination. This Agreement may be terminated and the Transactions abandoned:

(a) by mutual written consent of Parent and Acquiror;

(b) by written notice from Parent or Acquiror to the other(s) if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and non-appealable and has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions;

(c) by written notice from Parent to Acquiror within five (5) Business Days after there has been an Acquiror Modification in Recommendation;

(d) by written notice from Parent or Acquiror to the other if the Acquiror Stockholders’ Approval shall not have been obtained by reason of the failure to obtain the required vote at the Acquiror Stockholder Meeting duly convened therefor or at any adjournment or postponement thereof;

(e) by written notice from Parent to the Acquiror in the event the Acquiror has not obtained approval of a necessary Extension by the requisite Acquiror Stockholders prior to the Expiration Date;

(f) by written notice from Acquiror to Parent if the Company Written Consent shall not have been obtained and a complete copy delivered to Acquiror on the date of this Agreement;

(g) by written notice from Parent to the Acquiror if the Merger Sub Written Consent shall not have been obtained and a complete copy delivered to Parent on the date of this Agreement;

(h) by written notice from Acquiror to Parent if the PCAOB Financial Statements delivered by Parent to Acquiror shall reflect a financial position, operating results or cash flows of the EMEA Companies that is materially different from the Company Financial Statements, which difference materially and negatively affects the fair market value of the Company;

(i) by written notice from Acquiror to Parent, if the PCAOB Financial Statements have not been delivered by February 1, 2023, or if the 2022 Financial Statements have not been delivered by March 31, 2023, in either case prior to the later of (x) thirty (30) days after the missed deadline, or (y) the actual delivery of the applicable financial statements;

(j) by written notice from Parent to Acquiror if a Listing Event shall have occurred and such Listing Event shall not have been cured within thirty (30) days after the date that Acquiror became aware of such Listing Event;

(k) prior to the Closing, by written notice to Parent from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Parent or the Company set forth in this Agreement, such that the conditions specified in Section 8.2(a) or 8.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by Parent or the Company through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by Parent of notice from Acquiror of such breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, or (ii) the Closing has not occurred on or before the Agreement End Date, unless Acquiror is in material breach hereof; or

(l) prior to the Closing, by written notice to Acquiror from Parent if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror or Merger Sub set forth in this Agreement, such that the conditions specified in Section 8.3(a) or Section 8.3(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror or Merger Sub through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by Acquiror or Merger Sub, as the case may be, of notice from Parent of such breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period or (ii) the Closing has not occurred on or before the Agreement End Date, unless Parent is in material breach hereof.

Section 9.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or equity holders, other than liability of Parent, the Company, Acquiror or Merger Sub, as the case may be, for any willful and material breach of any covenant contained in this Agreement occurring prior to such termination, except that the provisions of this Section 9.2 and Article X and the NDA shall survive any termination of this Agreement.

Article X

MISCELLANEOUS

Section 10.1. Trust Account Waiver. Parent and the Company acknowledge that, as described in the final prospectus of Acquiror, dated March 11, 2021 and filed with the SEC on March 15, 2021 (File No: 333-253308) available at www.sec.gov, substantially all of Acquiror’s assets consist of the cash proceeds of the IPO and private placements of its securities occurring simultaneously with the IPO, the overallotment shares acquired by its underwriters and substantially all of those proceeds have been deposited in a trust account (the “Trust Account”) for the benefit of Acquiror’s public stockholders (including overallotment shares acquired by the underwriters of Acquiror) (“Public Stockholders”). Parent and the Company understand and acknowledge that, except with respect to interest earned on the funds held in the Trust Account that may be released to Acquiror to pay its Taxes (and up to $100,000 in dissolution expenses), cash in the Trust Account may be disbursed only (i) to the Public Stockholders that elect to redeem their Acquiror Common Stock if Acquiror completes a transaction which constitutes a Business Combination or in connection with an extension of the deadline to consummate a Business Combination; (ii) to the Public Stockholders if Acquiror fails to complete a Business Combination within twelve (12) months after the closing of the IPO (as such date may be extended by amendment to the Acquiror Governing Documents with the consent of the Acquiror Stockholders); and (iii) to Acquiror after or concurrently with the consummation of a Business Combination. For and in consideration of Acquiror entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, on behalf of itself and its Affiliates (other than the Surviving Corporation), hereby agrees that, notwithstanding anything to the contrary contained in this Agreement, neither it nor any of such Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to this Agreement, or any proposed or actual business relationship between Acquiror or its Representatives, on the one hand, and Parent or the Company or their Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”). Parent on behalf of itself and its Affiliates (other than the Surviving Corporation) hereby irrevocably waives any Released Claims that Parent or any of such Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Acquiror or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever. Parent and the Company acknowledge and agree that such irrevocable waiver is material to this Agreement and specifically relied upon by Acquiror and its Affiliates to induce Acquiror and Merger Sub to enter into this Agreement, and Parent and the Company further intend and understand such waiver to be valid, binding and enforceable against Parent, the Company and each of their Affiliates under applicable Law. To the extent that Parent or the Company or any of their Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to Acquiror or its Representatives, which Action seeks, in whole or in part, monetary relief against Acquiror or its Representatives, Parent and the Company hereby acknowledge and agree that Parent’s. the Company’s and their Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit Parent, the Company or any of their Affiliates (or any Person claiming on any of their behalves or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. This Section 10.1 will survive any termination of this Agreement for any reason and continue indefinitely. Notwithstanding the foregoing, (x) nothing herein shall prohibit the EMEA Companies’ right to pursue a claim against Acquiror for legal relief against monies or other assets held outside the Trust Account (other than distributions therefrom directly or indirectly to the Public Stockholders), for specific performance or other equitable relief in connection with the consummation of the Transactions (including a claim for Acquiror to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Acquiror Share Redemptions) to Acquiror in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect Acquiror’s ability to fulfill its obligations to effectuate the Acquiror Share Redemptions and (y) nothing herein shall serve to limit or prohibit any claims that the EMEA Companies may have in the future against Acquiror’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds, but excluding distributions from the Trust Account directly or indirectly to the Public Stockholders).

Section 10.2. Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors or officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

Section 10.3. Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email during normal business hours at the location of the recipient, and otherwise on the next following Business Day, addressed as follows:

(a)	If to Acquiror or Merger Sub, to:

CF Acquisition Corp. VIII
110 East 59th Street
New York, New York 10022
Email: CFVIII@cantor.com
Attention: Chief Executive Officer

with a copy to:

Hughes Hubbard & Reed LLP
One Battery Park Plaza
New York, New York 10004
Email: ken.lefkowitz@hugheshubbard.com
Email: michael.traube@hugheshubbard.com
Attention: Ken Lefkowitz and Michael Traube

(b)	If to Parent or the Company, to:

c/o Exela Technologies, Inc.
300 First Stamford Place, Second Floor West
Stamford, CT 06902
E-mail: legalnotices@exelatech.com
Attention: Erik Mengwall, Deputy General Counsel and Secretary

with a copy to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
E-mail:	mlefkort@willkie.com
sewen@willkie.com
Attention:	Maurice Lefkort, Esq.
Sean Ewen, Esq.

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Section 10.4. Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 10.5. Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to (i) confer upon or give any Person (including any equity holder, any current or former director, manager, officer, employee or independent contractor of an EMEA Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), other than the parties hereto, any right or remedies under or by reason of this Agreement, (ii) establish, amend or modify any employee benefit plan, program, policy, agreement or arrangement or (iii) limit the right of Acquiror, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, policy, agreement or other arrangement following the Closing; provided, however, that (x) the D&O Indemnified Parties (and their successors, heirs and Representatives) are intended third-party beneficiaries of, and may enforce, Section 5.2(a)-(d), (y) the Company Non-Recourse Parties (as defined below) and the Acquiror Non-Recourse Parties (as defined below) (and their successors, heirs and Representatives), are intended third-party beneficiaries of, and may enforce, Section 10.16 and (z) Sponsor is an intended third-party beneficiaries of, and may enforce, any provision of this Agreement that confers any right or privilege to Sponsor.

Section 10.6. Expenses. Except as otherwise set forth in this Agreement, including in Section 7.1(c), each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the Transactions, including all fees of its legal counsel, financial advisers and accountants; provided, that if the Closing shall occur, Acquiror shall pay or cause to be paid, in accordance with Section 2.6(c), the Acquiror Transaction Expenses and the Company Transaction Expenses.

Section 10.7. Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 10.8. Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

Section 10.9. Company and Acquiror Disclosure Letters. The Company Disclosure Letter and the Acquiror Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter and/or the Acquiror Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure would be responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 10.10. Entire Agreement. This Agreement (together with the Company Disclosure Letter and the Acquiror Disclosure Letter) and the Ancillary Agreements constitute the entire agreement among the parties to this Agreement relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the Transactions (including the Non-Binding Letter of Intent between Acquiror, XCV-EMEA, LLC and the Company, dated August 23, 2022). No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between such parties except as expressly set forth in this Agreement and the Ancillary Agreements.

Section 10.11. Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

Section 10.12. Publicity.

(a) All press releases or other public communications relating to the Transactions by Parent or its Affiliates, on the one hand, or Acquiror or its Affiliates, on the other hand, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of Acquiror and Parent, which approval shall not be unreasonably withheld by either party; provided, that no party shall be required to obtain consent pursuant to this Section 10.12(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 10.12(a).

(b) The restriction in Section 10.12(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall use its reasonable best efforts to consult with the other party in advance as to its form, content and timing. Disclosures resulting from the parties’ efforts to satisfy or obtain approval or early termination in connection with the Regulatory Approvals and to make any relating filing shall be deemed not to violate this Section 10.12.

Section 10.13. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 10.14. Jurisdiction; Waiver of Jury Trial.

(a) Any Action based upon, arising out of or related to this Agreement or the Transactions must be brought in the federal courts located within the Borough of Manhattan in the State of New York or if such court lacks subject matter jurisdiction, in the Supreme Court of the State of New York located in New York County, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Actions or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 10.14(a).

(b) Each party acknowledges and agrees that any controversy which may arise under this Agreement and the Transactions is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably, unconditionally and voluntarily waives any right such party may have to a trial by jury in respect of any Action directly or indirectly arising out of or relating to this Agreement or any of the Transactions.

Section 10.15. Enforcement. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waiver any requirement for the securing or posting of any bond in connection therewith.

Section 10.16. Non-Recourse.

(a) This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, Parent, the Company, Acquiror or Merger Sub as named parties hereto; and

(b) except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), (i) no past, present or future director, officer, employee, incorporator, stockholder, member, equity holder, partner, member, Affiliate, agent, attorney, advisor or other Representative of Parent or the Company (each, a “Company Non-Recourse Party”) or of Acquiror or Merger Sub (each, an “Acquiror Non-Recourse Party”) and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, equity holder, Affiliate (including Sponsor), agent, attorney, advisor or other Representative of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of Parent, the Company, Acquiror or Merger Sub under this Agreement for any claim based on, arising out of, or related to this Agreement or the Transactions.

Section 10.17. Non-Survival of Representations, Warranties and Covenants. Except as otherwise contemplated by Section 9.2, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate (including confirmations therein), statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article X.

Section 10.18. Conflicts and Privilege.

(a) Acquiror, Parent and the Company hereby agree that, in the event a dispute with respect to this Agreement or the Transactions arises after the Closing between or among Acquiror, Merger Sub and/or Sponsor, on the one hand, and Parent or the Company, on the other hand, any legal counsel (including Hughes Hubbard & Reed LLP, CMS Cameron McKenna Nabarro Olswang LLP and Ellenoff Grossman & Schole LLP) that represented Acquiror and/or Sponsor prior to the Closing (“Prior Acquiror Counsel”) may represent Sponsor in such dispute even though the interests of Sponsor may be directly adverse to Acquiror, and even though such counsel may have represented Acquiror in a matter substantially related to such dispute, or may be handling ongoing matters for Acquiror and/or Sponsor. All communication between or among Prior Acquiror Counsel, on the one hand, and Acquiror, Merger Sub or Sponsor, on the other hand, shall remain privileged after the Closing and the privilege and the expectation of client confidence relating to Acquiror Deal Communications shall belong solely to the Sponsor, shall be controlled by the Sponsor and shall not pass to or be claimed by the Company, Acquiror or the Surviving Corporation following the Closing. Notwithstanding the foregoing, any privileged communications or information shared by Parent or the Company prior to the Closing with Acquiror or Sponsor (in any capacity) under a common interest agreement shall remain the privileged communications or information of the Company following the Closing.

(b) Parent further agrees, on behalf of itself and, after the Closing, on behalf of Acquiror and the EMEA Companies, that all communications in any form or format whatsoever between or among any of Prior Acquiror Counsel, Acquiror, Merger Sub or the Sponsor, or any of their respective Representatives that relate in any way to the negotiation, documentation and consummation of the Transactions or, beginning on the date of this Agreement, any dispute arising under this Agreement (collectively, the “Acquiror Deal Communications”) shall be deemed to be retained and owned collectively by Sponsor, shall be controlled by Sponsor and shall not pass to or be claimed by Acquiror or the EMEA Companies after the Closing. All Acquiror Deal Communications that are attorney-client privileged (the “Privileged Acquiror Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to Sponsor, shall be controlled by Sponsor and shall not pass to or be claimed by Acquiror or the EMEA Companies after the Closing; provided, further, that nothing contained herein shall be deemed to be a waiver by the Sponsor or any of its Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(c) Notwithstanding the foregoing, in the event that a dispute arises between Acquiror or the EMEA Companies, on the one hand, and a third party other than Sponsor, on the other hand, Acquiror or the EMEA Companies may assert the attorney-client privilege to prevent the disclosure of the Privileged Acquiror Deal Communications to such third party. In the event that Acquiror or the EMEA Companies is legally required by Governmental Order or otherwise to access or obtain a copy of all or a portion of the Privileged Acquiror Deal Communications, Acquiror shall promptly notify Sponsor in writing (including by making specific reference to this Section 10.18) so that Sponsor can seek a protective order and Acquiror and the EMEA Companies agree to use all commercially reasonable efforts to assist therewith.

(d) To the extent that files or other materials maintained by Prior Acquiror Counsel constitute Acquiror Deal Communications that is property of its clients, only Sponsor shall hold such property rights and Prior Acquiror Counsel shall have no duty to reveal or disclose any such files or other materials or any Privileged Acquiror Deal Communications by reason of any attorney-client relationship between Prior Acquiror Counsel, on the one hand, and Acquiror or any EMEA Companies after the Closing, on the other hand so long as such files or other materials would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

(e) Acquiror agrees on behalf of itself and the EMEA Companies after the Closing, (i) to the extent that Acquiror or, after the Closing, the EMEA Companies receives or takes physical possession of any Acquiror Deal Communications, (a) such physical possession or receipt shall not, in any way, be deemed a waiver by Sponsor or any other Person, of the privileges or protections described in this Section 10.18, and (b) neither Acquiror nor the EMEA Companies after the Closing shall assert any claim that Sponsor or any other Person waived the attorney-client privilege, attorney work-product protection or any other right or expectation of client confidence applicable to any such materials or communications, (ii) not to access or use the Acquiror Deal Communications, including by way of review of any electronic data, communications or other information, or by seeking to have Acquiror or any EMEA Company waive the attorney-client or other privilege, or by otherwise asserting that Acquiror or the EMEA Companies after the Closing has the right to waive the attorney-client or other privilege and (iii) not to seek to obtain the Acquiror Deal Communications from Prior Acquiror Counsel so long as such Acquiror Deal Communications would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

(f) Each of the parties hereto acknowledges and agrees that Willkie Farr & Gallagher LLP and Paul, Weiss, Rifkind, Wharton & Garrison LLP (each a “Prior Company Counsel”) has acted as counsel to Parent and the Company in various matters involving a range of issues and as counsel to the Company in connection with the negotiation of this Agreement, the Ancillary Agreements and the Transactions. In connection with any matter or dispute under this Agreement, Acquiror hereby irrevocably waives and agrees not to assert, and agrees to cause the EMEA Companies after the Closing to irrevocably waive and agree not to assert, any conflict of interest arising from or in connection with (i) Prior Company Counsel’s prior representation of the Company and (ii) Prior Company Counsel’s representation of any member of the EMEA Companies (collectively, the “Company Advised Parties”) prior to and after the Closing.

(g) Acquiror further agrees, on behalf of itself and, after the Closing, on behalf of the EMEA Companies, that all communications in any form or format whatsoever between or among any of Prior Company Counsel, the Company, any of the EMEA Companies, or any of their respective Representatives that relate in any way to the negotiation, documentation and consummation of the Transactions or, beginning on the date of this Agreement, any dispute arising under this Agreement (collectively, the “Company Deal Communications”) shall be deemed to be retained and owned collectively by the Company Advised Parties, shall be controlled by Parent on behalf of the EMEA Companies and shall not pass to or be claimed by Acquiror or the EMEA Companies after the Closing. All Company Deal Communications that are attorney-client privileged (the “Privileged Company Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to Parent, shall be controlled by Parent and shall not pass to or be claimed by Acquiror, the Surviving Company or the EMEA Companies after the Closing; provided, further, that nothing contained herein shall be deemed to be a waiver by Parent or any of its Affiliates (including, after the Closing, the EMEA Companies and its Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(h) Notwithstanding the foregoing, in the event that a dispute arises between Acquiror or the EMEA Companies, on the one hand, and a third party other than Parent, on the other hand, Acquiror or the EMEA Companies may assert the attorney-client privilege to prevent the disclosure of the Privileged Company Deal Communications to such third party; provided, however, that neither Acquiror nor the EMEA Companies may waive such privilege with respect to Privileged Company Deal Communications without the prior written consent of Parent. In the event that Acquiror or the EMEA Companies is legally required by Governmental Order or otherwise to access or obtain a copy of all or a portion of the Privileged Company Deal Communications, Acquiror shall promptly notify Parent in writing (including by making specific reference to this Section 10.18) so that Parent can seek a protective order and Acquiror agrees to use all commercially reasonable efforts to assist therewith.

(i) To the extent that files or other materials maintained by Prior Company Counsel constitute Company Deal Communications that is property of its clients, only Parent shall hold such property rights and Prior Company Counsel shall have no duty to reveal or disclose any such files or other materials or any Privileged Company Deal Communications by reason of any attorney-client relationship between Prior Company Counsel, on the one hand, and the EMEA Companies after the Closing, on the other hand so long as such files or other materials would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

(j) Acquiror agrees on behalf of itself and the EMEA Companies after the Closing, (i) to the extent that Acquiror or, after the Closing, the EMEA Companies receives or takes physical possession of any Company Deal Communications, (a) such physical possession or receipt shall not, in any way, be deemed a waiver by any of the Company Advised Parties or any other Person, of the privileges or protections described in this Section 10.18, and (b) neither Acquiror nor the EMEA Companies after the Closing shall assert any claim that any of the Company Advised Parties or any other Person waived the attorney-client privilege, attorney work-product protection or any other right or expectation of client confidence applicable to any such materials or communications, (ii) not to access or use the Company Deal Communications, including by way of review of any electronic data, communications or other information, or by seeking to have Parent waive the attorney-client or other privilege, or by otherwise asserting that Acquiror or the EMEA Companies after the Closing has the right to waive the attorney-client or other privilege and (iii) not to seek to obtain the Company Deal Communications from Prior Company Counsel so long as such Company Deal Communications would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date first above written.

ACQUIROR:

CF Acquisition Corp. VIII
a Delaware corporation

By:	/s/ Howard W. Lutnick
	Name:	Howard W. Lutnick
	Title:	Chief Executive Officer

MERGER SUB:

Sierra Merger Sub, Inc.
a Delaware limited liability company

By:	/s/ Howard W. Lutnick
	Name:	Howard W. Lutnick
	Title:	Chief Executive Officer

COMPANY:

XBP Europe, Inc.
a Delaware corporation

By:	/s/ Vitalie Robu
	Name:	Vitalie Robu
	Title:	President

PARENT:

BTC International Holdings, Inc.
a Delaware corporation

By:	/s/ Vitalie Robu
	Name:	Vitalie Robu
	Title:	President

Exhibit A

Form of Exela Support Agreement

See attached.

Exhibit B

Form of Sponsor Support Agreement

See attached.

Exhibit C

Form of Lock-Up Agreement

See attached.

Exhibit D

Form of A&R Registration Rights Agreement

See attached.

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [●], is made and entered into by and among XBP Europe Holdings, Inc. (formerly known as CF Acquisition Corp. VIII), a Delaware corporation (the “Company”), CFAC Holdings VIII, LLC, a Delaware limited liability company (the “Sponsor”), the undersigned parties listed under Existing Holders on the signature page hereto (each such party, together with the Sponsor, an “Existing Holder” and collectively the “Existing Holders”) and the undersigned parties listed under New Holders on the signature page hereto (each such party, together with any person or entity deemed a “New Holder” who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, a “New Holder” and collectively the “New Holders”). Capitalized terms used but not otherwise defined in this Agreement shall have the meaning ascribed to such term in the Merger Agreement (as defined below).

RECITALS

WHEREAS, the Company and the Existing Holders are party to that certain Registration Rights Agreement dated March 11, 2021 (the “Existing Registration Rights Agreement”), pursuant to which the Company granted the Existing Holders certain registration rights with respect to certain securities of the Company;

WHEREAS, the Company entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of October [●], 2022, by and between the Company, XBP Europe, Inc. (“NewCo”), Sierra Merger Sub, Inc. and BTC International Holdings, Inc. (“Parent”, which is also the initial New Holder);

WHEREAS, upon the closing of the transactions contemplated by the Merger Agreement (the “Closing”) and subject to the terms and conditions set forth therein, the initial New Holder received shares of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”);

WHEREAS, the Sponsor owns [●] shares of Common Stock that, upon Closing, were converted from an equal number of shares of the Company’s Class B common stock, par value $0.0001 per share (the “Class B Common Stock”) and the other Existing Holders own an aggregate of [●] shares of Common Stock that, upon Closing, were converted from an equal number of shares of Class B Common Stock (such shares of Common Stock, collectively, the “Initial Founder Shares”);

WHEREAS, on March 16, 2021 and pursuant to that certain Private Placement Units Purchase Agreement (the “Private Placement Agreement”) between the Company and the Sponsor dated March 11, 2021, the Sponsor purchased 540,000 units of the Company (the “Private Placement Units”), each such Private Placement Unit consisting of one share of Common Stock and one-fourth of one warrant, in a private placement transaction occurring simultaneously with the closing of the Company’s initial public offering; each whole warrant entitling the holder thereof to purchase one share of Common Stock at a price of $11.50 per share (which such Private Placement Units, upon the Closing, were separated into their constituent parts consisting of 540,000 shares of Common Stock (the “Private Placement Shares”) and 135,000 warrants (the “Private Placement Warrants”)), 2,500 of which such Private Placement Shares were transferred to an Existing Holder on March 25, 2022;

WHEREAS, on March 11, 2021, the Company entered into that certain Forward Purchase Contract with the Sponsor pursuant to which the Sponsor purchased, concurrently with the Closing, (i) 1,000,000 shares of Common Stock (the “Base Forward Purchase Shares”), (ii) 250,000 warrants; each whole warrant entitling the holder thereof to purchase one share of Common Stock at a price of $11.50 per share (the “Forward Purchase Warrants”), and (iii) an additional 250,000 shares of Common Stock (for no additional consideration) (the “Forward Purchase Founder Shares” and together with the Initial Founder Shares, the “Founder Shares”);

WHEREAS, pursuant to Section 5.5 of the Existing Registration Rights Agreement, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the Existing Holders of a majority-in-interest of the “Registrable Securities” (as such term was defined in the Existing Registration Rights Agreement) at the time in question; and

WHEREAS, the Company and all of the Existing Holders desire to amend and restate the Existing Registration Rights Agreement in order to provide the Existing Holders and the New Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Board, after consultation with the executive officers of and counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble.

“Base Forward Purchase Shares” shall have the meaning given in the Recitals hereof.

“Block Trade” means an offering and/or sale of Registrable Securities by any Holder on a block trade or underwritten basis (whether firm commitment or otherwise) without substantial marketing efforts prior to pricing, including, without limitation, a “bought deal”, same day trade, overnight trade or similar transaction.

“Board” shall mean the Board of Directors of the Company.

“Class B Common Stock” shall have the meaning given in the Recitals hereto.

“Closing” shall have the meaning in the Recitals hereto.

“Company” shall have the meaning given in the Preamble.

“Common Stock” shall have the meaning given in the Recitals hereto.

“Company Shelf Takedown Notice” shall have the meaning given in subsection 2.1.3.

“Demand Registration” shall have the meaning given in subsection 2.2.1.

“Demanding Holders” shall have the meaning given in subsection 2.2.1.

“Effectiveness Deadline” shall have the meaning given in subsection 2.1.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Existing Holders” shall have the meaning in the Preamble.

“Existing Registration Rights Agreement” shall have the meaning given in the Recitals hereto.

“Form S-1 Shelf” shall have the meaning given in subsection 2.1.1.

“Form S-3 Shelf” shall have the meaning given in subsection 2.1.1.

“Forward Purchase Founder Shares” shall have the meaning given in the recitals hereto.

“Forward Purchase Warrants” shall have the meaning given in the recitals hereof.

“Founder Shares” shall have the meaning given in the Recitals hereto and shall be deemed to include the shares of Common Stock issued upon conversion thereof.

“Holders” shall mean the Existing Holders and the New Holders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2.

“Initial Founder Shares” shall have the meaning in the Recitals hereto.

“Insider Letter” shall mean that certain letter agreement, dated as of March 11, 2021, by and among the Company, the Sponsor and each of the Company’s officers, directors and director nominees.

“Lock-Up Period” shall mean from the date hereof and ending on the earlier of (A) the one (1) year anniversary of the date of the Closing, and (B) subsequent to the Closing, the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization, or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.

“Maximum Number of Securities” shall have the meaning given in subsection 2.2.4.

“Merger Agreement” shall have the meaning given in the Recitals hereto.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading.

“Permitted Transferees” shall mean any person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the Lock-Up Period under, in the case of the New Holders, the Lock-Up Agreements dated as of the date hereof, and in the case of the Existing Holders, the Insider Letter and/or the Sponsor Agreement, and any other applicable agreement between such Holder and the Company, and to any transferee thereafter.

“Piggyback Registration” shall have the meaning given in subsection 2.3.1.

“Private Placement Agreement” shall have the meaning given in the Recitals hereto.

“Private Placement Shares” shall have the meaning given in the Recitals hereto.

“Private Placement Units” shall have the meaning given in the Recitals hereto.

“Private Placement Warrants” shall have the meaning given in the Recitals hereto.

“Pro Rata” shall have the meaning given in subsection 2.2.4.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) the shares of Common Stock issued as a result of the conversion of the Initial Founder Shares, (b) the Private Placement Shares, (c) the Private Placement Warrants and any shares of Common Stock issued or issuable upon the exercise of the Private Placement Warrants, (d) the Base Forward Purchase Shares, (e) the Forward Purchase Founder Shares, (f) the Forward Purchase Warrants and any shares of Common Stock issued or issuable upon exercise of the Forward Purchase Warrants, (g) any outstanding share of Common Stock or any other equity security (including the shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by an Existing Holder as of the date of this Agreement including any securities purchased in connection with the Closing or securities issued under the Merger Agreement in repayment of transaction expenses as contemplated thereunder, (h) any outstanding shares of Common Stock or any Common Stock issuable upon the exercise, conversion or exchange of any other outstanding equity security (or security exercisable, convertible or exchangeable for any equity security) of the Company or any of its Subsidiaries held by a New Holder as of the date of this Agreement (including shares transferred to a Permitted Transferee), and (i) any other equity security of the Company issued or issuable with respect to any such share of Common Stock described in the foregoing clauses (a) through (h) by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred, new certificates or book entries for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities have been sold without registration pursuant to Rule 144; or (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Common Stock is then listed;

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F) reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders initiating a Demand Registration to be registered for offer and sale in the applicable Registration.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Removed Shares” shall have the meaning given in Section 2.6.

“Requesting Holder” shall have the meaning given in subsection 2.2.1.

“Restricted Securities” shall have the meaning given in subsection 3.6.1.

“Rule 144” shall mean Rule 144 promulgated under the Securities Act, or any successor rule promulgated thereafter by the SEC.

“Rule 415” shall have the meaning given in subsection 2.1.1.

“SEC” shall mean the United States Securities and Exchange Commission.

“SEC Guidance” means (i) any publicly-available written or oral guidance of the SEC staff, or any comments, requirements or requests of the SEC staff whether formally or informally or publicly or privately and (ii) the Securities Act.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf Takedown Notice” shall have the meaning given in subsection 2.1.3.

“Shelf Underwritten Offering” shall have the meaning given in subsection 2.1.3.

“Sponsor” shall have the meaning given in the Preamble hereto.

“Sponsor Agreement” shall mean the Sponsor Support Agreement, dated as of October [●], 2022, between the Sponsor, the Company and Parent.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

ARTICLE II

REGISTRATIONS

2.1 Shelf Registration.

2.1.1 Initial Registration. The Company shall, as soon as practicable, but in no event later than thirty (30) calendar days after the consummation of the transactions contemplated by the Merger Agreement, file a Registration Statement under the Securities Act to permit the public resale of all the Registrable Securities held by the Holders from time to time as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the SEC then in effect) (“Rule 415”) on the terms and conditions specified in this subsection 2.1.1 and shall use its reasonable best efforts to cause such Registration Statement to be declared effective as soon as practicable after the filing thereof, but in no event later than the earlier of (i) sixty (60) calendar days following the Closing (or 90 calendar days following the Closing if the SEC notifies the Company that it will “review” the Registration Statement), and (ii) the second (2nd) business day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Deadline”). The Registration Statement filed with the SEC pursuant to this subsection 2.1.1 shall be a shelf registration statement on Form S-3 (a “Form S-3 Shelf”) or, if Form S-3 is not then available to the Company, on Form S-1 (a “Form S-1 Shelf”) or such other form of registration statement as is then available to effect a registration for resale of such Registrable Securities, covering such Registrable Securities, and shall contain a Prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 at any time beginning on the effective date for such Registration Statement. A Registration Statement filed pursuant to this subsection 2.1.1 shall provide for the resale pursuant to any method or combination of methods legally available to, and requested by, the Holders. The Company shall cause such Registration Statement filed pursuant to this subsection 2.1.1 to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities. As soon as practicable following the effective date of a Registration Statement filed pursuant to this subsection 2.1.1, but in any event within one (1) business day of such date, the Company shall notify the Holders of the effectiveness of such Registration Statement and shall furnish to them, without charge, such number of copies of the Registration Statement (including any amendments, supplements and exhibits), the prospectus contained therein (including each preliminary prospectus and all related amendments and supplements) and any documents incorporated by reference into the Registration Statement or such other documents as the Holders may reasonably request in order to facilitate the sale of the Registrable Securities in the manner described in the Registration Statement. When effective, a Registration Statement filed pursuant to this subsection 2.1.1 (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any Prospectus contained in such Registration Statement, in the light of the circumstances under which such statement was made).

2.1.2 Form S-3 Shelf. If the Company files a Form S-3 Shelf and thereafter the Company becomes ineligible to use Form S-3 for secondary sales, the Company shall use its best efforts to file a Form S-1 Shelf as promptly as practicable (but in any event, within ten (10) calendar days) to replace the shelf registration statement that is a Form S-3 Shelf and have the Form S-1 Shelf declared effective as promptly as practicable and to cause such Form S-1 Shelf to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities.

2.1.3 Shelf Takedown. At any time and from time to time following the effectiveness of the shelf registration statement required by subsection 2.1.1 or 2.1.2, any Holder may request to sell all or a portion of their Registrable Securities in an underwritten offering that is registered pursuant to such shelf registration statement, including a Block Trade (a “Shelf Underwritten Offering”) provided that such Holder(s) (a) reasonably expect aggregate gross proceeds in excess of $15,000,000 from such Shelf Underwritten Offering or (b) reasonably expects to sell all of the Registrable Securities held by such Holder in such Shelf Underwritten Offering but in no event less than $5,000,000]. All requests for a Shelf Underwritten Offering shall be made by giving written notice to the Company (the “Shelf Takedown Notice”). Each Shelf Takedown Notice shall specify the approximate number of Registrable Securities proposed to be sold in the Shelf Underwritten Offering and the expected price range (net of underwriting discounts and commissions) of such Shelf Underwritten Offering. Within five (5) business days after receipt of any Shelf Takedown Notice, the Company shall give written notice of such requested Shelf Underwritten Offering to all other Holders of Registrable Securities (the “Company Shelf Takedown Notice”) and, subject to reductions consistent with the Pro Rata calculations in Section 2.2.4, shall include in such Shelf Underwritten Offering all Registrable Securities with respect to which the Company has received written requests for inclusion therein (other than a Block Trade, in which only the Demanding Holder shall be entitled to participate), within five (5) days after sending the Company Shelf Takedown Notice, or, in the case of a Block Trade, as provided in Section 2.5. The Company shall enter into an underwriting agreement in a form as is customary in Underwritten Offerings of securities by the Company with the managing Underwriter or Underwriters selected by the Company after consultation with the initiating Holders and shall take all such other reasonable actions as are requested by the managing Underwriter or Underwriters in order to expedite or facilitate the disposition of such Registrable Securities. In connection with any Shelf Underwritten Offering contemplated by this subsection 2.1.3, subject to Section 3.3 and Article IV, the underwriting agreement into which each Holder and the Company shall enter shall contain such representations, covenants, indemnities and other rights and obligations of the Company and the selling stockholders as are customary in underwritten offerings of securities by the Company. Notwithstanding anything to the contrary set forth in this subsection 2.1.3 or subsection 2.2.1, a request by any Existing Holder(s) or New Holder(s) for a Shelf Underwritten Offering pursuant to this subsection 2.1.3 shall count as a Demand Registration for purposes of the limitations on the number of Demand Registrations set forth in the last sentence of subsection 2.2.1 for so long as the Registrable Securities requested to be sold in such Shelf Underwritten Offering by such Holders pursuant to this subsection 2.2.1 (after giving effect to any to reductions consistent with the Pro Rata calculations in Section 2.2.4) have actually been sold in connection therewith.

2.1.4 Holder Information Required for Participation in Shelf Registration. At least ten (10) calendar days prior to the first anticipated filing date of a Registration Statement pursuant to this Article II, the Company shall notify each Holder in writing of the anticipated filing of such Registration Statement (which may be by email), and request from each Holder all information reasonably necessary about the Holder to include such Holder’s Registrable Securities in such Registration Statement. Notwithstanding anything else in this Agreement, the Company shall not be obligated to include such Holder’s Registrable Securities to the extent the Company has not received such information, and received any other reasonably requested agreements or certificates, on or prior to the third (3rd) calendar day prior to the first anticipated filing date of a Registration Statement pursuant to this Article II.

2.2 Demand Registration.

2.2.1 Request for Registration. Subject to the provisions of subsection 2.2.4 and Section 2.4 hereof and provided that the Company does not have an effective Registration Statement pursuant to subsection 2.1.1 outstanding covering the Registrable Securities, (a) the Existing Holders holding at least a majority in interest of the then-outstanding number of Registrable Securities held by the Existing Holders or (b) the New Holders holding at least a majority-in-interest of the then-outstanding number of Registrable Securities held by the New Holders (the “Demanding Holders”), in each case, may make a written demand for Registration of all or part of their Registrable Securities, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”). The Company shall, within ten (10) days of the Company’s receipt of the Demand Registration (other than a Block Trade), notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to such Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”) shall so notify the Company, in writing, within five (5) days after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder(s) to the Company, such Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall effect, as soon thereafter as practicable, the Registration of all Registrable Securities requested by the Demanding Holder(s) and Requesting Holder(s) pursuant to such Demand Registration, but not more than forty five (45) days immediately after the Company’s receipt of the Demand Registration. Under no circumstances shall the Company be obligated to effect more than an aggregate of two (2) Registrations pursuant to a Demand Registration by the Existing Holders, or more than an aggregate of five (5) Registrations pursuant to a Demand Registration by the New Holders, in each case under this subsection 2.2.1 with respect to any or all Registrable Securities held by such Holders; provided, however, that a Registration pursuant to a Demand Registration shall not be counted for such purposes unless a Registration Statement that may be available at such time has become effective and all of the Registrable Securities requested by the Requesting Holders and the Demanding Holders to be registered on behalf of the Requesting Holders and the Demanding Holders in such Registration Statement have been sold, in accordance with Section 3.1 of this Agreement.

2.2.2 Effective Registration. Notwithstanding the provisions of subsection 2.2.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (i) the Registration Statement filed with the SEC with respect to a Registration pursuant to a Demand Registration has been declared effective by the SEC and (ii) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, further, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the SEC, federal or state court or any other governmental agency, the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until, (a) such stop order or injunction is removed, rescinded or otherwise terminated, and (b) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days, of such election; and provided, further, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or is subsequently terminated.

2.2.3 Underwritten Offering. Subject to the provisions of subsection 2.2.4 and Section 2.4 hereof, if a majority-in-interest of the Demanding Holders so advise the Company as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such Demanding Holder or Requesting Holder (if applicable) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.3 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the majority-in-interest of the Demanding Holders initiating the Demand Registration, which Underwriter(s) shall be reasonably satisfactory to the Company.

2.2.4 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Registration, in good faith, advises the Company, the Demanding Holders and the Requesting Holders (if applicable) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if applicable) desire to sell, taken together with all other Common Stock or other equity securities that the Company desires to sell and the shares of Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if applicable) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if applicable) has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Registration (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), Common Stock or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

2.2.5 Demand Registration Withdrawal. Any of the Demanding Holders initiating a Demand Registration or any of the Requesting Holders (if applicable), pursuant to a Registration under subsection 2.2.1 shall have the right to withdraw from a Registration pursuant to such Demand Registration or a Shelf Underwritten Offering pursuant to subsection 2.1.3 for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Registration at least one (1) business day prior to the effectiveness of the Registration Statement filed with the SEC with respect to the Registration of their Registrable Securities pursuant to such Demand Registration (or in the case of an Underwritten Registration pursuant to Rule 415, at least five (5) business days prior to the time of pricing of the applicable offering). Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration or a Shelf Underwritten Offering prior to its withdrawal under this subsection 2.2.5.

2.3 Piggyback Registration.

2.3.1 Piggyback Rights. If the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, pursuant to Section 2.2 hereof), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for a rights offering or an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company or (iv) for a dividend reinvestment plan, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such Registration a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.3.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.3.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

2.3.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock that the Company desires to sell, taken together with (i) the shares of Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.3 hereof, and (iii) the shares of Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

(a) If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.3.1 hereof, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock, if any, as to which Registration has been requested or demanded pursuant to written contractual piggy-back registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities;

(b) If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, the shares of Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.3.1, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

2.3.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the SEC with respect to such Piggyback Registration (or in the case of an Underwritten Registration pursuant to Rule 415, at least five (5) business days prior to the time of pricing of the applicable offering). The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the SEC in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.3.3.

2.3.4 Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.3 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.2 hereof or a Shelf Underwritten Offering effected under subsection 2.1.3.

2.4 Restrictions on Registration Rights. If (A) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company initiated Registration and provided that the Company has delivered written notice to the Holders prior to receipt of a Shelf Underwritten Offering pursuant to subsection 2.1.3 or a Demand Registration pursuant to subsection 2.2.1 and it continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective; (B) the Holders have requested a Shelf Underwritten Offering or an Underwritten Registration, as applicable, and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (C) in the good faith judgment of the Board such Shelf Underwritten Offering or Registration would be materially detrimental to the Company and the Board concludes as a result that it is essential to defer such Shelf Underwritten Offering or the filing of such Registration Statement at such time, as applicable, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board or the Chief Executive Officer stating that, in the good faith judgment of the Board, it would be materially detrimental to the Company for such Shelf Underwritten Offering to be commenced or such Registration Statement to be filed, as applicable, in the near future and that it is therefore essential to defer such Shelf Underwritten Offering or the filing of such Registration Statement, as applicable. In such event, the Company shall have the right to defer such offering or filing for a period of not more than ninety (90) days; provided, however, that the Company shall not defer its obligation in this manner more than twice in any 12-month period (the “Aggregate Blocking Period”).

2.5 Block Trades. Notwithstanding any other provision of this Article II, but subject to Sections 2.4 and 3.4, if the Demanding Holders desire to effect a Block Trade, the Demanding Holders shall provide written notice to the Company at least five (5) business days prior to the date such Block Trade will commence. As expeditiously as possible, the Company shall use its reasonable best efforts to facilitate such Block Trade for the benefit of the Demanding Holders. The Demanding Holders shall use reasonable best efforts to work with the Company and the Underwriter(s) (including by disclosing the maximum number of Registrable Securities proposed to be the subject of such Block Trade) in order to facilitate preparation of the Registration Statement, Prospectus and other offering documentation related to the Block Trade and any related due diligence and comfort procedures.

2.6 Rule 415; Removal. If at any time the SEC takes the position that the offering of some or all of the Registrable Securities in a Registration Statement on Form S-3 filed pursuant to this Article II are not eligible to be made on a delayed or continuous basis under the provisions of Rule 415 under the Securities Act (provided, however, the Company shall be obligated to use diligent efforts to advocate with the SEC for the registration of all of the Registrable Securities in accordance with the SEC Guidance, including without limitation, Compliance and Disclosure Interpretation 612.09) or requires a Holder to be named as an “underwriter,” the Company shall (i) promptly notify each holder of Registrable Securities thereof (or in the case of the SEC requiring a Holder to be named as an “underwriter,” the applicable Holders) and (ii) use reasonable best efforts to persuade the SEC that the offering contemplated by such Registration Statement is a valid secondary offering and not an offering “by or on behalf of the issuer” as defined in Rule 415 and that none of the applicable Holders is an “underwriter.” The Existing Holders shall have the right to select one legal counsel designated by the holders of a majority of the Registrable Securities held by the Existing Holders, and the New Holders shall have the right to select one legal counsel designated by the holders of a majority of the Registrable Securities held by the New Holders, and subject to such Registration Statement, each such legal counsel shall have the review and oversee any registration or matters pursuant to this Section 2.6, including participation in any meetings or discussions with the SEC regarding the SEC’s position and to comment on any written submission made to the SEC with respect thereto. No such written submission with respect to this matter shall be made to the SEC to which the applicable set of Holders’ counsel reasonably objects. In the event that, despite the Company’s reasonable best efforts and compliance with the terms of this Section 2.6, the SEC refuses to alter its position, the Company shall, at the applicable Holder(s)’ option, (i) remove from such Registration Statement such portion of the Registrable Securities (the “Removed Shares”) and/or (ii) agree to such restrictions and limitations on the registration and resale of the Registrable Securities as the SEC may require to assure the Company’s compliance with the requirements of Rule 415; provided, however, that the Company shall only be required to include such Holder’s Registrable Securities in the Registration Statement if the Holder agrees to be named as an “underwriter” in such Registration Statement. In the event of a share removal pursuant to this Section 2.6, the Company shall give the applicable Holders at least five (5) days prior written notice along with the calculations as to such Holder’s allotment. Any removal of shares of the applicable Holders (who, for the avoidance of doubt, shall solely consist of those Holders the SEC is requiring to be named as an “underwriter”) pursuant to this Section 2.6 shall be allocated between the applicable Holders on a pro rata basis based on the aggregate amount of Registrable Securities held by such applicable Holders. In the event of a share removal of some or all Holders pursuant to this Section 2.6, the Company shall promptly register the resale of any Removed Shares pursuant to subsection 2.1.2 hereof and in no event shall the filing of such Registration Statement on Form S-1 or subsequent Registration Statement on Form S-3 filed pursuant to the terms of subsection 2.1.2 be counted as a Demand Registration hereunder. Until such time as the Company has registered all of the Removed Shares for resale pursuant to Rule 415 on an effective Registration Statement, the Company shall not be able to defer the filing of a Registration Statement pursuant to Section 2.4 hereof.

ARTICLE III

COMPANY PROCEDURES

3.1 General Procedures. If the Company is required to effect the Registration of Registrable Securities, the Company shall use its best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1 prepare and file with the SEC as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

3.1.2 prepare and file with the SEC such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder with Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and each Holder of Registrable Securities included in such Registration, and each such Holder’s legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and each Holder of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4 prior to any public offering of Registrable Securities, use its reasonable best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as any Holder of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus, furnish a copy thereof to each seller of such Registrable Securities and its counsel, including, without limitation, providing copies promptly upon receipt of any comment letters received with respect to any such Registration Statement or Prospectus;

3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.10 permit a representative of the Holders (such representative to be selected by a majority of the participating Holders, provided that the Existing Holders holding a majority of the Registrable Securities held by the Existing Holders shall be permitted to select their own representative), the Underwriter(s), if any, and any attorney(s) or accountant(s) retained by such Holders or Underwriter(s) to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative(s), Underwriter, attorney(s) or accountant(s) in connection with the Registration; provided, however, that such representative(s) or Underwriter enters into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information; and provided further, the Company may not include the name of any Holder or Underwriter or any information regarding any Holder or Underwriter in any Registration Statement or Prospectus, any amendment or supplement to such Registration Statement or Prospectus, any document that is to be incorporated by reference into such Registration Statement or Prospectus, or any response to any comment letter, without the prior written consent of such Holder or Underwriter and providing each such Holder or Underwriter a reasonable amount of time to review and comment on such applicable document, which comments the Company shall include unless contrary to applicable law;

3.1.11 obtain a “comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Registration, in customary form and covering such matters of the type customarily covered by “comfort” letters as the managing Underwriter(s) may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12 on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion and a negative assurance letter, each dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriter(s), if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Underwriter(s), placement agent(s) or sales agent(s) may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders;

3.1.13 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

3.1.14 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the SEC);

3.1.15 if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $15,000,000, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter(s) in any Underwritten Offering; and

3.1.16 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

3.2 Registration Expenses. Except as otherwise provided herein, the Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3 Requirements for Participation in Underwritten Offerings. No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

3.4 Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than forty-five (45) days, determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

3.5 Reporting Obligations; Legend Removal.

3.5.1 As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell the shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144, including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written statement as to whether it has complied with such requirements and, if not, the specifics thereof.

3.5.2 Upon request of a Holder, the Company shall promptly cause any legend affixed to any Registrable Securities to be removed from any certificate for any Registrable Securities to the extent that such legend is no longer required under the Securities Act and applicable state laws, including by providing any opinion of counsel that may be required by the transfer agent to effect such removal.

3.6 Limitations on Registration Rights. Notwithstanding anything herein to the contrary, (i) the Sponsor may not exercise its rights under Section 2.2 or 2.3 hereunder after March 11, 2026 and March 11, 2028, respectively, and (ii) the Sponsor may not exercise its rights under Section 2.2 more than one time.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its affiliates, officers and directors and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3 Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party if the indemnifying party provides notice of such to the indemnified party within 30 days of the indemnifying party’s receipt of notice of such claim. After notice from the indemnifying party to the indemnified party of its election to assume the defense, the indemnifying party will not be liable to the indemnified party for any other legal expenses except as provided below and except for the reasonable costs of investigation subsequently incurred by the indemnified party in connection with the defense. The indemnified party will have the right to employ its own counsel in any such action, but the fees, expenses and other charges of such counsel will be at the expense of such indemnified party unless (1) the employment of counsel by the indemnified party has been authorized in writing by the indemnifying party, (2) the indemnified party has reasonably concluded (based on advice of counsel) that there may be legal defenses available to it or other indemnified parties that are different from or in addition to those available to the indemnifying party, (3) a conflict or potential conflict exists (based on advice of counsel to the indemnified party) between the indemnified party and the indemnifying party (in which case the indemnifying party will not have the right to direct the defense of such action on behalf of the indemnified party) or (4) the indemnifying party has not in fact employed counsel to assume the defense of such action or counsel reasonably satisfactory to the indemnified party, in each case, within a reasonable time after receiving notice of the commencement of the action; in each of which cases the reasonable fees, disbursements and other charges of counsel will be at the expense of the indemnifying party or parties. It is understood that the indemnifying party or parties shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements and other charges of more than one separate firm admitted to practice in such jurisdiction (plus local counsel) at any one time for all such indemnified party or parties. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). No indemnifying party shall, without the consent of the indemnified party, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated by this Section 4 (whether or not any indemnified party is a party thereto), unless such settlement, compromise or consent (1) includes an express and unconditional release of each indemnified party, in form and substance reasonably satisfactory to such indemnified party, from all liability arising out of such litigation, investigation, proceeding or claim and (2) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5 If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE V

MISCELLANEOUS

5.1 Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, [●], Attention: [●], and, if to any Holder, at such Holder’s address or contact information as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

5.2 Assignment; No Third Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of the Company and the Holders of Registrable Securities, as the case may be, hereunder may not be assigned or delegated by the Company or the Holders of Registrable Securities, as the case may be, in whole or in part, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee but only if such Permitted Transferee agrees to become bound by the transfer restrictions set forth in this Agreement.

5.2.2 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.2.3 This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement, including Section 4.1 and Section 5.2 hereof.

5.2.4 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

5.4 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (I) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION AND (II) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK.

5.5 Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects either the Existing Holders as a group or the New Holders as a group (regardless, in each case, whether the New Holders or the Existing Holders, respectively, are adversely affected (as a group) to the same extent) shall require the consent of at least a majority-in-interest of the Registrable Securities held by such Existing Holders or New Holders, as applicable, at the time in question so affected; provided, further, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder or group of affiliated Holders, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder or group of affiliated Holders so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.6 Other Registration Rights. The Company represents and warrants that no person, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

5.7 Term. This Agreement shall terminate upon the earlier of (i) the tenth anniversary of the date of this Agreement and (ii) the date as of which (A) all of the Registrable Securities have been sold pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the SEC)) or (B) with respect to any Holder, such Holder ceasing to hold Registrable Securities.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Registration Rights Agreement to be executed as of the date first written above.

COMPANY:

XBP EUROPE HOLDINGS, INC. (formerly known as CF Acquisition Corp. VIII)

By:
Name:
Title:

EXISTING HOLDERS:

CFAC HOLDINGS VIII, LLC

By:
Name:
Title:

By:
Name:

By:
Name:

NEW HOLDERS:

[_________]

By:
Name:
Title:

Exhibit E

Form of New Acquiror Charter

See attached.

second AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION
OF

cf acquisition corp. viii

CF Acquisition Corp. VIII, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

ONE: The original name of the Corporation was CF Finance Acquisition Corp. VIII and the present name of the Corporation is “CF Acquisition Corp. VIII”. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 8, 2020 (the Original Certificate”).

TWO: This Second Amended and Restated Certificate of Incorporation restates and integrates, and also further amends, the provisions of the Amended and Restated Certificate of Incorporation of the Corporation, as heretofore amended.

THREE: This Second Amended and Restated Certificate of Incorporation of the Corporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”).

FOUR: Pursuant to Sections 242 and 245 of the DGCL, text of the Amended and Restated Certificate of Incorporation of the Corporation, as heretofore amended, is hereby amended and restated to read in its entirety as follows:

I.

The name of this corporation is _________________ (the “Corporation”).

II.

The address of the registered office of the Corporation in the State of Delaware is _______________________, City of ________, County of _____________, Zip Code ___________, and the name of the registered agent of the Corporation in the State of Delaware at such address is the ___________________________.

III.

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

IV.

A. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is 210,000,000 shares. 200,000,000 shares shall be Common Stock, each having a par value of $.0001. 10,000,000 shares shall be Preferred Stock, each having a par value of $.0001. Upon this Second Amended and Restated Certificate becoming effective pursuant to the DCGL (the “Effective Time”), each share of the Corporation’s Class A common stock, par value $0.0001 per share, and each shares of the Corporation’s Class B common stock, par value $0.0001 per share, issued and outstanding immediately prior to the Effective Time, will be automatically converted into 1 validly issued, fully paid and nonassessable share of Common Stock. Any stock certificate that, immediately prior to the Effective Time, represented shares of Class A Common Stock or Class B Common Stock (“Old Certificates”) will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the same number of shares of Common Stock.

B. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board of Directors”) is hereby expressly authorized to provide for the issue of all or any of the unissued shares of the Preferred Stock that have not been designated as to series, in one or more series, and to fix the number of shares and to determine for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted and filed by the Board of Directors in accordance with the DGCL. The number of authorized shares of Preferred Stock, or any series thereof, may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of stock of the Corporation entitled to vote thereon, without a separate vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of Preferred Stock. Any shares of any series of Preferred Stock purchased, exchanged, converted or otherwise acquired by the Corporation, in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock, without designation as to series, and may be reissued as part of any series of Preferred Stock created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth in this Second Amended and Restated Certificate of Incorporation or in such resolution or resolutions.

C. Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Second Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).

D. Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board of Directors from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

E. Subject to the applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock, in any event of an voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation the holders of shares of Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

V.

For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and stockholders, as the case may be, it is further provided that:

A. Management of the Business.

The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. Subject to any rights of the holders of shares of any series of Preferred Stock then outstanding to elect additional directors under specified circumstances, the number of directors which shall constitute the Board of Directors shall be fixed exclusively by resolutions adopted by a majority of the authorized number of directors constituting the Board of Directors.

B. Board of Directors

Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Each class will consist, as nearly as possible, of a number of directors equal to one-third of the number of members of the Board of Directors authorized as provided in Section A of this Article V. The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes at the time the classification becomes effective. At the first annual meeting of stockholders following the initial classification of the Board of Directors, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following such initial classification, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following such initial classification, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

Each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

C. Removal of Directors

1. Subject to the rights of any series of Preferred Stock to remove directors elected by such series of Preferred Stock, following the Effective Time, neither the Board of Directors nor any individual director may be removed without cause.

2. b. Subject to any limitations imposed by applicable law and the rights of any series of Preferred Stock to remove directors elected by such series of Preferred Stock, any individual director or directors may be removed from office with cause by the affirmative vote of the holders of seventy five percent (75%) of the voting power of all then-outstanding shares of capital stock of the Corporation entitled to vote generally at an election of directors.

D. Vacancies.

Subject to any limitations imposed by applicable law and subject to the rights of the holders of any series of Preferred Stock to elect additional directors or fill vacancies in respect of such directors, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors or by a sole remaining director, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified or such director’s earlier death, resignation or removal.

E. Bylaw Amendments.

The Board of Directors is expressly authorized and empowered to adopt, amend or repeal any provisions of the Bylaws of the Corporation. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Second Amended and Restated Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least two-thirds (66 2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

F. Stockholder Actions.

1. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

2. Except as provided in Clause F.3. below, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders called in accordance with the Bylaws and may not be taken by written consent of the stockholders. Notwithstanding the foregoing, holders of one or more series of Preferred Stock may, to the extent permitted by and pursuant to the terms of such series of Preferred Stock adopted by resolution or resolutions of the Board of Directors, take action by written consent.

3. For so long as Exela Technologies, Inc. beneficially owns (within the meaning of the U.S. Securities Exchange Act of 1934, as amended) a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be effected at a duly called annual or special meeting of the stockholders called in accordance with the Bylaws or, except in the case of Excluded Consent Actions, by written consent of stockholders in accordance with the Bylaws. An “Excluded Consent Action” means (i) the election of directors, and (ii) the approval of a merger, consolidation, conversion, or sale of all or substantially all assets.

4. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

VI.

A. A director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except for liability of (i) a director or officer for any breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders, (ii) a director or officer for acts or omissions not in good faith or which involve, intentional misconduct or a knowing violation of law, (iii) a director under Section 174 of the DGCL, or (iv) a director or officer for any transaction from which the director or officer derived an improper personal benefit, or (v) an officer in any action by or in the right of the Corporation. If applicable law is amended after approval by the stockholders of this Article VI to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then, subject to clause (v), the liability of a director or officer to the Corporation shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.

B. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which applicable law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in accordance with such applicable law.

C. Any repeal or modification of this Article VI shall only be prospective and shall not adversely affect the rights or protections or increase the liability of any officer or director of the Corporation under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification and occurring prior to such appeal or modification.

VII.

A. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, creditors or other constituents, (iii) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation arising pursuant to any provision of the General Corporation Law of the State of Delaware or the Certificate of Incorporation or these By-laws (as each may be amended from time to time), (iv) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation governed by the internal affairs doctrine; or (v) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the General Corporation Law of the State of Delaware, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants provided, that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state court sitting in the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware).

B. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

VIII.

A. In recognition and anticipation that the Exempted Persons may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage. The provisions of this Article VIII are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any Exempted Person and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

B. To the extent permitted by applicable law, each Exempted Person shall not have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation or any of its Subsidiaries, except as otherwise expressly provided in any agreement entered into between the Corporation and such Exempted Person.  To the fullest extent permitted by applicable law, the Corporation, on behalf of itself and its Subsidiaries, renounces any interest, right or expectancy of the Corporation and its Subsidiaries in, or in being offered an opportunity to participate in or receive any income or proceeds from, business opportunities that are from time to time available to the Exempted Persons, even if the opportunity is one that the Corporation or its Subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and each such Exempted Person shall have no duty to communicate or offer such business opportunity to the Corporation or refrain from pursuing such business opportunity (and there shall be no restriction on the Exempted Persons using the general knowledge and understanding of the industry in which the Corporation operates which it has gained as an Exempted Person in considering and pursuing such opportunities or in making investment, voting, monitoring, governance or other decisions relating to other entities or securities) and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation or any of its Subsidiaries or stockholders for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such Exempted Person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its Subsidiaries, or uses such knowledge and understanding in the manner described herein, in each case, except as otherwise expressly provided in any agreement entered into between the Company and such Exempted Person or if all of the following conditions are satisfied: (i) the business opportunity is presented or offered to an Exempted Person solely in the person’s capacity as a director, officer or stockholder of the Corporation, (b) such business opportunity is one the Corporation or any of its Subsidiaries is legally and contractually permitted to undertake, and (c) the Exempted Person believes that the Corporation possesses, or would reasonably be expected to be able to possess, the resources necessary to exploit such business opportunity.  For the avoidance of doubt, a corporate opportunity shall not be deemed to belong to the Corporation if it is a business opportunity that the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy.  Any person or entity purchasing or otherwise acquiring any interest in any shares of stock of the Corporation shall be deemed to have notice of the provisions of this Article VIII.

C. Neither the alteration, amendment, addition to or repeal of this Article VIII, nor the adoption of any provision of this Second Amended and Restated Certificate (including any Preferred Stock Designation) inconsistent with this Article VIII, shall eliminate or reduce the effect of this Article VIII in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article VIII, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption.  This Article VIII shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Second Amended and Restated Certificate, the Bylaws or applicable law

D. For purposes of this Article VIII, the following terms have the meanings set forth below:

“Affiliate” means, with respect to any specified person, any other person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified person.

“Exempted Person” means each of the stockholders and directors of the Corporation (including for all purposes of this Article VIII directors who are also officers or employees of the Corporation) of the Corporation, who are, or are Affiliates or designees of, Exela Technologies, Inc. and its Affiliates, and each of their respective Affiliates and all of their respective partners, principals, directors, officers, members, managers, equity holders and/or employees, including any of the foregoing who serve as officers or directors of the Corporation; provided that the Corporation and its Subsidiaries shall not be Exempted Persons.

“Person” means any natural person, corporation, limited liability company, general or limited partnership, joint venture, trust, estate, proprietorship, unincorporated association, organization or other entity.

“Subsidiary,” when used with respect to any person, means any other person of which (x) in the case of a corporation, (1) at least 50% of the equity or (2) securities representing at least 50% of the outstanding voting power of such other person are owned or controlled, directly or indirectly, by such first person, by any one or more of its subsidiaries, or by such first person and one or more of its subsidiaries or (y) in the case of any person other than a corporation, such first person, one or more of its subsidiaries, or such first person and one or more of its subsidiaries (1) owns at least 50% of the equity interests thereof or (2) has the power to elect or direct the election of at least 50% of the members of the governing body thereof or otherwise has control over such organization or entity.

IX.

A. Section 203 of the DGCL shall not be applicable to the Corporation.

X.

A. The Corporation reserves the right to amend, alter, change or repeal, at any time and from time to time, any provision contained in this Second Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in paragraph C of Article VI and paragraph C of Article VIII, all rights, preferences and privileges of whatsoever nature conferred upon the stockholders, directors or any other persons whomsoever by and pursuant to this Second Amended and Restated Certificate of Incorporation in its present form or as hereafter amended herein are granted subject to this reservation.

B. Notwithstanding any other provisions of this Second Amended and Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of capital stock of the Corporation required by law or by this Second Amended and Restated Certificate of Incorporation or any certificate of designation filed with respect to a series of Preferred Stock, the affirmative vote of the holders of at least seventy five percent (75%) of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal (whether by merger, consolidation or otherwise) Articles V, VI, VII, VIII, IX and X.

In Witness Whereof, the Corporation has caused this Second Amended and Restated Certificate of Incorporation to be signed by a duly authorized officer on this ____ day of _________, 202__.

CF ACQUISITION CORP. VIII

By:
[Name]
[Title]

Exhibit F

Form of New Acquiror Bylaws

See attached.

AMENDED AND RESTATED BYLAWS

OF

[NAME OF CORPORATION]

ARTICLE I

OFFICES

Section 1. Offices. The registered office of the Corporation shall be in the State of Delaware. The Corporation may have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine or as may be necessary or convenient to the business of the Corporation.

ARTICLE II

MEETINGS OF STOCKHOLDERS

Section 1. Annual Meeting. The annual meeting of the stockholders of the Corporation shall be held on such date, at such time, and at such place (if any) within or without the State of Delaware as shall be designated from time to time by the Board of Directors and stated in the Corporation’s notice of the meeting. In lieu of holding an annual meeting of stockholders at a designated place, the Board of Directors may, in its sole discretion, determine that any annual meeting of stockholders may be held solely by means of remote communication.

Section 2. Special Meetings. Special meetings of the stockholders of the Corporation may be called only by or at the direction of the Board of Directors, pursuant to a resolution approved by a majority of the entire Board of Directors. Special meetings shall be held on such date, at such time, and at such place (if any) within or without the State of Delaware as shall be designated by the Board of Directors and stated in the Corporation’s notice of the meeting. In lieu of holding a special meeting of stockholders at a designated place, the Board of Directors may, in its sole discretion, determine that any special meeting of stockholders may be held solely by means of remote communication.

Section 3. Notice of Meetings. (a) The Corporation shall give notice of any annual or special meeting of stockholders. Notices of meetings of the stockholders shall state the place, if any, date, and hour of the meeting, the record date for determining stockholders entitled to vote at the meeting, if such record date is different from the record date for determining stockholders entitled to notice of the meeting, and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting. In the case of a special meeting, the notice shall state the purpose or purposes for which the meeting is called. No business other than that specified in the notice thereof shall be transacted at any special meeting. Unless otherwise provided by applicable law or the Certificate of Incorporation, notice shall be given to each stockholder entitled to receive notice of such meeting not fewer than ten days or more than sixty days before the date of the meeting.

(b) Whenever under applicable law, the Certificate of Incorporation or these Bylaws notice is required to be given to any stockholder, such notice shall be given in accordance with Section 232 of the General Corporation Law of the State of Delaware. A notice to a stockholder shall be deemed given as follows: (i) if mailed, when the notice is deposited in the United States mail, postage prepaid, (ii) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address, (iii) if given by electronic mail, when directed to such stockholder’s electronic mail address as it appears on the records of the corporation unless the stockholder has notified the corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail or such notice is prohibited by Section 232(e) of the General Corporation Law of the State of Delaware or, and (iv) if given by a form of electronic transmission consented to by the stockholder to whom the notice is given and otherwise meeting the requirements set forth above, (A) if by facsimile transmission, when directed to a number at which the stockholder has consented to receive notice, (B) if by a posting on an electronic network together with separate notice to the stockholder of such specified posting, upon the later of (1) such posting and (2) the giving of such separate notice, and (C) if by any other form of electronic transmission, when directed to the stockholder.

(c) Notice of any meeting of stockholders need not be given to any stockholder if waived by such stockholder either in a writing signed by such stockholder or by electronic transmission, whether such waiver is given before or after such meeting is held. If such a waiver is given by electronic transmission, the electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder.

Section 4. Quorum and Adjournment. Except as otherwise required by law, by the Certificate of Incorporation of the Corporation, or by these Bylaws, the presence, in person or represented by proxy, of the holders of a majority of the aggregate voting power of the stock issued and outstanding, entitled to vote thereat, shall constitute a quorum for the transaction of business at all meetings of the stockholders. If such majority shall not be present or represented at any meeting of the stockholders, a majority of the stockholders present, although less than a quorum, or the presiding officer of such meeting shall have the power to adjourn the meeting to another time and place.

Section 5. Adjourned Meetings. When a meeting is adjourned to another time and place, if any, unless otherwise provided by these Bylaws, notice need not be given of the adjourned meeting if the date, time, and place, if any, thereof and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting, are (i) announced at the meeting at which the adjournment is taken (ii) displayed, during the time scheduled for the meeting, on the same electronic network used to enable stockholders and proxyholders to participate in the meeting by means of remote communication, or (iii) set forth in the notice of the meeting given in accordance with Section 3 of this Article II. At the adjourned meeting, the stockholders may transact any business that might have been transacted at the original meeting. If an adjournment is for more than 30 days or, if after an adjournment, a new record date is fixed for determining the stockholders entitled to vote at the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder entitled to vote at the meeting.

Section 6. Vote Required. Except as otherwise provided by law, the Certificate of Incorporation, or these Bylaws:

(a) Directors shall be elected by a plurality in voting power of the shares present in person or represented by proxy at a meeting of the stockholders and entitled to vote on the election of directors; and

(b) Whenever any corporate action other than the election of directors is to be taken, it shall be authorized by a majority in voting power of the shares present in person or represented by proxy at a meeting of stockholders and entitled to vote on the subject matter.

Section 7. Manner of Voting; Proxies. (a) At each meeting of stockholders, each stockholder having the right to vote shall be entitled to vote in person or by proxy. Each stockholder shall be entitled to vote each share of stock having voting power and registered in such stockholder’s name on the books of the Corporation on the record date fixed for determination of stockholders entitled to vote at such meeting.

(b) Each person entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only so long as, it is coupled with an interest sufficient in law to support an irrevocable power. Proxies need not be filed with the Secretary of the Corporation until the meeting is called to order, but shall be filed before being voted. Without limiting the manner in which a stockholder may authorize another person or persons to act for such stockholder as proxy, the following shall constitute valid means by which a stockholder may grant such authority:

(1) A stockholder, or such stockholder’s authorized officer, director, employee or agent, may execute a document authorizing another person or persons to act for such stockholder as proxy; and

(2) A stockholder may authorize another person or persons to act for such stockholder as proxy by transmitting or authorizing the transmission of an electronic transmission to the person or persons who will be the holder of the proxy or to an agent of the proxyholder(s) duly authorized by such proxyholder(s) to receive such transmission; provided, however, that any such transmission must either set forth or be submitted with information from which it can be determined that the transmission was authorized by the stockholder. If it is determined that any such transmission is valid, the inspectors or, if there are no inspectors, such other persons making that determination, shall specify the information upon which they relied.

Any copy, facsimile telecommunication, or other reliable reproduction of the document (including any electronic transmission) authorizing a person or persons to act as proxy for a stockholder may be substituted or used in lieu of the original document for any and all purposes for which the original document could be used; provided, however, that such copy, facsimile telecommunication, or other reproduction shall be a complete reproduction of the entire original document.

Section 8. Remote Communication. For the purposes of these Bylaws, if authorized by the Board of Directors in its sole discretion, and subject to such guidelines and procedures as the Board of Directors may adopt, stockholders and proxyholders may, by means of remote communication:

(a) participate in a meeting of stockholders; and

(b) be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (i) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder, (ii) the Corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (iii) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

Section 9. Stockholder Action Without a Meeting. (a) Except as otherwise provided by law or by the Certificate of Incorporation, any action required to be taken at any meeting of stockholders of the Corporation, or any action that may be taken at any annual or special meeting of such stockholders, other than Excluded Consent Actions may be taken without a meeting, without prior notice, and without a vote, if a consent or consents setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation pursuant to subsection (b). “Excluded Consent Actions” means (i) the election of directors, and (ii) the approval of a merger, consolidation, conversion, or sale of all or substantially all assets. A consent must be set forth in writing or in an electronic transmission. Prompt notice of the taking of the corporate action without a meeting by less than unanimous consent shall be given to those stockholders who have not consented and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that consents signed by a sufficient number of the holders to take the action were delivered to the Corporation as provided in subsection (b). Any person executing a consent may provide, whether through instruction to an agent or otherwise, that such consent will be effective at a future time, including a time determined upon the happening of an event, occurring not later than 60 days after such instruction is given or such provision is made, if evidence of the instruction or provision is provided to the Corporation. If the person is not a stockholder of record when the consent is executed, the consent shall not be valid unless the person is a stockholder of record as of the record date for determining stockholders entitled to consent to the action. Unless otherwise provided, any such consent shall be revocable prior to its becoming effective.

(b) A consent permitted by this Section 9 shall be delivered: (i) to the principal place of business of the Corporation; (ii) to an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded; (iii) to the registered office of the Corporation in the State of Delaware by hand or by certified or registered mail, return receipt requested; or (iv) subject to the next sentence, in accordance with Section 116 of the General Corporation Law of the State of Delaware to an information processing system, if any, designated by the Corporation for receiving such consents. In the case of delivery pursuant to (iv), such consent must set forth or be delivered with information that enables the Corporation to determine the date of delivery of such consent and the identity of the person giving such consent, and, if such consent is given by a person authorized to act for a stockholder as proxy, such consent must comply with the applicable provisions of Section 212(c)(2) and Section 212(c)(3) of the General Corporation Law of the State of Delaware.

(c) Any copy, facsimile, or other reliable reproduction of a consent in writing (or reproduction in paper form of a consent by electronic transmission) may be substituted or used in lieu of the original writing (or original reproduction in paper form of a consent by electronic transmission) for any and all purposes for which the original consent could be used, provided that such copy, facsimile, or other reproduction shall be a complete reproduction of the entire original writing (or original reproduction in paper form of a consent by electronic transmission).

Section 10. Presiding Officer and Secretary. (a) The Chairperson of the Board shall preside at meetings of the stockholders. In the absence of the Chairperson of the Board, the Vice Chairperson of the Board and, in his or her absence, the President shall preside at meetings of the stockholders. In the absence of each of the Chairperson of the Board, the Vice Chairperson of the Board, and the President, any director or officer designated by the Board of Directors shall preside at meetings of the stockholders.

(b) The Secretary of the Corporation shall act as secretary of all meetings of the stockholders, but, in the absence of the Secretary, the Assistant Secretary designated in accordance with Section 11(b) of Article IV of these Bylaws shall act as secretary of meetings of the stockholders. In the absence of the Secretary and any designated Assistant Secretary, the presiding officer of the meeting may appoint any person to act as secretary of the meeting.

Section 11. Conduct of Meetings. At each meeting of stockholders, the presiding officer of the meeting shall fix and announce the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at the meeting and shall determine the order of business and all other matters of procedure. The Board of Directors may adopt by resolution such rules, regulations, and procedures for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with any such rules and regulations adopted by the Board of Directors, the presiding officer of the meeting shall have the right and authority to convene and to adjourn the meeting and to establish rules, regulations, and procedures, which need not be in writing, for the conduct of the meeting and to maintain order and safety. Without limiting the foregoing, he or she may:

(a) restrict attendance at any time to bona fide stockholders of record and their proxies and other persons in attendance at the invitation of the presiding officer or Board of Directors;

(b) place restrictions on entry to the meeting after the time fixed for the commencement thereof;

(c) restrict dissemination of solicitation materials and use of audio or visual recording devices at the meeting;

(d) adjourn the meeting without a vote of the stockholders, whether or not there is a quorum present; and

(e) make rules governing speeches and debate, including time limits and access to microphones.

The presiding officer of the meeting shall act in his or her absolute discretion, and his or her rulings shall not be subject to appeal.

Section 12. Inspectors of Election. The Corporation may, and shall if required by law, in advance of any meeting of stockholders, appoint one or more inspectors of election, who may be employees of the Corporation, to act at the meeting or any adjournment thereof and to make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector so appointed or designated is able to act at a meeting of stockholders, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector or inspectors so appointed or designated shall (i) ascertain the number of shares of capital stock of the Corporation outstanding and the voting power of each such share, (ii) determine the shares of capital stock of the Corporation represented at the meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (v) certify their determination of the number of shares of capital stock of the Corporation represented at the meeting and such inspectors’ count of all votes and ballots. Such certification and report shall specify such other information as may be required by law. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the Corporation, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for an office at an election may serve as an inspector at such election.

Section 13. Notice of Stockholder Business and Nominations.

(A) Annual Meetings of Stockholders.

(1) Nominations of persons for election to the Board of Directors and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders only (a) pursuant to the Corporation’s notice of meeting (or any supplement thereto), (b) by or at the direction of the Board of Directors, or (c) by any stockholder of the Corporation (i) who was a stockholder of record of the Corporation (and, with respect to any beneficial owner, if different, on whose behalf such business is proposed or such nomination or nominations are made, only if such beneficial owner was the beneficial owner of shares of the Corporation) both at the time the notice provided for in Paragraphs (A)(2) and (A)(3) of this Section 13 is delivered to the Secretary of the Corporation and on the record date for the determination of stockholders entitled to vote at the meeting, (ii) who is entitled to vote at the meeting upon such election of directors or upon such business, as the case may be, and (iii) who complies with the notice procedures set forth in Paragraphs (A)(2) and (A)(3) of this Section 13. Except for proposals properly made in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”), and included in the notice of meeting given by or at the direction of the Board of Directors, the foregoing clause (c) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of stockholders. In addition, for business (other than the nomination of persons for election to the Board of Directors) to be properly brought before an annual meeting by a stockholder, such business must be a proper matter for stockholder action pursuant to the Certificate of Incorporation, these Bylaws, and applicable law.

(2) For nominations or other business to be properly brought before an annual meeting of stockholders by a stockholder pursuant to clause (c) of Paragraph (A)(1) of this Section 13, the stockholder (a) must have given timely notice thereof in writing and in proper form to the Secretary at the principal executive offices of the Corporation, and (b) must provide any updates or supplements to such notice at such times and in the forms required by this Section 13. To be timely, a stockholder’s notice relating to an annual meeting shall be delivered to, or mailed to and received by, the Secretary at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day and not earlier than the close of business on the one hundred twentieth (120th) day before the date of the one-year anniversary of the immediately preceding year’s annual meeting (provided, however, that if the date of the annual meeting is more than thirty (30) days before or more than thirty (30) days after such anniversary date, notice by the stockholder must be so delivered, or mailed and received, not earlier than the close of business on the one hundred twentieth (120th) day before such annual meeting and not later than the close of business on the later of the ninetieth (90th) day before such annual meeting or the tenth (10th) day following the day on which public announcement (as defined below) of the date of such meeting is first made by the Corporation). In no event shall the public announcement of an adjournment or postponement of an annual meeting of stockholders commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(3) To be in proper form for purposes of this Section 13, a stockholder’s notice to the Secretary (whether pursuant to this Paragraph (A) or Paragraph (B) of this Section 13) must set forth:

(a) as to each Proposing Person (as defined below), (i) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); and (ii) the class or series and number of shares of capital stock of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person (provided that for purposes of this Section 13, such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series and number of shares of capital stock of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future);

(b) as to each Proposing Person, (i) any derivative, swap, or other transaction or series of transactions engaged in, directly or indirectly, by such Proposing Person, the purpose or effect of which is to give such Proposing Person economic risk similar to ownership of shares of any class or series of capital stock of the Corporation, including due to the fact that the value of such derivative, swap, or other transactions are determined by reference to the price, value, or volatility of any shares of any class or series of capital stock of the Corporation, or which derivative, swap, or other transactions provide, directly or indirectly, the opportunity to profit from any increase in the price or value of shares of any class or series of capital stock of the Corporation (“Synthetic Equity Interests”), which Synthetic Equity Interests shall be disclosed without regard to whether (x) the derivative, swap, or other transactions convey any voting rights in such shares to such Proposing Person, (y) the derivative, swap, or other transactions are required to be, or are capable of being, settled through delivery of such shares, or (z) such Proposing Person may have entered into other transactions that hedge or mitigate the economic effect of such derivative, swap, or other transactions; (ii) any proxy (other than a revocable proxy or consent given in response to a solicitation made pursuant to, and in accordance with, Section 14(a) of the Exchange Act by way of a solicitation statement filed on Schedule 14A), agreement, arrangement, understanding, or relationship pursuant to which such Proposing Person has or shares a right to vote any shares of any class or series of capital stock of the Corporation (including the number of shares and class or series of capital stock of the Corporation that are subject to such proxy, agreement, arrangement, understanding, or relationship); (iii) any agreement, arrangement, understanding, or relationship, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such Proposing Person, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of shares of any class or series of capital stock of the Corporation by, manage the risk of share price changes for, or increase or decrease the voting power of, such Proposing Person with respect to the shares of any class or series of capital stock of the Corporation, or that provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of the shares of any class or series of the Corporation (“Short Interests”); (iv) any rights to dividends on the shares of any class or series of capital stock of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation; (v) any performance related fees (other than an asset based fee) to which such Proposing Person is entitled based on any increase or decrease in the price or value of shares of any class or series of the capital stock of the Corporation, or any Synthetic Equity Interests or Short Interests, if any; and (vi) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the nominations or business proposed to be brought before the meeting pursuant to Regulation 14A under the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (i) through (vi) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company, or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner;

(c) if such notice pertains to the nomination by the stockholder of a person or persons for election to the Board of Directors (each, a “nominee”), as to each nominee, (i) the name, age, business and residence address, and principal occupation or employment of the nominee; (ii) all other information relating to the nominee that would be required to be disclosed about such nominee if proxies were being solicited for the election of the nominee as a director in an election contest (whether or not such proxies are or will be solicited), or that is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Exchange Act; (iii) such nominee’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected; (iv) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three (3) years, and any other material relationships, between or among the Proposing Person, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Item 404 or any successor provision promulgated under Regulation S-K if the Proposing Person, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant; and (v) all information with respect to such nominee that would be required to be set forth in a stockholder’s notice pursuant to this Section 13 if such nominee were a Proposing Person;

(d) if the notice relates to any business (other than the nomination of persons for election to the Board of Directors) that the stockholder proposes to bring before the meeting, (i) a reasonably brief description of the business desired to be brought before the meeting, (ii) the text of the proposal or business (including the text of any resolutions proposed for consideration and if such business includes a proposal to amend the Bylaws of the Corporation, the language of the proposed amendment), (iii) the reasons for conducting such business at the meeting, and (iv) any material interest in such business of each Proposing Person;

(e) a representation that the stockholder giving the notice is a holder of record of stock of the Corporation entitled to vote at such meeting and such stockholder, or a representative of such stockholder, intends to appear in person or by proxy at the meeting to propose such business or nomination; and

(f) a representation whether any Proposing Person intends or is part of a group that intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (b) otherwise to solicit proxies from stockholders in support of such proposal or nomination, including to solicit proxies in support of nominees other than the Corporation’s nominees in accordance with Rule 14a-19 under the Exchange Act.

The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine (i) the eligibility of such proposed nominee to serve as a director of the Corporation, and (ii) whether such nominee qualifies as an “independent director” or “audit committee financial expert” under applicable law, securities exchange rule or regulation, or any publicly disclosed corporate governance guideline or committee charter of the Corporation.

(4) Notwithstanding anything in the second sentence of paragraph (A)(2) of this Section 13 to the contrary, if the number of directors to be elected to the Board of Directors of the Corporation at an annual meeting is increased and there is no public announcement by the Corporation naming all of the Board of Directors’ nominees for director or specifying the size of the increased Board of Directors at least one hundred (100) days before the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 13 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to, or mailed to and received by, the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.

(5) Only such persons who are nominated in accordance with the procedures set forth in Paragraph (A) of this Section 13 (including those persons nominated by or at the direction of the Board of Directors) shall be eligible to be elected at an annual meeting of stockholders of the Corporation to serve as directors. Only such business shall be conducted at an annual meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in Paragraph (A) of this Section 13. Except as otherwise provided by law, the chairman of an annual meeting of stockholders shall have the power and duty (a) if the facts warrant, to determine that a nomination or any business proposed to be brought before the annual meeting was not made or was not proposed, as the case may be, in accordance with the procedures set forth in Paragraph (A) of this Section 13, and (b) if any proposed nomination or business was not made or was not proposed in compliance with Paragraph (A) of this Section 13, to declare that such nomination shall be disregarded or that such proposed business shall not be transacted. For the avoidance of doubt, a Proposing Person shall not be entitled to make additional or substitute nominations at an annual meeting following the expiration of the time periods set forth in these Bylaws. Unless otherwise required by law, if any Proposing Person (i) provides notice pursuant to Rule 14a-19(b) under the Exchange Act, and (ii) subsequently fails to comply with any requirements of Rule 14a-19 of the Exchange Act, or any other rules or regulations thereunder, then the Corporation shall disregard any proxies or votes solicited for such nominees and such nominations shall be disregarded.

(B) Special Meetings of Stockholders.

(1) Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting pursuant to Section 2 of these Bylaws. Stockholders shall not be permitted to propose business to be brought before a special meeting of the stockholders. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting only (a) by or at the direction of the Board of Directors or (b) if a purpose for such meeting as stated in the Corporation’s notice for such meeting is the election of one or more directors, by any stockholder of the Corporation (i) who was a stockholder of record of the Corporation (and, with respect to any beneficial owner, if different, on whose behalf such nomination or nominations are made, only if such beneficial owner was the beneficial owner of shares of the Corporation) both at the time the notice provided for in Paragraph (B)(2) of this Section 13 is delivered to the Secretary of the Corporation and on the record date for the determination of stockholders entitled to vote at the special meeting, (ii) who is entitled to vote at the meeting and upon such election, and (iii) who complies with the notice procedures set forth in Paragraph (B)(2) of this Section 13; provided, however, that a stockholder may nominate persons for election at a special meeting only to such position(s) as specified in the Corporation’s notice of the meeting.

(2) If a special meeting has been called in accordance with Section 2 of this Article II for the purpose of electing one or more directors to the Board of Directors, then for nominations of persons for election to the Board of Directors to be properly brought before such special meeting by a stockholder pursuant to clause (b) of Paragraph (B)(1) of this Section 13, the stockholder (a) must have given timely notice thereof in writing and in the proper form to the Secretary of the Corporation at the principal executive offices of the Corporation, and (b) must provide any updates or supplements to such notice at such times and in the forms required by this Section 13. To be timely, a stockholder’s notice relating to a special meeting shall be delivered to, or mailed to and received by, the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the one hundred twentieth (120th) day before such special meeting and not later than the close of business on the later of the ninetieth (90th) day before such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. To be in proper form for purposes of this Paragraph (B) of this Section 13, such notice shall set forth the information required by clauses (a), (b), (c), (e), and (f) of Paragraph (A)(3) of this Section 13.

(3) Only such persons who are nominated in accordance with the procedures set forth in Paragraph (B) of this Section 13 (including those persons nominated by or at the direction of the Board of Directors) shall be eligible to be elected at a special meeting of stockholders of the Corporation to serve as directors. Except as otherwise provided by law, the chairman of a special meeting of stockholders shall have the power and duty (a) if the facts warrant, to determine that a nomination proposed to be made at the special meeting was not made in accordance with the procedures set forth in Paragraph (B) of this Section 13, and (b) if any proposed nomination was not made in compliance with Paragraph (B) of this Section 13, to declare that such nomination shall be disregarded. For the avoidance of doubt, a Proposing Person shall not be entitled to make additional or substitute nominations at a special meeting following the expiration of the time periods set forth in these Bylaws. Unless otherwise required by law, if any Proposing Person (i) provides notice pursuant to Rule 14a-19(b) under the Exchange Act, and (ii) subsequently fails to comply with any requirements of Rule 14a-19 of the Exchange Act, or any other rules or regulations thereunder, then the Corporation shall disregard any proxies or votes solicited for such nominees and such nominations shall be disregarded.

(C) General.

(1) A stockholder providing notice of nominations of persons for election to the Board of Directors at an annual or special meeting of stockholders or notice of business proposed to be brought before an annual meeting of stockholders shall further update and supplement such notice so that the information provided or required to be provided in such notice pursuant to Paragraph (A)(3)(a) through Paragraph (A)(3)(f) of this Section 13 shall be true and correct both as of the record date for the determination of stockholders entitled to notice of the meeting and as of the date that is ten (10) business days before the meeting or any adjournment or postponement thereof, and such updated and supplemental information shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation (a) in the case of information that is required to be updated and supplemented to be true and correct as of the record date for the determination of stockholders entitled to notice of the meeting, not later than the later of five (5) business days after such record date or five (5) business days after the public announcement of such record date, and (b) in the case of information that is required to be updated and supplemented to be true and correct as of ten (10) business days before the meeting or any adjournment or postponement thereof, not later than eight (8) business days before the meeting or any adjournment or postponement thereof (or if not practicable to provide such updated and supplemental information not later than eight (8) business days before any adjournment or postponement, on the first practicable date before any such adjournment or postponement). In addition, if the stockholder has provided notice pursuant to Rule 14a-19(b) of the Exchange Act, the stockholder shall deliver to the Corporation no later than ten (10) days prior to the date of the meeting or any adjournment or postponement thereof reasonable evidence that it has complied with the requirements of Rule 14a-19 of the Exchange Act.

(2) Notwithstanding the foregoing provisions of this Section 13, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 13, to be considered a qualified representative of the stockholder, a person must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

(3) For purposes of this Section 13, (a) “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press, or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14, or 15(d) of the Exchange Act; (b) “Proposing Person” shall mean (i) the stockholder giving the notice required by Paragraph (A) or Paragraph (B) of this Section 13, (ii) the beneficial owner or beneficial owners, if different, on whose behalf such notice is given, and (iii) any affiliates or associates (each within the meaning of Rule 12b-2 under the Exchange Act for purposes of these Bylaws) of such stockholder or beneficial owner.

(4) Paragraph (A) of this Section 13 is expressly intended to apply to any business proposed to be brought before an annual meeting of stockholders other than any proposal made pursuant to Rule 14a-8 under the Exchange Act. Nothing in this Section 13 shall be deemed to (a) affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 (or any successor thereto) promulgated under the Exchange Act, (b) confer upon any stockholder a right to have a nominee or any proposed business included in the Corporation’s proxy statement, or (c) affect any rights of the holders of any class or series of Preferred Stock to nominate and elect directors pursuant to and to the extent provided in any applicable provisions of the certificate of incorporation. Subject to Rule 14a-8 and Rule 14a-19 under the Exchange Act, nothing in these Bylaws shall be construed to permit any stockholder, or give any stockholder the right, to include or have disseminated or described in the Corporation’s proxy statement any nomination of director or directors or any other business proposal.

(5) In addition to the provisions of this Section 13, a stockholder shall also comply with all applicable requirements of state law and all applicable requirements of the Exchange Act, and the rules and regulations thereunder, with respect to the matters set forth herein.

Section 14. Record Dates. (a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than sixty or fewer than ten days before the date of such meeting. If the Board of Directors so fixes a record date for determining the stockholders entitled to notice of any meeting of stockholders, such date shall also be the record date for determining the stockholders entitled to vote at such meeting, unless the Board of Directors determines, at the time it fixes the record date for determining the stockholders entitled to notice of such meeting, that a later date on or before the date of the meeting shall be the record date for determining the stockholders entitled to vote at such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of and to vote at any meeting of stockholders or any adjournment thereof shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of such meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to receive notice of such adjourned meeting the same or an earlier date as that fixed for determining the stockholders entitled to vote at such adjourned meeting in accordance with the foregoing provisions of this subsection (a) of this Section 13.

(b) In order that the Corporation may determine the stockholders entitled to consent to corporate action without a meeting in accordance with Section 228 of the General Corporation Law of the State of Delaware, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than 10 days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. Any stockholder of record seeking to have the stockholders authorize or take corporate action by written consent shall, by written notice to the Secretary, request the Board of Directors to fix a record date. The Board of Directors shall promptly, but in all events within 10 days after the date on which such a request is received, adopt a resolution fixing the record date. If no record date has been fixed by the Board of Directors within 10 days after the date on which such a request is received, the record date for determining stockholders entitled to consent to corporate action without a meeting, when no prior action by the Board of Directors is required by applicable law, shall be the first date on which a signed consent setting forth the action taken or proposed to be taken is delivered to the Corporation in the manner set forth in Section 9(b) of this Article II. If no record date has been fixed by the Board of Directors and prior action by the Board of Director is required by applicable law, the Certificate of Incorporation, or these Bylaws, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the date on which the Board of Directors adopts the resolution taking such prior action.

(c) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution, or allotment of any rights, or the stockholders entitled to exercise any rights in respect of any change, conversion, or exchange of capital stock, or for the purpose of any other lawful action, except as may otherwise be provided in these Bylaws, the Board of Directors may fix a record date. Such record date shall not precede the date upon which the resolution fixing such record date is adopted, and shall not be more than sixty days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

ARTICLE III

DIRECTORS

Section 1. Number. The number of directors that shall constitute the whole Board of Directors shall be seven as of the time the Bylaws become effective, and thereafter shall be no fewer than three and no greater than eleven, the exact number of directors to be determined from time to time by resolution adopted by the Board of Directors.

Section 2. Powers. Subject to any limitations set forth in the Certificate of Incorporation and to any provision of the General Corporation Law of the State of Delaware relating to powers or rights conferred upon or reserved to the stockholders or the holders of any class or series of the Corporation’s issued and outstanding stock, the business and affairs of the corporation shall be managed, and all corporate powers shall be exercised, by or under the direction of the Board of Directors.

Section 3. Resignations and Removal. (a) Any director may resign at any time by giving notice in writing or by electronic transmission to the Board of Directors or the Secretary; provided, however, that if such notice is given by electronic transmission, such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the director. Such resignation shall take effect at the date of receipt of such notice or at any later time specified therein. Acceptance of such resignation shall not be necessary to make it effective.

(b) Except as otherwise may be provided in the Certificate of Incorporation, any director or the entire Board of Directors may be removed, with or without cause, by the holders of capital stock having a majority in voting power of the shares entitled to vote in the election of directors.

Section 4. Annual Meetings. The Board of Directors shall meet each year as soon as practicable following the annual meeting of stockholders, at the place where such meeting of stockholders has been held, or at such other place as shall be fixed by the Board of Directors (or if not previously fixed by the Board of Directors, by the person presiding over the meeting of the stockholders), for the purpose of election of officers and consideration of such other business as the Board of Directors considers relevant to the management of the Corporation.

Section 5. Regular Meetings. Regular meetings of the Board of Directors shall be held on such dates and at such times and places, within or without the State of Delaware, as shall from time to time be determined by the Board of Directors, such determination to constitute the only notice of such regular meetings to which any director shall be entitled. In the absence of any such determination, such meetings shall be held, upon notice to each director in accordance with Section 7 of this Article III, at such times and places, within or without the State of Delaware, as shall be designated by the Chairperson of the Board.

Section 6. Special Meetings. Special meetings of the Board of Directors shall be held at the call of the Chairperson of the Board at such times and places, within or without the State of Delaware, as he or she shall designate, upon notice to each director in accordance with Section 7 of this Article III. Special meetings shall be called by the President or Secretary on like notice at the written request of any two directors then in office.

Section 7. Notice. Notice of any regular (if required) or special meeting of the Board of Directors may be given by personal delivery, mail, courier service (including, without limitation, Federal Express), facsimile transmission (directed to the facsimile transmission number at which the director has consented to receive notice), electronic mail (directed to the electronic mail address at which the director has consented to receive notice), or other form of electronic transmission pursuant to which the director has consented to receive notice. If notice is given by personal delivery, by facsimile transmission, by electronic mail, or by other form of electronic transmission pursuant to which the director has consented to receive notice, then such notice shall be given on not less than twenty-four hours’ notice to each director. If written notice is delivered by mail, then it shall be given on not less than two (2) calendar days’ notice to each director. If written notice is delivered by courier service, then it shall be given on not less than two (2) calendar days’ notice to each director.

Section 8. Waiver of Notice. Notice of any meeting of the Board of Directors, or any committee thereof, need not be given to any member if waived by him or her in writing or by electronic transmission, whether before or after such meeting is held, or if he or she shall sign the minutes of such meeting or attend the meeting, except that if such director attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened, then such director shall not be deemed to have waived notice of such meeting. If waiver of notice is given by electronic transmission, such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the director.

Section 9. Quorum and Powers of a Majority. At all meetings of the Board of Directors and of each committee thereof, a majority of the total number of directors constituting the whole Board of Directors or such committee shall be necessary and sufficient to constitute a quorum for the transaction of business. The act of a majority of the members present at any meeting of the Board of Directors or a committee thereof at which a quorum is present shall be the act of the Board of Directors or such committee, unless by express provision of applicable law, the Certificate of Incorporation, or these Bylaws, a different vote is required, in which case such express provision shall govern and control. In the absence of a quorum, a majority of the members present at any meeting may, without notice other than announcement at the meeting, adjourn such meeting from time to time until a quorum is present.

Section 10. Manner of Acting. (a) Members of the Board of Directors, or any committee thereof, may participate in any meeting of the Board of Directors or such committee by means of conference telephone or other communications equipment by means of which all persons participating therein can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

(b) Any action required or permitted to be taken at any meeting of the Board of Directors or any committee thereof may be taken without a meeting if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing or by electronic transmission. Any person (whether or not then a director) may provide, whether through instruction to an agent or otherwise, that a consent to action will be effective at a future time (including a time determined upon the happening of an event), no later than 60 days after such instruction is given or such provision is made and such consent shall be deemed to have been given for purposes of this subsection at such effective time so long as such person is then a director and did not revoke the consent prior to such time. Any such consent shall be revocable prior to becoming effective. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of the proceedings of the Board of Directors, or the committee thereof, in the same paper or electronic form as the minutes are maintained.

Section 11. Organization. Meetings of the Board of Directors shall be presided over by the Chairperson of the Board, if any, or in his or her absence by the Vice Chairperson of the Board, if any, or in his or her absence by a presiding person chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his or her absence the presiding person at the meeting may appoint any person to act as secretary of the meeting.

Section 12. Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more directors, which to the extent provided in said resolution or resolutions shall have and may exercise the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation (including the power and authority to designate other committees of the Board of Directors); provided, however, that no such committee shall have the power or authority in reference to the following matters: (i) approving or adopting, or recommending to the stockholders, any action or matter expressly required by the General Corporation Law of the State of Delaware to be submitted to stockholders for approval (other than recommending the election or removal of directors) or (ii) adopting, amending, or repealing any Bylaw of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee to replace any absent or disqualified member of the committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting of such committee and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of such absent or disqualified director.

Section 13. Committee Procedure. (a) Except as otherwise determined by the Board of Directors or provided by these Bylaws, each committee shall adopt its own rules governing the time, place, and method of holding its meetings and the conduct of its proceedings and shall meet as provided by such rules or by resolution of the Board of Directors. Unless otherwise provided by these Bylaws or any such rules or resolutions, notice of the time and place of each meeting of a committee shall be given to each member of such committee as provided in Section 7 of this Article III with respect to notices of meetings of the Board of Directors.

(b) Each committee shall keep regular minutes of its proceedings and report the same to the Board of Directors when required.

(c) Any member of any committee may be removed from such committee either with or without cause, at any time, by the Board of Directors at any meeting thereof. Any vacancy in any committee may be filled by the Board of Directors in the manner prescribed by the Certificate of Incorporation or these Bylaws for the original appointment of the members of such committee.

Section 14. Vacancies and Newly-Created Directorships. Unless otherwise provided in the Certificate of Incorporation or in these Bylaws, vacancies and newly-created directorships resulting from any increase in the authorized number of directors may be filled only by a majority of the directors then in office (and not by the stockholders), although less than a quorum, or by a sole remaining director, and directors so chosen shall serve for a term expiring at the annual meeting of stockholders at which the term of office to which they have been elected expires and until such directors’ successors have been duly elected and qualified.

Section 15. Director Compensation. (a) The Board of Directors, by a resolution or resolutions, may fix, and from time to time change, the compensation of Directors.

(b) Each director shall be entitled to reimbursement from the Corporation for his or her reasonable expenses incurred with respect to duties as a member of the Board of Directors or any committee thereof.

(c) Nothing contained in these Bylaws shall be construed to preclude any director from serving the Corporation in any other capacity and from receiving compensation from the Corporation for service rendered to it in such other capacity.

ARTICLE IV

OFFICERS

Section 1. Number. The officers of the Corporation shall include a Chief Executive Officer, a President, a Chief Financial Officer, a Secretary, and a Treasurer. The Board of Directors also shall elect a Chairperson of the Board and may elect a Vice Chairperson of the Board. The Board of Directors also may elect one or more Vice Presidents (including one or more Executive Vice Presidents and one or more Senior Vice Presidents if deemed appropriate by the Board of Directors), one or more Assistant Secretaries, one or more Assistant Treasurers, and such other officers as the Board of Directors may from time to time deem appropriate or necessary.

Section 2. Election of Officers, Term, and Qualifications. The officers of the Corporation shall be elected from time to time by the Board of Directors and shall hold office at the pleasure of the Board of Directors. A vacancy in any office because of death, resignation, removal, disqualification, or any other cause shall be filled in the manner prescribed in this Section 2 for the regular election to such office. Except for the Chairperson of the Board and the Vice Chairperson of the Board, none of the officers of the Corporation needs to be a director of the Corporation. Any two or more offices may be held by the same person to the extent permitted by the General Corporation Law of the State of Delaware and other applicable law.

Section 3. Divisional or Departmental Vice Presidents. The Board of Directors may delegate to the Chief Executive Officer the power to appoint one or more employees of the Corporation as divisional or departmental vice presidents and fix the duties of such appointees. However, no such divisional or departmental vice president shall be considered to be an officer of the Corporation, the officers of the Corporation being limited to those officers elected by the Board of Directors in accordance with this Article IV.

Section 4. Removal. Any officer may be removed, either with or without cause, by the Board of Directors at any meeting thereof, or to the extent delegated to the Chairperson of the Board, by the Chairperson of the Board.

Section 5. Resignations. Any officer of the Corporation may resign at any time by giving notice in writing or by electronic transmission to the Board of Directors or to the Chairperson of the Board; provided, however, that if such notice is given by electronic transmission, such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the officer. Such resignation shall take effect at the date of the receipt of such notice or at any later time specified therein and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 6. Compensation of Officers. The salaries and other compensation of all officers of the Corporation shall be fixed by or in the manner directed by the Board of Directors from time to time, and no officer shall be prevented from receiving such salary by reason of the fact that he or she also is a director of the Corporation.

Section 7. The Chairperson of the Board. The Chairperson of the Board shall have the powers and duties customarily and usually associated with the office of the Chairperson of the Board, as well as such additional powers and duties as may be from time to time assigned to him or her by the Board of Directors. The Chairperson of the Board shall preside at meetings of the stockholders and of the Board of Directors.

Section 8. Vice Chairperson of the Board. The Vice Chairperson of the Board shall have the powers and duties customarily and usually associated with the office of the Vice Chairperson of the Board, as well as such additional powers and duties as may be from time to time assigned to him or her by the Board of Directors. In the case of absence or disability of the Chairperson of the Board, the Vice-Chairperson of the Board shall perform the duties and exercise the powers of the Chairperson of the Board.

Section 9. The Chief Executive Officer. The Chief Executive Officer shall be the chief executive officer of the Corporation. The Chief Executive Officer shall have, subject to the supervision, direction, and control of the Board of Directors, the general powers and duties of supervision, direction, and management of the affairs and business of the Corporation customarily and usually associated with the position of chief executive officer, including, without limitation, all powers necessary to direct and control the organizational and reporting relationships within the Corporation. The Chief Executive Officer shall have such additional powers and duties as may be from time to time assigned to him or her by the Board of Directors. If at any time the office of the Chairperson of the Board and the Vice Chairperson of the Board shall not be filled, or in the event of the temporary absence or disability of the Chairperson of the Board and the Vice Chairperson of the Board, the Chief Executive Officer shall perform the duties and exercise the powers of the Chairperson of the Board unless otherwise determined by the Board of Directors.

Section 10. The President. At the request of the Chief Executive Officer, or in the absence of the Chief Executive Officer, or in the event of his or her inability or refusal to act, the President shall perform the duties of the Chief Executive Officer, and when so acting, shall have all the powers of and be subject to all the restrictions upon such office. The President shall perform such other duties and have such other powers as the Board of Directors from time to time may prescribe.

Section 11. The Chief Financial Officer. The Chief Financial Officer shall have general supervision, direction and control of the financial affairs of the Corporation and shall perform such other duties and exercise such other powers which are or from time to time may be delegated to him or her by the Board of Directors or these Bylaws, all in accordance with basic policies as established by and subject to the oversight of the Board of Directors. In the absence of a named Treasurer, the Chief Financial Officer shall also have the powers and duties of the Treasurer as hereinafter set forth and shall be authorized and empowered to sign as Treasurer in any case where such officer’s signature is required.

Section 12. The Vice Presidents. Each Vice President shall have such powers and perform such duties as may from time to time be assigned to him or her by the Board of Directors, the Chairperson of the Board, or the Chief Executive Officer.

Section 13. The Secretary and Assistant Secretaries. (a) The Secretary shall attend meetings of the Board of Directors and meetings of the stockholders and record all votes and minutes of all such proceedings in a book or books kept for such purpose. The Secretary shall have all such further powers and duties as are customarily and usually associated with the position of Secretary or as may from time to time be assigned to him or her by the Board of Directors, the Chairperson of the Board, or the Chief Executive Officer.

(b) Each Assistant Secretary shall have such powers and perform such duties as may from time to time be assigned to him or her by the Board of Directors, the Chairperson of the Board, the Chief Executive Officer, the President, or the Secretary. In the case of absence or disability of the Secretary, the Assistant Secretary designated by the President (or, in the absence of such designation, by the Secretary) shall perform the duties and exercise the powers of the Secretary.

Section 14. The Treasurer and Assistant Treasurers. (a) The Treasurer shall have custody of the Corporation’s funds and securities, shall be responsible for maintaining the Corporation’s accounting records and statements, shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation, and shall deposit or cause to be deposited moneys or other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The Treasurer also shall maintain adequate records of all assets, liabilities, and transactions of the Corporation and shall assure that adequate audits thereof are currently and regularly made. The Treasurer shall have all such further powers and duties as are customarily and usually associated with the position of Treasurer or as may from time to time be assigned to him or her by the Board of Directors, the Chairperson of the Board, or the Chief Executive Officer.

(b) Each Assistant Treasurer shall have such powers and perform such duties as may from time to time be assigned to him or her by the Board of Directors, the Chief Executive Officer, or the Treasurer. In the case of absence or disability of the Treasurer, the Assistant Treasurer designated by the Chief Executive Officer (or, in the absence of such designation, by the Treasurer) shall perform the duties and exercise the powers of the Treasurer.

ARTICLE V

STOCK

Section 1. Certificates. The shares of capital stock of the Corporation may be certificated or uncertificated, subject to the sole discretion of the Board and the requirements of the General Corporation Law of the State of Delaware. Certificates for shares of stock of the Corporation shall be issued under the seal of the Corporation, or a facsimile thereof, and shall be numbered and shall be entered in the books of the Corporation as they are issued. Each certificate shall bear a serial number, shall exhibit the holder’s name and the number of shares evidenced thereby, and shall be signed by any two authorized officers of the corporation. Any or all of the signatures on the certificate may be a facsimile. If any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, the certificate may be issued by the Corporation with the same effect as if such person or entity were such officer, transfer agent, or registrar at the date of issue.

Section 2. Transfers. Transfers of record of shares of stock of the Corporation shall be made only upon the books administered by or on behalf of the Corporation, and only upon proper transfer instructions, including by electronic transmission, pursuant to the direction of the registered holder thereof, such person’s attorney lawfully constituted in writing or from an individual presenting proper evidence of succession, assignment or authority to transfer the shares of stock; or, in the case of stock represented by certificate(s) upon delivery of a properly endorsed certificate(s) for a like number of shares of accompanied by a duly executed stock transfer power provided, however, that in each case, such succession, assignment, or transfer is not prohibited by the Certificate of Incorporation, these Bylaws, applicable law, or contract.

Section 3. Lost, Stolen, or Destroyed Certificates. Any person claiming a certificate of stock to be lost, stolen, or destroyed shall make an affidavit or an affirmation of that fact, and shall give the Corporation a bond of indemnity in satisfactory form and with one or more satisfactory sureties, whereupon a new certificate (if requested) may be issued of the same tenor and for the same number of shares as the one alleged to be lost, stolen, or destroyed.

Section 4. Registered Stockholders. The names and addresses of the holders of record of the shares of each class and series of the Corporation’s capital stock, together with the number of shares of each class and series held by each record holder and the date of issue of such shares, shall be entered on the books of the Corporation. Except as otherwise required by the General Corporation Law of the State of Delaware or other applicable law, the Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares of capital stock of the Corporation as the person entitled to exercise the rights of a stockholder, including, without limitation, the right to vote in person or by proxy at any meeting of the stockholders of the Corporation. The Corporation shall not be bound to recognize any equitable or other claim to or interest in any such shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise expressly required by the General Corporation Law of the State of Delaware or other applicable law.

Section 5. Fractional Shares. The Corporation may, but shall not be required to, issue fractional shares of its capital stock if necessary or appropriate to effect authorized transactions. If the Corporation does not issue fractional shares, it shall (i) arrange for the disposition of fractional interests on behalf of those that otherwise would be entitled thereto, (ii) pay in cash the fair value of fractions of a share as of the time when those who otherwise would be entitled to receive such fractions are determined, or (iii) issue scrip or warrants in registered form (either represented by a certificate or uncertificated) or in bearer form (represented by a certificate), which scrip or warrants shall entitle the holder to receive a full share upon surrender of such scrip or warrants aggregating a full share. Fractional shares shall, but scrip or warrants for fractional shares shall not (unless otherwise expressly provided therein), entitle the holder to exercise voting rights, to receive dividends thereon, to participate in the distribution of any assets in the event of liquidation, and otherwise to exercise rights as a holder of capital stock of the class or series to which such fractional shares belong.

Section 6. Additional Powers of the Board. (a) In addition to, and without limiting, those powers set forth in Section 2 of Article III, the Board of Directors shall have power and authority to make all such rules and regulations as it shall deem expedient concerning the issue, transfer, and registration of certificates for shares of stock of the Corporation, including the use of uncertificated shares of stock, subject to the provisions of the General Corporation Law of the State of Delaware, other applicable law, the Certificate of Incorporation, and these Bylaws.

(b) The Board of Directors may appoint and remove transfer agents and registrars of transfers, and may require all stock certificates to bear the signature of any such transfer agent and/or any such registrar of transfers.

ARTICLE VI

INDEMNIFICATION

Section 1. Indemnification. (a) Subject to Section 3 of this Article VI, the Corporation shall indemnify, to the full extent that it shall have power under applicable law to do so and in a manner permitted by such law, any person who is made or threatened to be made a party to or is otherwise involved (as a witness or otherwise) in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (hereinafter, a “Proceeding”), by reason of the fact that such person is or was a director or officer of the Corporation, or while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan (collectively, “Another Enterprise”), against expenses (including attorneys’ fees), judgments, fines (including ERISA excise taxes or penalties) and amounts paid in settlement actually and reasonably incurred by him or her in connection with such Proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

(b) The Corporation may indemnify, to the full extent that it shall have power under applicable law to do so and in a manner permitted by such law, any person who is made or threatened to be made a party to or is otherwise involved (as a witness or otherwise) in any threatened, pending, or completed Proceeding, by reason of the fact that such person is or was an employee or agent of the Corporation, or while not serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, or agent of Another Enterprise, against expenses (including attorneys’ fees), judgments, fines (including ERISA excise taxes or penalties) and amounts paid in settlement actually and reasonably incurred by him or her in connection with such Proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

(c) To the extent that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any threatened, pending, or completed Proceeding referred to in Section 145(a) or (b) of the General Corporation Law of the State of Delaware, or in defense of any claim, issue, or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

(d) The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendre or its equivalent, shall not, of itself, create a presumption that the person seeking indemnification did not act in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

Section 2. Advancement of Expenses. (a) Subject to Section 3 of this Article VI, with respect to any person who is made or threatened to be made a party to or is otherwise involved (as a witness or otherwise) in any threatened, pending, or completed Proceeding, by reason of the fact that such person is or was a director or officer of the Corporation or while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, or agent of Another Enterprise, the Corporation shall pay the expenses (including attorneys’ fees) incurred by such person in defending any such Proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that any advancement of expenses shall be made only upon receipt of an undertaking (hereinafter an “undertaking”) by such person to repay all amounts advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such person is not entitled to be indemnified for such expenses under this Article VI or otherwise.

(b) With respect to any person who is made or threatened to be made a party to or is otherwise involved (as a witness or otherwise) in any threatened, pending, or completed Proceeding, by reason of the fact that such person is or was an employee or agent of the Corporation, or while not serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, or agent of Another Enterprise, the Corporation may, in its discretion and upon such terms and conditions, if any, as the Corporation deems appropriate, pay the expenses (including attorneys’ fees) incurred by such person in defending any such Proceeding in advance of its final disposition.

Section 3. Actions Initiated Against The Corporation. Anything in Section 1(a) or Section 2(a) of this Article VI to the contrary notwithstanding, except as provided in Section 5(b) of this Article VI, with respect to a Proceeding initiated against the Corporation by a person who is or was a director or officer of the Corporation (whether initiated by such person in or by reason of such capacity or in or by reason of any other capacity, including as a director, officer, employee, or agent of Another Enterprise), the Corporation shall not be required to indemnify or to advance expenses (including attorneys’ fees) to such person in connection with prosecuting such Proceeding (or part thereof) or in defending any counterclaim, cross-claim, affirmative defense, or like claim of the Corporation in such Proceeding (or part thereof) unless such Proceeding was authorized by the Board of Directors of the Corporation.

Section 4. Contract Rights. The rights to indemnification and advancement of expenses conferred upon any current or former director or officer of the Corporation pursuant to this Article VI (whether by reason of the fact that such person is or was a director or officer of the Corporation, or while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, or agent of Another Enterprise) shall be contract rights, shall vest when such person becomes a director or officer of the Corporation, and shall continue as vested contract rights even if such person ceases to be a director or officer of the Corporation. Any amendment, elimination, repeal, or modification of, or adoption of any provision inconsistent with, this Article VI (or any provision hereof) shall not adversely affect any right to indemnification or advancement of expenses granted to any person pursuant hereto with respect to any act or omission of such person occurring prior to the time of such amendment, elimination, repeal, modification, or adoption (regardless of whether the Proceeding relating to such acts or omissions, or any proceeding relating to such person’s rights to indemnification or to advancement of expenses, is commenced before or after the time of such amendment, elimination, repeal, modification, or adoption), and any such amendment, elimination, repeal, modification, or adoption that would adversely affect such person’s rights to indemnification or advancement of expenses hereunder shall be ineffective as to such person, except with respect to any threatened, pending, or completed Proceeding that relates to or arises from (and only to the extent such Proceeding relates to or arises from) any act or omission of such person occurring after the effective time of such amendment, repeal, modification, or adoption.

Section 5. Claims. (a) If (X) a claim under Section 1(a) of this Article VI with respect to any right to indemnification is not paid in full by the Corporation within sixty days after a written demand has been received by the Corporation or (Y) a claim under Section 2(a) of this Article VI with respect to any right to the advancement of expenses is not paid in full by the Corporation within twenty days after a written demand has been received by the Corporation, then the person seeking to enforce a right to indemnification or to an advancement of expenses, as the case may be, may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim.

(b) If successful in whole or in part in any suit brought pursuant to Section 5(a) of this Article VI, or in a suit brought by the Corporation to recover an advancement of expenses (whether pursuant to the terms of an undertaking or otherwise), the person seeking to enforce a right to indemnification or an advancement of expenses hereunder or the person from whom the Corporation sought to recover an advancement of expenses, as the case may be, shall be entitled to be paid by the Corporation the reasonable expenses (including attorneys’ fees) of prosecuting or defending such suit.

(c) In any suit brought by a person seeking to enforce a right to indemnification hereunder (but not a suit brought by a person seeking to enforce a right to an advancement of expenses hereunder), it shall be a defense that the person seeking to enforce a right to indemnification has not met any applicable standard for indemnification under applicable law. With respect to any suit brought by a person seeking to enforce a right to indemnification or right to advancement of expenses hereunder or any suit brought by the Corporation to recover an advancement of expenses (whether pursuant to the terms of an undertaking or otherwise), neither (i) the failure of the Corporation to have made a determination prior to commencement of such suit that indemnification of such person is proper in the circumstances because such person has met the applicable standards of conduct under applicable law, nor (ii) an actual determination by the Corporation that such person has not met such applicable standards of conduct, shall create a presumption that such person has not met the applicable standards of conduct or, in a case brought by such person seeking to enforce a right to indemnification, be a defense to such suit.

(d) In any suit brought by a person seeking to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses (whether pursuant to the terms of an undertaking or otherwise), the burden shall be on the Corporation to prove that the person seeking to enforce a right to indemnification or to an advancement of expenses or the person from whom the Corporation seeks to recover an advancement of expenses is not entitled to be indemnified, or to such an advancement of expenses, under this Article VI or otherwise.

Section 6. Determination of Entitlement to Indemnification. Any indemnification required or permitted under this Article VI (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because he or she has met all applicable standards of conduct set forth in this Article VI and Section 145 of the General Corporation Law of the State of Delaware. Such determination shall be made, with respect to a person who is a director or officer of the Corporation at the time of such determination, (i) by a majority vote of the directors who are not parties to such Proceeding, even though less than a quorum; (ii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum; (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion; or (iv) by the stockholders. Such determination shall be made, with respect to any person who is not a director or officer of the Corporation at the time of such determination, in the manner determined by the Board of Directors (including in such manner as may be set forth in any general or specific action of the Board of Directors applicable to indemnification claims by such person) or in the manner set forth in any agreement to which such person and the Corporation are parties.

Section 7. Non-Exclusive Rights. The indemnification and advancement of expenses provided in this Article VI shall not be deemed exclusive of any other rights to which any person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be such director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

Section 8. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of Another Enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article VI or otherwise.

Section 9. Severability. If any provision or provisions of this Article VI shall be held to be invalid, illegal, or unenforceable for any reason whatsoever: (1) the validity, legality, and enforceability of the remaining provisions of this Article VI (including, without limitation, each portion of any paragraph or clause containing any such provision held to be invalid, illegal, or unenforceable, that is not itself held to be invalid, illegal, or unenforceable) shall not in any way be affected or impaired thereby; and (2) to the fullest extent possible, the provisions of this Article VI (including, without limitation, each such portion of any paragraph or clause containing any such provision held to be invalid, illegal, or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal, or unenforceable.

Section 10. Miscellaneous. For purposes of this Article VI: (a) references to serving at the request of the Corporation as a director or officer of Another Enterprise shall include any service as a director or officer of the Corporation that imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan; (b) references to serving at the request of the Corporation as an employee or agent of Another Enterprise shall include any service as an employee or agent of the Corporation that imposes duties on, or involves services by, such employee or agent with respect to an employee benefit plan; (c) a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner not opposed to the best interests of the Corporation; and (d) references to a director of Another Enterprise shall include, in the case of any entity that is not managed by a board of directors, such other position, such as manager or trustee or member of the governing body of such entity, that entails responsibility for the management and direction of such entity’s affairs, including, without limitation, general partner of any partnership (general or limited) and manager or managing member of any limited liability company.

ARTICLE VII

MISCELLANEOUS

Section 1. Books and Records. (a) Any books or records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases); provided, however, that the books and records so kept can be converted into clearly legible paper form within a reasonable time. The Corporation shall so convert any books or records so kept upon the request of any person entitled to inspect such records pursuant to the Certificate of Incorporation, these Bylaws, or the provisions of the General Corporation Law of the State of Delaware.

(b) The Corporation shall prepare, no later than ten days before each meeting of the stockholders, a complete list of the stockholders entitled to vote thereat, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the stockholder’s name; provided, however, if the record date for determining the stockholders entitled to vote at the meeting is fewer than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date. Nothing contained in this subsection (b) shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of 10 days ending on the day before the meeting date: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. If the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. The stock ledger shall be the only evidence of the identity of the stockholders entitled to examine such list.

(c) Except to the extent otherwise required by law, or by the Certificate of Incorporation, or by these Bylaws, the Board of Directors shall determine from time to time whether and, if allowed, when and under what conditions and regulations the stock ledger, books, records, and accounts of the Corporation, or any of them, shall be open to inspection by the stockholders and the stockholders’ rights, if any, in respect thereof. Except as otherwise provided by law, the stock ledger shall be the only evidence of the identity of the stockholders entitled to examine the stock ledger, the books, records, or accounts of the Corporation.

Section 2. Voting Shares in Other Business Entities. The Chief Executive Officer, President, Chief Financial Officer, any Vice President, or any other officer or officers of the Corporation designated by the Board of Directors or the Chief Executive Officer may vote, and otherwise exercise on behalf of the Corporation any and all rights and powers incident to the ownership of, any and all shares of stock or other equity interest held by the Corporation in any other corporation or other business entity. The authority herein granted may be exercised either by any such officer in person or by any other person authorized to do so by proxy or power of attorney duly executed by any such officer.

Section 3. Execution of Corporate Instruments.

(a) The Board of Directors may in its discretion determine the method and designate the signatory officer or officers, or other person or persons, to execute, sign, or endorse any corporate instrument or document, or to sign the corporate name without limitation, except where otherwise provided by law, and such execution or signature shall be binding upon the Corporation.

(b) Unless otherwise specifically determined by the Board of Directors or otherwise required by law, formal contracts of the Corporation, promissory notes, deeds of trust, mortgages, and other evidences of indebtedness of the Corporation, and other corporate instruments or documents requiring the corporate seal, shall be executed, signed, or endorsed by the Chairperson of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Secretary, the Treasurer, or any Assistant Secretary or Assistant Treasurer. All other instruments and documents requiring a corporate signature but not requiring the corporate seal may be executed as aforesaid or in such other manner and by such other person or persons as may be determined from time to time by the Board of Directors or the Chief Executive Officer.

(c) All checks and drafts drawn on banks or other depositaries on funds to the credit of the Corporation or in special accounts of the Corporation shall be executed, signed, or endorsed by the Chief Financial Officer, the Treasurer, any Assistant Treasurer, or in such other manner and by such other person or persons as may be determined from time to time by the Board of Directors.

(d) Unless otherwise specifically determined by the Board of Directors or otherwise required by law, the execution, signing, or endorsement of any corporate instrument or document may be effected manually, by facsimile, or (to the extent permitted by applicable law and subject to such policies and procedures as the Corporation may have in effect from time to time) by electronic signature.

Section 4. Fiscal Year. The fiscal year of the Corporation shall be such fiscal year as the Board of Directors from time to time by resolution shall determine.

Section 5. Gender/Number. As used in these Bylaws, the masculine, feminine, or neuter gender, and the singular and plural number, shall each include the other whenever the context so indicates.

Section 6. Section Titles. The titles of the sections and subsections have been inserted as a matter of reference only and shall not control or affect the meaning or construction of any of the terms and provisions hereof.

Section 7. Certain Definitions. For purposes of these Bylaws:

(a) “Electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, 1 or more electronic networks or databases (including 1 or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

(b) “Electronic mail” means an electronic transmission directed to a unique electronic mail address (which electronic mail shall be deemed to include any files attached thereto and any information hyperlinked to a website if such electronic mail includes the contact information of an officer or agent of the corporation who is available to assist with accessing such files and information).

(c) “Electronic mail address” means a destination, commonly expressed as a string of characters, consisting of a unique user name or mailbox (commonly referred to as the “local part” of the address) and a reference to an internet domain (commonly referred to as the “domain part” of the address), whether or not displayed, to which electronic mail can be sent or delivered.

Section 8. Amendment. These Bylaws, or any of them, may be altered, amended, or repealed, and new Bylaws may be made, (a) at any annual or regular meeting of the Board of Directors or at any special meeting of the Board of Directors if notice of the proposed alteration, amendment, or repeal be contained in written notice of such special meeting; or (b) at any annual meeting of the stockholders or at any special meeting of the stockholders of the Corporation if noticed of the proposed alteration, amendment, or repeal is contained in the Corporation’s notice of such special meeting of stockholders. Anything herein to the contrary notwithstanding but subject to the terms of the Certificate of Incorporation, any alteration, amendment, or repeal of these Bylaws, or the making of any new Bylaw, by the stockholders shall require the affirmative vote of the holders of not less than a majority of the voting power represented by the issued and outstanding shares of the Corporation entitled to vote thereon. Any Bylaws altered, amended, or made by the stockholders may be altered, amended, or repealed by either the Board of Directors or the stockholders, in the manner set forth in this Section 8, except a Bylaw amendment adopted by the stockholders that specifies the votes that shall be necessary for the election of directors shall not be amended or repealed by the Board of Directors.

Section 9. Certificate of Incorporation. Anything herein to the contrary notwithstanding, if any provision contained in these Bylaws is inconsistent with or conflicts with a provision of the Certificate of Incorporation, such provision of these Bylaws shall be superseded by the inconsistent provision in the Certificate of Incorporation to the extent necessary to give effect to such provision in the Certificate of Incorporation.

Exhibit G

Form of Tax Sharing Agreement

See attached.

Exela Technologies, INC. AND SUBSIDIARY COMPANIES
INTERCOMPANY INCOME TAX ALLOCATION AGREEMENT

This Intercompany Income Tax Allocation Agreement (this “Agreement”) is dated [__], 2022, by and among Exela Technologies, Inc. (“Exela”), CF Acquisition Corp. VIII (“Acquiror”), and XBP Europe, Inc. (“XBP”).

WHEREAS, Exela is the common parent corporation of an affiliated group of corporations within the meaning of Section 1504 of the Code, which, together with any other corporations which are or may become members of such affiliated group filing a consolidated U.S. federal income tax return, is referred to as the “Exela Consolidated Group”.

WHEREAS, all or some of Exela and its subsidiaries join annually in the filing of certain consolidated, combined and unitary U.S. state, local and non-US income, franchise and similar tax returns as a group (the “Exela Group”).

WHEREAS, on [_______], 2022, XBP entered into an Agreement and Plan of Merger with Acquiror, BTC International Holdings, Inc, and Sierra Merger Sub, Inc. dated [_____], 2022 (the “Merger Agreement”), pursuant to which Acquiror will acquire common stock of XBP.

WHEREAS, no formal tax allocation agreement exists prior to the date hereof with respect to the sharing of U.S. federal and certain state income, franchise and similar tax liabilities, assets and refunds;

NOW, THEREFORE, each of Exela, XBP and Acquiror does hereby covenant and agree with one another that the following comprise their agreement relating to their respective rights and obligations with respect to the allocation of certain U.S. federal, state and local tax liabilities, assets, refunds and readjustments for taxable years ending after the Closing Date.

Article I.

Definitions and Interpretation

Section 1.1 Definitions. Except as otherwise expressly provided, capitalized terms shall have the meaning set forth in the Merger Agreement.

Article II.

Preparation and Filing of Tax Returns; Allocations of Taxes

Section 2.1 U.S. Federal Returns.

(a) For all taxable years in which Exela files consolidated federal income tax returns (any such return of the Exela Consolidated Group for any taxable year, an “Exela Consolidated Return”) and is entitled to include Acquiror in such returns under Sections 1501-1504, or successor provisions, of the Code, Exela shall include Acquiror, XBP and any of their subsidiaries eligible to be included in the consolidated federal income tax returns it files as the common parent corporation of the Exela Consolidated Group (Acquiror, XBP and such subsidiaries, the “XBP Consolidated Group”) it being understood that if Acquiror has no subsidiaries includible in the Exela Consolidated Group, references to the XBP Consolidated Group shall be deemed references to Acquiror and references to Pro Forma XBP Returns and pro forma tax liability shall be deemed references to pro forma separate returns and separate tax liability of Acquiror). Exela and Acquiror shall, and shall cause their respective subsidiaries to, file any and all consents, elections or other documents and take any other actions necessary or appropriate to effect the filing of such federal income tax returns. For all taxable years in which the XBP Consolidated Group is included in the Exela Consolidated Group, Exela shall pay the entire federal income tax liability of the Exela Consolidated Group and shall indemnify and hold harmless the XBP Consolidated Group against any such liability; provided, however, that Acquiror shall make payments to Exela or receive payments from Exela as provided in this Agreement in settlement of the XBP Consolidated Group’s share of the entire federal income tax liability of the Exela Consolidated Group for any taxable year (which term shall throughout this Agreement include any short taxable year) ending after the Closing Date, in which the XBP Consolidated Group is included in the Exela Consolidated Group after the Closing Date (any such taxable year, an “Agreement Year”).

(b) For each Agreement Year for which Exela files an Exela Consolidated Return that includes the XBP Consolidated Group, Exela shall prepare a pro forma consolidated federal income tax return for the XBP Consolidated Group (a “Pro Forma XBP Return”). Except as otherwise provided herein, the Pro Forma XBP Return for each Agreement Year shall be prepared as if Acquiror filed a consolidated return on behalf of the XBP Consolidated Group for such taxable year and all prior taxable years. The Pro Forma XBP Return (1) shall not reflect any carryovers or carrybacks of net operating losses, net capital losses, excess tax credits, or other tax attributes of the Exela Consolidated Group, except as provided in the following clause (2), and (2) shall reflect carryovers and carrybacks of net operating losses, net capital losses, excess tax credits, or other tax attributes of members of the XBP Consolidated Group, in each case determined as though the XBP Consolidated Group had never been included in the Exela Consolidated Group and all Pro Forma XBP Returns had been actual returns. The Pro Forma XBP Return shall be prepared in a manner that reflects all elections, positions, and methods used in the Exela Consolidated Return that must be applied on a consolidated basis and otherwise shall be prepared in a manner consistent with the Exela Consolidated Return. The provisions of the Code that require consolidated computations, such as Sections 59A, 861, 1201-1212, and 1231, shall be applied separately to the XBP Consolidated Group. Section 1.1502-13 of the Income Tax Regulations shall be applied as if the XBP Consolidated Group and the Exela Consolidated Group (excluding the members of the XBP Group) were separate affiliated groups, except that the Pro Forma XBP Return shall include any gains or losses recognized by the members of XBP Consolidated Group on transactions within the XBP Consolidated Group (including in years prior to the first Agreement Year) which must be taken into account pursuant to Section 1.1502-13 of the Income Tax Regulations and reflected on the Exela Consolidated Return if the XBP Consolidated Group ceases to be included in the Exela Consolidated Group. For purposes of this Agreement, all determinations made as if the XBP Consolidated Group had never been included in the Exela Consolidated Group and as if all Pro Forma XBP Returns were actual returns shall reflect any actual short taxable years resulting from the XBP Consolidated Group joining or leaving the Exela Consolidated Group.

(c) For each Agreement Year, Acquiror shall make periodic payments to Exela in such amounts as the estimated tax payments that would be due from the XBP Consolidated Group if it were not included in the Exela Consolidated Group no later than five business (5) days before the dates on which payments of estimated tax would be due from the XBP Consolidated Group if it were not included in the Exela Consolidated Group. The balance of the tax due for an Agreement Year shall be paid to Exela no later than April 7 of the following year. Acquiror shall pay to Exela no later than five business (5) days before the date on which an Exela Consolidated Return for any Agreement Year is filed an amount equal to the sum of (i) the federal income tax liability shown on the corresponding Pro Forma XBP Return prepared for the Agreement Year and (ii) the additions to tax, if any, under Section 6655 of the Code that would have been imposed on Acquiror (treating the amount due to Exela under (i) above as its federal income tax liability and treating any periodic payments to Exela pursuant to the first sentence of this Section 2.1(c) as estimated payments under Section 6655 of the Code) and which result from the inaccuracy of any information provided by Acquiror to Exela pursuant to Section 3.1 or from the failure of Acquiror to provide any reasonably requested information, reduced by (iii) the sum of the amount of the periodic payments and the payment made on April 7. If Acquiror’s total periodic payments to Exela for any Agreement Year exceed the amount of its liability under the preceding sentence, Exela shall refund such excess to Acquiror within 30 days after filing the Exela Consolidated Return. For purposes of this Agreement, the term “federal income tax liability” means the tax imposed by Sections 11, 55 and 59A of the Code, or any successor provisions to such Sections. Exela shall notify Acquiror of any amounts due from Acquiror to Exela pursuant to this Section 2.1(c) no later than ten (10) business days prior to the date such payments are due and such payments shall not be considered due until the later of the due date described above or the fifth day from the notice from Exela.

Section 2.2 Interest. Interest required to be paid by or to Acquiror or XBP pursuant to this Agreement shall, unless otherwise specified, be computed at the rate and in the manner provided in the Code for interest or underpayments and overpayments, respectively, of federal income tax for the relevant period.

Section 2.3 U.S. State and Non-U.S. Taxes. In the case of U.S. state or local or non-U.S. taxes based on or measured by the net income of an Exela Group which includes Acquiror or any of its subsidiaries (other than solely with respect to members which are members of the XBP Consolidated Group or which are members of the Exela Consolidated Group but not the XBP Consolidated Group), the provisions of Section 2.1, 2.2 and 2.4 with respect to sharing of federal income tax liability and the provisions of Article III shall each apply mutatis mutandis to such U.S. state or local or non-U.S. tax whether or not the XBP Consolidated Group (or any subset thereof) is included in the Exela Consolidated Group (or any subset thereof) for federal income tax purposes; provided, however, that interest pursuant to Section 2.2 shall be computed at the rate and in the manner provided under such U.S. state or local or non-U.S. law for interest on underpayments and overpayments of such tax for the relevant period and references to provisions of the Code shall be deemed to be references to analogous provisions of state, local, and non-U.S. law.

Section 2.4 Historic Group Taxes. Exela shall pay, and shall indemnify and hold harmless XBP and its subsidiaries from and against any Taxes of an Exela Group imposed on XBP or any of its subsidiaries as a result of being a member of such Exela Group, including the Exela Consolidated Group, for any tax year of XBP or its subsidiaries ending on or prior to the Closing Date, including pursuant to Treasury regulations section 1.1502-6 or any similar provision of state, local or non-U.S. law.

Article III.

Preparation of Returns and Contests

Section 3.1 Tax Information. Acquiror, at its own expense, shall provide to Exela in a format determined by Exela all information requested by Exela as necessary to prepare the Exela Consolidated Return and the Pro Forma XBP Return, including all information reasonably necessary for Exela to prepare IRS Forms 5471 and 8858 (the “Exela Tax Package”). The Exela Tax Package with respect to any taxable year shall be provided to Exela on a basis consistent with current practices of the Exela Consolidated Group no later than April 1 of the following year. Acquiror shall also provide to Exela current federal taxable income, current and deferred tax liabilities, tax reserve items, and any additional current or prior information required by Exela on a timely basis consistent with current practices of the Exela Consolidated Group as are communicated to Acquiror by Exela. Acquiror shall pay, and shall indemnify and hold harmless Exela, for any failure by Acquiror to provide any requested information which results in the imposition of penalties under Section 6679(a)(1) on any member of the Exela Group.

Section 3.2 Preparation of Returns. Exela shall have exclusive and sole responsibility for the preparation and filing of the Exela Consolidated Returns and any other returns, amended returns and other documents or statements required to be filed with the Internal Revenue Service in connection with the determination of the federal income tax liability of the Exela Consolidated Group; provided, however, that (i) Exela shall permit Acquiror to review, and shall consult with Acquiror with respect to, any portion of such returns or other documents relating to items of income, deduction, gain, loss or credit of members of the XBP Consolidated Group (“XBP Consolidated Return Items”) and (ii) with respect to any Agreement Year, Exela shall comply with any request of Acquiror regarding the treatment of any item on the Pro Forma XBP Return so long as such treatment, if applied to the corresponding XBP Consolidated Return Items (if any), would not be inconsistent with the treatment on the Exela Consolidated Return of items other than XBP Consolidated Return Items which must be treated consistently on a consolidated return.

Section 3.3 Audits, Refunds. Except as provided in Section 3.8 below, Exela will have exclusive and sole responsibility and control with respect to the conduct of Internal Revenue Service examinations of the returns filed by the Exela Consolidated Group and any refund claims with respect thereto. Acquiror shall cooperate with Exela during the course of any such proceeding. Exela shall give Acquiror notice of and consult with Acquiror with respect to any issues relating to XBP Consolidated Return Items, and shall allow Acquiror to participate in any meetings or contribute to any written communication with respect to XBP Consolidated Return Items.

Section 3.4 Litigation

. If the federal income tax liability of the Exela Consolidated Group becomes the subject of litigation in any court, the conduct of the litigation shall be controlled exclusively by Exela, except as provided in Section 3.8 below. Acquiror shall cooperate with Exela during the course of litigation, and Exela shall consult with Acquiror regarding any issues relating to XBP Consolidated Return Items and shall allow Acquiror to participate in any meetings or contribute to any written communication with respect to XBP Consolidated Return Items.

Section 3.5 Expenses. Acquiror shall reimburse Exela for all reasonable out-of-pocket expenses (including, without limitation, legal, consulting, and accounting fees) incurred by Exela in the course of (i) preparing any Pro Forma XBP Return and (ii) proceedings described in Sections 3.3 and 3.4 to the extent such expenses are reasonably attributable to XBP Consolidated Return Items for any Agreement Year.

Section 3.6 Recalculation of Payments to Reflect Adjustments. To the extent that any audit, litigation or claim for refund with respect to a Exela Consolidated Return results in an additional payment of tax (including a payment of tax made preliminary to commencing a refund claim or litigation) or a refund of tax (any such additional payment or refund, an “Adjustment”) relating to the treatment of a XBP Consolidated Return Item for an Agreement Year, a corresponding adjustment shall be made to the corresponding Pro Forma XBP Return (the “Adjusted Pro Forma XBP Return”). All calculations of payments made pursuant to Article II shall be recomputed to reflect the Adjusted Pro Forma XBP Return. Within 5 days after the preparation of the Adjusted Pro Forma XBP Return, Acquiror or Exela, as appropriate, shall make additional payments or refund payments to the other party reflecting such Adjustment, plus interest pursuant to Section 2.2 calculated as if payments by and to Acquiror pursuant to Article II and this Section 3.6 were payments and refunds of federal income taxes. Acquiror shall further pay to Exela the amount of any penalties or additions to tax incurred by the Exela Consolidated Group as a result of an adjustment to any XBP Consolidated Return Item for an Agreement Year.

Section 3.7 Applicability with Respect to All Consolidated Returns. The provisions of Sections 3.1 through 3.6 above shall apply to Exela Consolidated Returns and XBP Consolidated Return Items for all taxable years in which the XBP Consolidated Group (or any member thereof) is includable in the Exela Consolidated Group.

Section 3.8 XBP Consent Rights. Without the consent of Acquiror, not to be withheld unreasonably, Exela shall not agree to settle or otherwise compromise any issue in any administrative or judicial proceeding with respect to a XBP Consolidated Return Item if such settlement or compromise could reasonably be expected to affect any amount owing between Acquiror and XBP, on the one hand, and Exela, on the other hand, pursuant to this Agreement or the federal income tax, liability of any member of the XBP Consolidated Group for any period during which the XBP Consolidated Group is not included in the Exela Consolidated Group.

Section 3.9 Exit from Group. If for any taxable year the XBP Consolidated Group is no longer included in the Exela Consolidated Group, Exela and Acquiror agree to provide to the other party any information reasonably required to complete tax returns for taxable periods beginning after the XBP Consolidated Group is no longer included in a Exela Consolidated Return, and each of Exela and Acquiror will cooperate with respect to any audits or litigation relating to any Exela Consolidated Return.

Article IV.

Miscellaneous Provisions

Section 4.1 Effective Date and Termination of Affiliation.

(a) Unless otherwise agreed by the parties, this Agreement shall remain in force and be binding so long as the period of assessments under the Code remains unexpired for any taxable year in respect of which Acquiror or its subsidiaries is entitled to indemnification from Exela with respect to taxes of the Exela Consolidated Group or an Exela Group pursuant to Article II.

(b) If for any taxable year the XBP Consolidated Group is no longer included in the Exela Consolidated Group, Exela and Acquiror agree to provide to the other party any information reasonably required to complete tax returns for taxable periods beginning after the XBP Consolidated Group is no longer included in an Exela Consolidated Return, and each of Exela and Acquiror will cooperate with respect to any audits or litigation relating to any Exela Consolidated Return.

Section 4.2 Notices. Section 10.3 of the Merger Agreement is incorporated by reference.

Section 4.3 Amendments and Waiver. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

Section 4.4 Assignments, Successors. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto and any attempt to do so shall be null and void. This Agreement shall be binding upon and inure to the benefit of any successor to any of the parties, by merger, acquisition of assets or otherwise, to the same extent as if the successor had been an original party to this Agreement.

Section 4.5 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 4.6 Entire Agreement. This Agreement constitutes the entire agreement among the parties to this Agreement relating to the matters addressed herein and supersedes any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective subsidiaries relating to the matters addressed herein. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the matters addressed herein exist between such parties except as expressly set forth in this Agreement.

Section 4.7 Applicable Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 4.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original and together which shall constitute one instrument.

Section 4.9 No Third Party Rights. Nothing in this Agreement shall be deemed to create any right in any creditor or other person or entity not a party hereto and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third party.

Section 4.10 Further Documents. The parties agree to execute any and all documents, and to perform any and all other acts, reasonably necessary to accomplish the purposes of this Agreement.

Section 4.11 Headings and Captions. The headings and captions contained in this Agreement are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof if any question of intent should arise.

[Remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, the undersigned have executed this Intercompany Income Tax Allocation Agreement as of the date first written above, and this Intercompany Income Tax Allocation Agreement shall supersede any previous agreement.

Exela Technologies, Inc.

By:
Name:
Title:

XBP Europe, Inc.

By:
Name:
Title:

CF Acquisition Corp. VIII

By:
Name:
Title:

[Signature Page to Intercompany Income Tax Allocation Agreement]

Exhibit H

Form of Services Agreement

See attached.

SERVICES AGREEMENT

by and between

XBP EUROPE, INC.

AND

EXELA TECHNOLOGIES BPA, LLC

dated as of [●], 202[●]

H-i

H-ii

SERVICES AGREEMENT

This SERVICES AGREEMENT (this “Agreement”) is entered into as of [●], 202[●] (the “Effective Date”), by and between XBP Europe, Inc., a Delaware corporation (“Recipient”) and Exela Technologies BPA, LLC, a Delaware limited liability company (“Provider”) whose sole member is Exela Technologies, Inc., a Delaware corporation (“ETI”). Provider and Recipient are sometimes referred to herein individually as a “Party,” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, CF Acquisition Corp. VIII, a Delaware corporation (“Acquiror”), Sierra Merger Sub, Inc., a Delaware corporation (“Merger Sub”), BTC International Holdings, Inc., a Delaware corporation (“Parent”) and Recipient have entered into that Agreement and Plan of Merger, dated as of October [●], 2022 (as amended, modified or supplemented from time to time in accordance with its terms, the “Merger Agreement”), pursuant to which Merger Sub will be merged into Recipient and Recipient will become a wholly-owned subsidiary of Acquiror;

WHEREAS, prior to the consummation of the transactions contemplated by the Merger Agreement, Recipient was an indirect, wholly-owned Subsidiary of ETI, and certain subsidiaries of Provider provided services to Recipient and its Subsidiaries; and

WHEREAS, in furtherance of the transactions contemplated by the Merger Agreement, following the Effective Date, Provider will provide or cause to be provided to Recipient the Historical Services and related Deliverables to Recipient in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I.
DEFINITIONS

Section 1.1. Definitions. Capitalized terms which are used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement. As used in this Agreement, capitalized terms which are defined herein shall have the meanings ascribed to them herein, including the following terms which shall have the meanings set forth in this Section 1.1:

“Affiliate” means, with respect to any specified person, any person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

“Confidential Information” means all confidential or proprietary information and documentation of either Party made available to the other Party under this Agreement, including, without limitation, information that (i) is or becomes publicly available other than as a result of an unauthorized disclosure by the receiving Party or its Affiliates or Representatives, (ii) is already in the receiving Party’s lawful possession and is not subject to any confidentiality restrictions, but subject, to the extent applicable, to the confidentiality obligations set forth in the Merger Agreement, (iii) is or becomes available to the receiving Party on a non-confidential basis from a Third Party source that, to such receiving Party’s knowledge after due inquiry, is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation or (iv) is independently developed by the receiving Party without use of the Confidential Information.

“Deliverables” means all Technology, work product, and other materials provided, created, or developed by or on behalf of Provider as part of the provision of the Services or its performance under this Agreement.

“Highly Sensitive Personal Information” means an (i) individual's government-issued identification number (including Social Security number, driver's license number, or state-issued identification number); (ii) financial account number, credit card number, debit card number, or credit report information, with or without any required security code, access code, personal identification number, or password that would permit access to an individual's financial account; (iii) biometric, genetic, health, medical, or medical insurance data; or (iv) geolocation data.

“Personal Information” means all tangible and intangible information provided or accessed hereunder about an identifiable or identified natural person associated with either Party or its Affiliates, that (i) identifies or can be used to identify an individual (including, without limitation, names, signatures, addresses, telephone numbers, email addresses, and other unique identifiers); or (ii) can be used to identify or authenticate an individual (including, without limitation, employee identification numbers, government-issued identification numbers, passwords or PINs, user identification and account access credentials or passwords, financial account numbers, credit report information, student information, biometric, health, genetic, medical, or medical insurance data, answers to security questions, an individual's internet activity or similar interaction history, inferences drawn from other personal information to create consumer profiles, geolocation data, an individual's commercial, employment, or education history, and other personal characteristics and identifiers), in case of both subclauses (i) and (ii), including, without limitation, all Highly Sensitive Personal Information..

“Representative(s)” shall mean (a) with respect to Provider, Provider, its Subsidiaries (other than Recipient and its Subsidiaries) and each of their respective officers, directors, employees, consultants, contractors and agents, in each case to the extent authorized by Provider to provide Services under this Agreement, and (b) with respect to Recipient, Recipient, its Subsidiaries and each of their respective officers, directors, employees, consultants, contractors and agents, in each case to the extent authorized to perform any obligations on behalf of Recipient pursuant to this Agreement.

“Subsidiary” means, with respect to an entity, any corporation, general or limited partnership, limited liability company, joint venture or other entity in which such Person, directly or indirectly, (i) owns or controls fifty percent (50%) or more of the outstanding voting securities, profits interest or capital interest, (ii) is entitled to elect at least a majority of the board of directors or similar governing body or (iii) in the case of a limited partnership, limited liability company or similar entity, is a general partner or managing member and has the power to direct the policies, management and affairs of such entity, respectively.

“Technology” means, collectively, any software, software code (in any form, including Source Code), and any other technology.

“Third Party” means any Person other than Provider, Recipient or their respective Affiliates or Representatives.

Section 1.2. Definition Cross-References. The following terms shall have the meaning ascribed to them in the corresponding Section of this Agreement.

Defined Term	Where Defined
Accessing Party	Section 8.1
Acquiror	Preamble
Additional Service	Section 2.3
Agreement	Preamble
Effective Date	Preamble
ETI	Preamble
Force Majeure Event	Section 13.1
Historical Services	Section 2.1(a)
Host	Section 8.1
Initial Service Term	Section 4.1(a)
Licensee	Section 7.2
Licensor	Section 7.2
Merger Agreement	Preamble
Merger Sub	Preamble
Nonparty Affiliates	Section 14.9
Parent	Preamble
Parties	Preamble
Party	Preamble
Payment Period	Section 5.2(a)
PBRM	Section 6.1(b)
Permits	Section 2.7(a)
Provider	Preamble
Restricted Period	Section 12.1
Restricted Person	Section 12.1(b)
RBRM	Section 6.2(b)
Recipient	Preamble
Sales and Service Taxes	Section 5.5(a)
Service Term.	Section 4.1(a)
Services	Section 2.1(a)
Services Schedule	Section 2.2
Systems	Section 8.1
Term	Section 5.4
Unauthorized Access	Section 9.2

Section 1.3. Interpretation. Whenever the context requires, words used in the singular shall be construed to mean or include the plural and vice versa, and pronouns of any gender shall be deemed to include and designate the masculine, feminine or neuter gender. The words “include,” “includes” and “including” and words of similar import shall be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the preamble of this Agreement. Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.

ARTICLE II.
SERVICES

Section 2.1. General.

(a) Provider shall provide, or cause its Affiliates or their respective Representatives or permitted subcontractors to provide to Recipient and its Subsidiaries, the services, access to facilities, personnel, equipment, software and hardware and other assistance that were provided by Provider and its Subsidiaries to Recipient and its Subsidiaries during the twelve (12) months prior to the Effective Date (the “Historical Services” and, together with any Additional Services and in each case any related Deliverables, the “Services”) for the periods and on the terms and conditions set forth in this Agreement.

(b) Provider may use Third Party contractors or subcontractors to perform the Services to the extent it has historically used such Third Party contractors or subcontractors to provide Historical Services to the Recipient, or it uses such Third Party contractors or subcontractors to provide services to its own similarly situated business. If none of the foregoing is applicable, then Provider shall obtain the prior written consent of Recipient before using such Third Party contractors or subcontractors to provide the Services, such consent not to be unreasonably withheld, conditioned or delayed. Provider shall retain responsibility for the provision of the Services as provided in this Agreement.

Section 2.2. Services Schedule. The schedule of Services and related Deliverables attached to this Agreement as Schedule A (the “Services Schedule”) sets forth the following information for one or more Services:

(a) a description of the Service and any related Deliverables to be provided;

(b) the time period during which the Service and any related Deliverables will be provided;

(c) the fees payable by Recipient for such Service and related Deliverables, including, where applicable, the methodology used by Provider to determine such fees; and

(d) any other terms uniquely applicable to such Service and related Deliverables.

To facilitate the performance of the Services, the Parties may choose from time to time, but are not required, to agree to amendments and supplements to the Services Schedule.

Section 2.3. Additional Services. Provider shall also respond in good faith to any reasonable request by Recipient for access to any additional services, access to facilities, personnel, equipment, software and hardware or other assistance that are not currently contemplated in the Services Schedule (each, an “Additional Service”). Recipient and Provider shall negotiate in good faith to determine if Provider can provide Additional Services, and, if Provider is commercially reasonably able to provide Additional Services, the Additional Services will be provided by Provider under the terms and conditions to be mutually agreed upon after good faith negotiations between the Parties hereto, and the Services Schedule shall be amended to include such Additional Services. Any Additional Services so provided by or on behalf of Provider shall constitute Services under this Agreement and be subject in all respects to the provisions of this Agreement as if fully set forth on the Services Schedule as of the date hereof.

Section 2.4. Nature of Services.

(a) Provider shall provide, or procure the provision of, the Services (including the related Deliverables) in compliance with Law and in a professional and workmanlike manner that is generally consistent with, and reflects, the same standard of care (including in respect of the Deliverables) as Provider historically provided to Recipient during the twelve (12) months prior to this Agreement.

(b) In no event shall Recipient be entitled to increase its use of any of the Services above the level of use in the twelve (12) months preceding the date of this Agreement without the prior written consent of Provider. Such usage above historical levels shall be treated as Additional Services pursuant to Section 2.3. Provider will be excused from meeting the standard of services set forth in this Section 2.4 to the extent its inability to meet such standard is directly due to Recipient’s: (i) failure to meet its cooperation obligations under this Agreement in any material respect; (ii) gross negligence; or (iii) willful misconduct.

(c) During the time any employees of Provider or any of its Affiliates are providing the Services under this Agreement, (i) such employees shall be under the direction, control, and supervision of, Provider or such Affiliate, as applicable, and shall not be deemed to be employees of Recipient or its Affiliates for any purpose, and (ii) Provider or such Affiliate, as applicable, shall be solely responsible for the payment and provision of all wages, bonuses and commissions, employee benefits, including severance and worker’s compensation, and the withholding and payment of applicable taxes relating to such employment.

(d) For the avoidance of doubt, nothing in this Agreement prevents Recipient, during the Term, from (i) obtaining any of the Services from any other Person, (ii) providing any such Services to itself or through its Affiliates and/or (iii) terminating any Service in whole or in part, in accordance with Section 4.2(a).

Section 2.5. Use of Services. Provider shall not be required to provide the Services to any Person other than Recipient, Recipient’s Subsidiaries, or their respective Representatives, and shall not be required to provide Services in connection with anything other than the operation of the business of the Recipient and its Subsidiaries after the Effective Date. Recipient shall not and shall not permit its or any of its Subsidiaries or its or its Subsidiaries’ Representatives to, resell any Services to any Third Party or permit the use of any Services by any Third Party except as stated herein.

Section 2.6. Third Party Consents. If (a) Provider’s provision of any Service requires any license or services provided by a Third Party, and (b) Provider’s Contract with the applicable Third Party for the Service does not permit such Third Party license or service to be provided by or passed through to Recipient, then Provider will use reasonable best efforts to secure the consent of such Third Party to provide Recipient with access to such Third Party license or Service, as applicable, in accordance with the terms and conditions of this Agreement. If Provider is unable to secure the consent of the applicable Third Party using its reasonable best efforts, then, Provider and its Affiliates shall cooperate with Recipient to identify and provide appropriate reasonable alternatives to the impacted Services.

Section 2.7. Permits.

(a) Provider has, and shall maintain during the Term, all material licenses, authorizations, permits and qualifications from governmental entities (“Permits”) that Provider is required to maintain under Law in order to perform the Services in the manner required by this Agreement. The costs of any such Permits shall be borne by Recipient to the extent the Permit is required exclusively for the provision of Services (or the Permit is not required solely for provision of the Services, on a pro-rated basis, calculated based on usage on behalf of Recipient).

(b) If Provider is prevented from providing, or causing to be provided, any Service because providing such Service or causing it to be provided would violate any Law, Provider shall promptly notify Recipient of such issue and the Parties shall cooperate and act in a commercially reasonable manner to obtain mutually satisfactory alternative equivalent services until the expiration of the Term for the applicable Service, with any applicable additional costs being borne by Recipient and agreed in writing by the Parties in advance.

(c) If Recipient or Provider receives notice of, or otherwise becomes aware of, any inquiry, investigation, examination, audit, proceeding or other action by or on behalf of any governmental entity relating to the Services, Recipient or Provider, as the case may be, shall promptly notify the other Party to this Agreement thereof, whereupon the Parties shall cooperate and act in a commercially reasonable manner to resolve such matter in a mutually satisfactory manner and shall act reasonably in light of the Parties’ respective interests in the matter at issue.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES

Section 3.1. Mutual Representations and Warranties. Each Party represents and warrants to the other Party that:

(a) it is duly organized, validly existing and in good standing as a corporation or other entity as represented herein under the laws and regulations of its jurisdiction of incorporation, organization, or chartering;

(b) it has the full right, power, and authority to enter into this Agreement, to grant the rights and licenses granted hereunder, and to perform its obligations hereunder;

(c) the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action of the Party; and

(d) when executed and delivered by such Party, this Agreement will constitute the legal, valid, and binding obligation of such party, enforceable against such Party in accordance with its terms.

Section 3.2. Provider Representations and Warranties. Provider represents and warrants to Recipient that:

(a) it shall perform the Services using personnel of required skill, experience, and qualifications and in a professional and workmanlike manner and shall devote adequate resources to meet its obligations under this Agreement;

(b) it is in compliance with, and shall perform the Services in compliance with, all applicable Laws;

(c) to the Knowledge (as defined in the Merger Agreement) of Provider, as of the date of the Merger Agreement, the execution and delivery by Provider of this Agreement and the performance by Provider of the Historical Services, will not result in any violation of, or conflict with, any material Contract to which Provider or ETI is a party;

(d) Recipient will receive good and valid title to all Deliverables delivered to it hereunder, free and clear of all encumbrances and liens of any kind; and

(e) to the Knowledge (as defined in the Merger Agreement) of Provider, as of the date of the Merger Agreement, none of the Historical Services and related Deliverables infringe or will infringe any intellectual property rights of any Third Party;

(f) as of the date of the Merger Agreement, there are no pending or, to Provider's or to ETI’s knowledge, threatened claims, litigation, or other proceedings pending against Provider by any Third Party based on an alleged violation of such intellectual property rights.

ARTICLE IV.
TERM AND TERMINATION

Section 4.1. Term.

(a) Provider shall be obligated to provide, and Recipient shall be obligated to pay for each Service during its applicable “Service Term.” The “Initial Service Term” for each Service shall be twelve (12) months following the Effective Date or such other period as may be set forth in the Services Schedule. The Services Term shall continue beyond the Initial Service Term until terminated pursuant to this ARTICLE IV.

(b) This Agreement shall terminate with respect to any Person comprising Recipient at such time as such Person is no longer a Subsidiary of Acquiror.

(c) This Agreement shall terminate at such time as there is no remaining Services Term for any Services.

Section 4.2. Early Termination.

(a) Recipient may terminate the Service Term, either with respect to all or any portion of any one or more of the Services provided to Recipient hereunder, for any reason or for no reason, at any time upon at least three (3) months’ prior written notice to Provider (or as otherwise agreed between the Parties in writing, such agreement not to be unreasonably withheld or delayed).

(b) Provider may terminate the Service Term, either with respect to all or any portion of any one or more of the Services provided to Recipient hereunder, for any reason or for no reason, at any time upon at least six (6) months’ prior written notice to Recipient (or as otherwise agreed between the Parties in writing, such agreement not to be unreasonably withheld or delayed), provided that no such notice may be delivered until at least six (6) months from the date of this Agreement.

(c) Either Party may terminate this Agreement in its entirety or with respect to affected Services if the other Party commits a material breach of this Agreement and fails to cure such breach within fifteen (15) days after receiving written notice of the breach, provided that if the applicable breach is incapable of cure then the non-breaching Party may terminate this Agreement with immediate effect. Recipient hereby acknowledges and agrees that any breach by any of its or its Affiliates’ Representatives or authorized subcontractors of any term or condition of this Agreement shall be deemed to be a breach by Recipient of such term or condition. Provider hereby acknowledges and agrees that any breach by its or any of its Affiliates’ Representatives or permitted subcontractors of any term or condition of this Agreement shall be deemed to be a breach by Provider of such term or condition.

Section 4.3. Effect of Termination.

(a) Upon termination of the Service Term for any Service, the Provider shall no longer be required to provide, and Recipient shall no longer be required to pay service fees in respect of, the applicable Service; provided, that such termination shall not relieve Recipient from payment of: (i) fees due and owing for Services actually provided prior to termination, and (ii) solely for Services that are not scheduled, the pro-rata portion of any residual pass-through costs incurred under Third Party agreements that were required to be renewed for the Services prior to Recipient’s termination to the extent allocated to Recipient.

(b) Upon termination or expiration of this Agreement or the expiration of the Services, Provider shall (i) provide such assistance as Recipient may reasonably require to effect a full and orderly transfer of such Services to Recipient or to a Third Party designated by Recipient, and (ii) subject to the other limitations set forth in this Agreement and any other agreement among the Parties, Provider shall provide to Recipient or to such Third Party, in the form reasonably requested by Recipient, the information or documents required to perform such Service; and Recipient shall pay for such assistance and provision of information pursuant to Section 5.1. Each Party shall promptly return to the other Party all of the other Party’s materials, property and Confidential Information. Each of Provider and Recipient shall promptly discontinue all use of the other’s information technology systems. For the avoidance of doubt, neither Party shall be required to return or destroy any information contained in archive or backup copies that are not readily available for, and are not used for, business use.

(c) The provisions of this Section 4.2, ARTICLE V (for amounts outstanding as of such termination or expiration), and Articles VII through XIV, shall survive the termination or expiration of this Agreement.

ARTICLE V.
PAYMENT TERMS AND TAX MATTERS

Section 5.1. Charges for Services. Recipient shall pay to Provider (or to the applicable Provider Subsidiary) for each Service, an amount equal to (a) for those Services set forth on the Services Schedule, the amount determined pursuant to the methodology set forth on the Services Schedule, and (b) for all other Services: (i) Provider’s (or the applicable Provider Subsidiary’s) actual cost, including reasonably allocated employment costs and overhead costs (allocated consistently with what has been disclosed to Recipient prior to the date of this Agreement) and the pass through of reasonable out-of-pocket costs (collectively, “Cost”); plus (ii) (x) with respect to Services provided in or from the Republic of India an amount equal to fifteen percent (15%) of the Cost set forth in clause (b)(i), or (y) with respect to all other Services an amount equal to eight percent (8%) of the Cost set forth in clause (b)(i).

Section 5.2. Payment Terms.

(a) Provider shall invoice Recipient monthly for all charges pursuant to this Agreement. Such invoices shall contain reasonable detail of the Service provided and the charge therefor. Subject to Section 5.3, Recipient shall pay Provider for all undisputed amounts due for Services provided hereunder within thirty (30) days from receipt of an invoice therefor (the “Payment Period”). Except in the case of a good faith dispute, any payment not paid within ten (10) days after the expiration of the Payment Period shall bear simple interest from and including the date such payment is due under this provision until, but excluding, the date of payment, at a rate per annum equal to ten percent (10%). Failure to pay undisputed material amounts due hereunder pursuant to the terms of this Agreement following expiration of the applicable cure period is agreed by the Parties to be a material breach and Provider may terminate this Agreement under Section 4.2(c).

(b) Notwithstanding anything herein to the contrary, if Recipient disputes in good faith the accuracy or legitimacy of any invoice, it shall promptly notify Provider of such dispute and pay any undisputed portion of the invoice. Disputes shall be resolved in accordance with the procedures set forth in Section 5.3. For the avoidance of doubt, non-payment by Recipient of an amount disputed in good faith shall not be a breach of this Agreement.

Section 5.3. Disputes. Should Recipient reasonably and in good faith contest any invoice (or any part thereof) or should any Party have any other dispute under this Agreement, the disputing Party shall notify the other Party in writing of such dispute and provide the other Party with a detailed description of the basis for such dispute, and in the case of a disputed invoice, prior to the payment due date for the applicable invoice. Promptly upon the Party’s receipt of notice of such dispute, the PBRM and RBRM (in each case, as defined below) shall meet and attempt, in good faith, to resolve such dispute. If they cannot do so within fifteen (15) days then the dispute shall be elevated to senior officers of each Party. If such officers cannot resolve the dispute within fifteen (15) days, then each Party shall be free to pursue such remedies as may be available at law. The foregoing shall not restrict either party from pursuing equitable remedies at any time.

Section 5.4. Records and Audit Rights. During the term of this Agreement (the “Term”) and for three (3) years thereafter, Provider shall keep supporting documentation of all costs incurred in providing the Services that are invoiced to Recipient hereunder. To the extent not prohibited by Law, Provider and its Affiliates shall permit Recipient, during regular business hours and upon reasonable advance notice to Provider, to have access to such supporting documentation with respect to each invoice to permit an audit of the fees charged pursuant to this Agreement. Access to such supporting documentation shall be at Recipient’s sole cost and expense and may not unreasonably interfere with the conduct of Provider’s or its Affiliates’ businesses. Such audits may not be conducted more than once per calendar year of the Term (or the three (3) year period thereafter) and any Person conducting such audit shall agree in writing to any of the Provider’s confidentiality policies.

Section 5.5. Taxes.

(a) Subject to the first sentence of Section 5.5(b), Recipient will pay and be liable for all applicable sales, use, service, valued added tax, lease use, transfer, consumption or similar taxes (the “Sales and Service Taxes”) levied against or upon it (i) measured by the cost of Services provided to Recipient under this Agreement, or (ii) measured by the Provider’s or its Affiliates’ cost in acquiring property or services used or consumed by Provider and its Affiliates in providing Services under this Agreement, whichever is lower. Such taxes will be payable by Recipient to Provider (unless payable directly to the applicable taxing authority) in the manner set forth in Section 5.2 or as otherwise mutually agreed in writing by the Parties and under the terms of the Law which governs the relevant Sales and Service Tax. At least ten (10) days before the due date for any return with respect to Sales and Services Taxes, Provider shall provide to Recipient (x) a computation providing by Provider of the Sales and Service Taxes payable, identifying the nature and amount of the goods or services on which the Sales and Service Tax is assessed and the applicable rate and (y) a valid and customary invoice under the terms of Law for each Sales and Service Tax. If Provider complies with the terms of this Section 5.5 regarding the payment of Sales and Services Taxes, it shall not be liable for any interest, penalties or other charges attributable to its improper filing relating to Sales and Services Taxes or late payment or failure to remit Sales and Services Taxes to the relevant tax authority. Each Party shall promptly notify the other Party of any deficiency claim or similar notice by a taxing authority with respect to Sales and Service Taxes payable under this Agreement, and of any pending tax audit or other proceeding that could lead to the imposition of Sales and Services Taxes payable under this Agreement. Recipient shall have the sole right to control, contest, resolve and defend against any matters relating to Sales and Services Taxes for which it is responsible pursuant to this Section 5.5, and shall be entitled to any refund of such taxes received by the Provider, net of any taxes incurred by Provider in connection with the receipt of the refund.

(b) Each Party shall pay and be responsible for its own personal property taxes, franchise taxes, and taxes based on its own income (including withholding tax) or profits or assets. Payments for Services or other amounts under this Agreement shall be made net of withholding taxes and such withholding taxes shall be treated for purposes of this Agreement as paid to the Provider; provided, however, that if Provider believes that a reduced rate of withholding applies or Provider is exempt from withholding, the Recipient shall only be required to apply such reduced rate of withholding or not withhold if Provider provides Recipient with evidence satisfactory to Recipient that a reduced rate of or no withholding is required. Satisfactory evidence for this purpose may include rulings from, or other correspondence with tax authorities and tax opinions rendered by qualified persons satisfactory to Recipient, to the extent reasonably requested by Recipient. Recipient shall promptly remit any amounts withheld to the appropriate taxing authority and in the event that Recipient receives a refund of any amounts previously withheld from payments to Provider and remitted, Recipient shall surrender such refund to Provider, net of any taxes incurred by Recipient in connection with the receipt of the refund.

ARTICLE VI.

SERVICE RESPONSIBILITIES

Section 6.1. Responsibilities of Provider.

(a) Provider will (i) provide Recipient with reasonable access to information and personnel of Provider to the extent reasonably necessary for the Services; and (ii) provide reasonable technical assistance and training to Recipient personnel for purposes of transitioning the Services.

(b) During the Term, Provider agrees to designate and maintain an ongoing primary contact for each Service: (i) with whom Recipient may communicate about current issues, needs, and problem resolution; (ii) who has authority to make prompt technical decisions on Provider’s part; (iii) who will be reasonably accessible to Recipient; and (iv) who will remain knowledgeable about Provider’s policies and procedures in connection with the provision of the Services. Such Provider contact is referred to herein as the Provider Business Relationship Manager (“PBRM”). Provider may change its PBRM from time-to-time upon prior, written notice to Recipient.

(c) Provider shall perform its obligations under this Agreement in compliance with all Laws applicable to Provider in its capacity as a Third Party provider of the Services to Recipient, including all data privacy Laws, standards, regulations, and privacy policies of Recipient, and shall cause all of its Affiliates and its and their Representatives and permitted subcontractors, to so comply.

(d) When on the property of Recipient, Provider shall comply with all policies and procedures of Recipient concerning health, safety, and security which were applicable during the twelve (12) month period before the Effective Date or which are made known to Provider in advance in writing.

(e) When given access to Recipient's books, records, personnel or assets, Provider shall comply with the confidentiality and security procedures established by Recipient and made known to Provider in advance in writing.

(f) To the extent not prohibited by Law, Provider shall permit Recipient and its Subsidiaries (and their respective Representatives), during regular business hours and upon reasonable advance notice to Provider, for purposes of the preparation or examination of Recipient’s governmental, regulatory and tax filings and financial statements and the conduct of any pending litigation, arbitration or dispute resolution that is not against Provider or its Affiliates, to examine and make copies of the books and records of Provider, with respect to the Services; provided, that any such books and records or other information that are subject to an attorney-client or other legal privilege or obligation of confidentiality or non-disclosure shall not be made so accessible; provided, further, however, that if any such access or disclosure is limited due to obligations of confidentiality or non-disclosure as described in the preceding proviso, Provider shall use reasonable best efforts to obtain consent from the required Person under such confidentiality or non-disclosure obligation in order to provide Recipient with timely access to the fullest extent possible to such information as described in this Section 6.1(d). Access to the books and records shall be at Recipient’s sole cost and expense and may not unreasonably interfere with the conduct of Provider’s or its Affiliates’ businesses.

Section 6.2. Responsibilities of Recipient.

(a) During the Term, Recipient agrees to (i) provide Provider with reasonable information and documentation necessary for Provider to perform the Services; and (ii) otherwise use commercially reasonable efforts to cooperate with Provider in respect of the Services.

(b) Recipient agrees to designate and maintain an ongoing primary contact for each Service: (i) with whom Provider may communicate about current issues, needs, and problem resolution; (ii) who has authority to make prompt technical decisions on Recipient’s part; and (iii) who will be reasonably accessible to Provider. Such Recipient contact is referred to herein as the Recipient Business Relationship Manager (“RBRM”). Recipient may change its RBRM from time-to-time upon prior, written notice to Provider.

(c) Recipient shall comply, and shall cause its Subsidiaries and their respective Representatives to comply, with all applicable Laws in connection with its receipt of the Services, including data privacy Laws, standards and regulations and any privacy policies of the applicable Party.

Section 6.3. Mutual Responsibilities. The Parties will reasonably cooperate with each other in all matters relating to the provision and receipt of Services. Such reasonable cooperation shall include: mitigating and resolving technical and business issues, and requiring its personnel to obey security regulations and procedures and other published policies of the other Party applicable to the Services.

ARTICLE VII.
INTELLECTUAL PROPERTY

Section 7.1. Existing Ownership Rights Unaffected. Except as set forth in Section 7.2 and Section 7.3, nothing herein shall be construed to grant either Party any rights of ownership or use of copyrights, patents, trade secrets, trademarks or any other intellectual property or other proprietary rights owned by the other Party or its Affiliates. Except as set forth in Section 7.2 and Section 7.3, no license, title, ownership, or other intellectual property or proprietary rights are transferred to Recipient or any Recipient Representative pursuant to this Agreement, and Provider retains all such rights, titles, ownership and other interests in all software, hardware, systems and resources it uses to provide the Services. Recipient shall retain all of its right, title and interest in and to all of Recipient’s intellectual property and proprietary materials, including all software, hardware, systems and resources that Provider may use or access in the course of providing the Services hereunder, and, except as set forth in Section 6.2, nothing herein shall be construed to grant any ownership or other right or license in the foregoing to Provider.

Section 7.2. Licenses. Only to the extent such rights have not been previously granted pursuant to a separate agreement, each Party (the “Licensor”), for itself and on behalf of itself and its Affiliates, hereby grants to the other Party (the “Licensee”) a non-exclusive, revocable, non-transferable (except as provided in Section 14.4), non-sublicensable (except as expressly permitted herein), royalty-free, worldwide license to use any intellectual property (and any and all improvements, modifications, enhancements or derivative works thereof) of the Licensor and its Affiliates in connection with this Agreement solely to the extent and for the duration necessary for the Licensee to provide or receive the applicable Service under this Agreement. Provider is not required to grant any rights to Recipient in respect of intellectual property owned by a Third Party if, after using reasonable best efforts (as contemplated by Section 2.6), Provider is unable to obtain the consent of such Third Party to such grant.

Section 7.3. Work Product. To the extent that Provider and Recipient, in their sole discretion, agree to amend the Services Schedule to provide that Provider shall develop work product exclusively for Recipient, or if any work product is developed using the equipment, supplies, facilities or trade secrets of Recipient:

(a) all right, title and interest in and to such work product and all intellectual property rights created by Provider pursuant to this Agreement will be owned by Recipient immediately upon their creation, and the work product shall be deemed a “work made for hire” (as such phrase is defined in 17 U.S.C. §101) for Recipient; and

(b) if any such work product does not qualify as a work made for hire for any reason, Provider hereby assigns all right, title and interest in such work product to Recipient, including: (i) all copyrights, patents, trade secrets, and other similar intellectual property rights and other rights that may be hereafter vested relating to the work product, arising under any U.S. or any other law, together with all national, foreign, state, provincial and common law registrations, applications for registration, and renewals and extensions thereof; (ii) all benefits, privileges, causes of action and remedies relating to any of the foregoing, whether before or hereafter accrued.

Provider shall ensure that ETI and its Affiliates, and its and their respective Representatives, comply with the terms of this Section 7.3.

ARTICLE VIII.
SYSTEM ACCESS AND PRIVACY

Section 8.1. System Access. Each Party (the “Host”) shall, upon the reasonable request of the other Party (the “Accessing Party”), provide the Accessing Party with access to its computer system(s) or software (collectively, “Systems”), solely to the extent (a) necessary in connection with the provision or receipt (as applicable) of the Services, (b) allowed under Law, (c) compliant with the Host’s confidentiality obligations to third parties, and (d) in accordance with this Agreement. At all times when the Accessing Party is given access to the Host’s Systems in connection with the performance of this Agreement, such Accessing Party shall comply with the security policies, procedures and requirements in connection with the access and use of the Host’s Systems, which the Host makes available to the Accessing Party in writing from time to time. Each Party acknowledges and agrees, on behalf of itself and its Affiliates, that it shall not access, or attempt to access, any of the other Party’s Systems, without the prior written consent of the other Party and shall enforce this obligation on its Affiliates, and each of their respective Representatives and subcontractors.

Section 8.2 Privacy.

(a) In providing and receiving the Services, each Accessing Party shall, and shall cause its Affiliates, Representatives and subcontractors to, comply with the terms of this Agreement, Law and other applicable regulations and directives, and their respective applicable privacy policies with respect to privacy or data security relative to its creation, collection, receipt, transmission, storage, disposal, use, and disclosure of Personal Information, and shall maintain an information security program in place at least as comprehensive as the information security program in place as of the date hereof. Each Party shall take all appropriate administrative, technical and physical safeguards to protect the Systems and Personal Information against accidental or unlawful destruction or accidental loss, alteration, unauthorized disclosure or access and against all other unlawful forms of processing.

(b) Personal Information on Recipient Systems is Confidential Information of Recipient and not Confidential Information of Provider. In the event of a conflict or inconsistency between this Section and the confidentiality sections of this Agreement, the terms and conditions set forth in this Section shall govern and control. At a minimum, Provider shall have safeguards for the protection of Personal Information that include: (i) limiting access of Personal Information to its Affiliates, permitted subcontractors and their respective Representatives; (ii) securing business facilities, data centers, paper files, servers, backup systems, and computing equipment, including all mobile devices and other equipment with information storage capability; (iii) implementing network, application, database, and platform security; (iv) securing information transmission, storage, and disposal; (v) implementing authentication and access controls within media, applications, operating systems, and equipment; (vi) encrypting Highly Sensitive Personal Information stored on any media; (vii) encrypting Highly Sensitive Personal Information when transmitted; (viii) strictly segregating Personal Information from information of Provider or its other customers so that Personal Information is not commingled with any other types of information; (ix) conducting risk assessments, penetration testing, and vulnerability scans and promptly implementing, at Provider's sole cost and expense, a corrective action plan to correct any issues that are reported as a result of the testing; (x) implementing appropriate personnel security and integrity procedures and practices, including conducting background checks consistent with applicable Laws; and (xi) providing appropriate privacy and information security training to Provider's employees.

Section 8.3 Security Incidents.

(a) The Accessing Party shall immediately notify the Host in writing upon becoming aware of any security incident that compromises either the security, confidentiality, availability or integrity of the Host’s System, Personal Information or Confidential Information. Notification provided to the Host shall include, if known, and to the Accessing Party’s knowledge as of the time of notice: (a) the general circumstances and extent of any unauthorized access or intrusion; (b) which Systems, Personal Information or Confidential Information were involved; (c) the Accessing Party’s plans for corrective actions to respond to the security incident; and (d) the steps taken to secure the data and preserve information for any necessary investigation. The notification required to be delivered to the Host shall be delivered promptly after the Accessing Party learns of any such actual, suspected or threatened security incident. The Accessing Party shall not unreasonably delay its notification to the Host for any reason, including, without limitation, investigation purposes. The Accessing Party shall, at its own expense, cooperate fully with the Host in investigating and responding to each security incident, including allowing immediate access to the Accessing Party’s facility by the Host and its investigator, to investigate, and obtain copies of data. The Accessing Party shall also, at its own expense, cooperate with the Host in responding to the security incident, notifying any affected individuals as required by applicable Laws, and seeking injunctive or other equitable relief against any Person involved in a breach or unauthorized use or access to the Host’s System, Personal Information or Confidential Information.

(b) Each Party shall immediately notify the other Party upon becoming aware of any complaint in relation to its (or its Affiliates, or their respective Representatives or subcontractors) privacy and data security policies, or a breach or alleged breach of this Agreement relating to privacy and data security practices, in each case, as it relates to the Services.

ARTICLE IX.
CONFIDENTIALITY

Section 9.1. Confidentiality. Each Party covenants that it will (a) accord the Confidential Information of the other Party the same degree of confidential treatment that it accords its similar proprietary and confidential information, (b) not use such Confidential Information for any purpose, other than those stated in this Agreement, and (c) not disclose such Confidential Information to any Person, unless disclosure to such Person is reasonably necessary in connection with the provision or receipt of any Services and subject to a written confidentiality agreement containing protections comparable to those such Party would apply in connection with a comparable disclosure of its own Confidential Information, but in any event that includes protections no less restrictive than those set forth herein. Notwithstanding any other provision of this Agreement, a Party may disclose Confidential Information of the other Party, without liability for such disclosure, to the extent the disclosing Party demonstrates that such disclosure is (x) required to be made pursuant to applicable Laws, government authority, duly authorized subpoena, or court order, (y) to be made to a court or other tribunal in connection with the enforcement of such Party’s rights under this Agreement or to contest claims between the Parties, or (z) approved by the prior written consent of the other Party. Each Party will promptly notify the other Party, if it receives a subpoena or otherwise becomes aware of events that may legally require it to disclose Confidential Information of the other Party, and will cooperate with the other Party (at the other Party’s expense) to obtain an order quashing or otherwise modifying the scope of such subpoena or legal requirement, in an effort to prevent the disclosure of such Confidential Information.

Section 9.2. Unauthorized Acts. Each Party shall (a) notify the other Party promptly of any unauthorized possession, use, or knowledge of any Confidential Information by any person which shall become known to it, any attempt by any person to gain possession of Confidential Information without authorization or any attempt to use or acquire knowledge of any Confidential Information without authorization (collectively, “Unauthorized Access”), (b) promptly furnish to the other Party full details of the Unauthorized Access and use reasonable efforts (at such other Party’s expense) to assist the other Party in investigating or preventing the reoccurrence of any Unauthorized Access, (c) cooperate with the other Party (at such other Party’s expense) in any litigation and investigation against third parties deemed necessary by such Party to protect its proprietary rights, and (d) use commercially reasonable efforts to prevent a recurrence of any such Unauthorized Access. If at any time any Party determines that the other Party has disclosed Confidential Information in violation of this Agreement, that any unauthorized agent of another Party has accessed Confidential Information, or that another party or any of its agents has engaged in activities that may lead to the unauthorized access to, use of, or disclosure of such Party's Confidential Information, such Party may immediately terminate any such agent's access to the Confidential Information and notify the other Party. In addition, any Party shall have the right to deny personnel of another Party access to such Party's Confidential Information if such Party reasonably believes that any such agent poses a security concern.

Section 9.3. Return of Confidential Information. Upon demand by a Party having disclosed Confidential Information at any time, including upon expiration or termination of this Agreement with respect to any Service, the Party receiving such Confidential Information shall promptly return or destroy, at the receiving Party's option, any Confidential Information. If such Confidential Information is destroyed, an authorized officer of the receiving Party shall certify to such destruction in writing.

ARTICLE X.
INDEMNIFICATION

Section 10.1. Indemnification. Each Party agrees to indemnify, defend and hold harmless the other Party and the other Party’s Affiliates and respective Representatives, for any losses, including from any Third Party claims, arising from, relating to or resulting from such Party’s material breach of this Agreement. Each Party shall also indemnify, defend and hold harmless the other for losses arising from, relating to or resulting from any intellectual property infringement, violation or misappropriation relating to the other Party’s use of the intellectual property, software, technology or equipment provided or made available by such Party in each case pursuant to the terms of this Agreement.

ARTICLE XI.
LIMITATIONS OF LIABILITY; DISCLAIMER

Section 11.1. Limitations of Liability.

(a) WITHOUT LIMITING ANY RIGHTS OR REMEDIES AVAILABLE TO THE PARTIES PURSUANT TO THE MERGER AGREEMENT, NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY LOST PROFITS OR OTHER SPECIAL, INCIDENTAL, INDIRECT, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OF ANY THEORY OF LIABILITY, ARISING FROM THE PERFORMANCE OF, OR RELATING TO, THIS AGREEMENT REGARDLESS OF WHETHER SUCH PARTY HAS BEEN NOTIFIED OF THE POSSIBILITY OF, OR THE FORESEEABILITY OF, SUCH DAMAGES, IN EACH CASE EXCEPT TO THE EXTENT OF DAMAGES AWARDED IN AN ACTION INVOLVING A THIRD-PARTY CLAIM OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF PROVIDER OR ITS AFFILIATES (BUT EXCLUDING RECIPIENT AND ITS SUBSIDIARIES) IN THIR PERFORMANCE OF SERVICES AND/OR DELIVERABLES DIRECTLY FOR THIRD PARTIES ON BEHALF OF RECIPIENT.

(b) EXCEPT TO THE EXTENT OF DAMAGES AWARDED IN AN ACTION INVOLVING A THIRD-PARTY CLAIM OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF PROVIDER OR ITS AFFILIATES (BUT EXCLUDING RECIPIENT AND ITS SUBSIDIARIES) IN THEIR PERFORMANCE OF SERVICES AND/OR DELIVERABLES DIRECTLY FOR THIRD PARTIES ON BEHALF OF RECIPIENT, NEITHER PARTY’S LIABILITY UNDER THIS AGREEMENT INCLUDING ARTICLE X SHALL EXCEED THE AMOUNT OF THE FEES PAID (OR PAYABLE) BY RECIPIENT TO PROVIDER PURSUANT TO THIS AGREEMENT.

Section 11.2. Disclaimer of Representations and Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH PARTY UNDERSTANDS AND AGREES THAT NO PARTY TO THIS AGREEMENT IS MAKING, AND HEREBY DISCLAIMS, ANY AND ALL WARRANTIES OF ANY KIND, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, QUIET ENJOYMENT, AND ANY WARRANTIES ARISING FROM A COURSE OF DEALING, USAGE, OR TRADE PRACTICE, OTHER THAN THOSE WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT.

ARTICLE XII.

RESTRICTIVE COVENANTS

Section 12.1. Restricted Period.

(a) The “Provider Restricted Period” means the period commencing on the date hereof, and ending on the two (2) year anniversary of the date hereof.

(b) The “Recipient Restricted Period” means the period commencing on the date hereof, and ending on the earlier of: (i) the two (2) year anniversary of the date hereof, and (ii) such time as Provider does not beneficially own at least 80% of Recipient’s common stock.

Section 12.2. Non-competition; Non-solicitation. Provider during the Provider Restricted Period, and Recipient during the Recipient Restricted Period (as applicable, the “Restricted Period”) shall not, and shall cause its Subsidiaries (and in the case of Provider, ETI) not to, directly or indirectly:

(a) anywhere in the exclusive geographic territory of the other Party (the “Restricted Territory”) render services or deliver products competitive with the business of the other Party, except (i) as the result of such Party acquiring a business or entity that engages in such competitive activities and such acquisition is consummated after the Effective Date; or (ii) pursuant to a prior agreement in writing between Provider or Recipient relating to the servicing of the same client; or

(b) engage, hire, recruit, or solicit for employment, as a director, officer, manager, or employee the other Party or any of its Subsidiaries as of the date of the Effective Date or at any time during the Restricted Period (a “Restricted Person”), it being understood and agreed that such restriction shall not apply to (i) directors that may be appointed by Provider to the board of directors of Recipient or its Subsidiaries, and (ii) employees of Provider who also serve as officers of Recipient or its Subsidiaries; (iii) the continued employment of persons who are “shared individuals” described on Annex A; and (iv) general solicitations for employment not directed at any Restricted Person, but not the hiring of a Restricted Person as a result of such general solicitation.

For avoidance of doubt, the exclusive geographic territory of Recipient includes the continents of Europe and Africa (and all related island territories), as well as the countries of Bahrain, Cyprus, Kuwait, Lebanon, Israel (including the Palestinian territories), Iran, Iraq, Jordan, Oman, Qatar, Saudi Arabia, Syria, Turkey, United Arab Emirates and Yemen) and the exclusive geographic territory of Provider includes all territories that are not within the exclusive geographic territory of Recipient.

ARTICLE XIII.
FORCE MAJEURE

Section 13.1. Force Majeure. If performance by a Party of any terms or provisions hereof shall be delayed or prevented, in whole or in part, because of or related to any of the following circumstances or events beyond the reasonable control of such Party relying on such circumstance or event: riots, war, public disturbance, fire, explosion, storm, flood, acts of God, acts of terrorism (each, a “Force Majeure Event”), then (a) the Party shall give written notice to the other Party, (b) the Parties shall promptly confer, in good faith, to agree upon equitable, reasonable action to minimize the impact, on both Parties, of such conditions, and (c) the affected Party shall be excused from its obligations to the extent it cannot reasonably limit the impact of such Force Majeure Event hereunder and during the period such Force Majeure Event continues, and no liability shall attach against it on account of such impact not reasonably subject to mitigation. The affected Party shall not be excused from performance if it fails to use reasonable diligence to mitigate and/or remedy the situation, and to limit and/or remove the cause and effect of the Force Majeure Event. Recipient shall be relieved of the obligation to pay any fees and other amounts for the provision of the Services obligations limited by such Force Majeure Event throughout the duration of such Force Majeure Event.

ARTICLE XIV.
MISCELLANEOUS

Section 14.1. Notices. Any notice, request or other communication to be given hereunder shall be in writing and shall be delivered personally, sent by (a) registered or certified mail, postage prepaid, by overnight courier with written confirmation of delivery, with confirming email, or (b) via email with certification of receipt. Any such notice shall be deemed given when so delivered personally or emailed (and immediately after transmission confirmed by telephone), if mailed, on the date shown on the receipt therefor, or if sent by overnight courier, on the date shown on the written confirmation of delivery, or by electronic transmission. Such notices shall be given to the following address or to such changed address as may have been fixed by notice hereunder; provided, however, that any notice of change of address shall be effective only upon receipt thereof.

to Provider:

c/o Exela Technologies
300 First Stamford Place, Second Floor West
Stamford, CT 06902
Attention:	Erik Mengwall, Deputy General Counsel and Secretary
E-mail:	legalnotices@exelatech.com; and
xcv@exelatech.com

with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attention:	Maurice Lefkort, Esq.
Sean Ewen, Esq.
Facsimile:	(212) 728-8111
E-mail:	mlefkort@willkie.com
sewen@willkie.com

to Recipient:

c/o [●]
[●]
[●]
Attention:	[●]
E-mail:	[●]

with a copy (which shall not constitute notice to Recipient for the purposes of this Section 14.1) to:

c/o [●]
[●]
[●]
Attention:	[●]
E-mail:	[●]

Section 14.2. Entire Agreement; No Modification. This Agreement together with the Master IP License Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and, except with respect to the Merger Agreement, supersedes all other prior agreements and understandings, both written and verbal, among the Parties with respect to the subject matter hereof. This Agreement shall not be amended or modified except by a writing signed by each of the Parties hereto.

Section 14.3. Waiver of Breach. The waiver by a Party of a breach or violation by the other Party of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach or violation by any Party of the same or any other provision of this Agreement. No such waiver shall be effective unless in writing signed by the Party claimed to have made the waiver and delivered to the other Party.

Section 14.4. Benefits of Parties; Assignment; No Third-Party Beneficiaries.

(a) This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective legal representatives, successors and permitted assigns. No Party hereto may assign to another Person any of its rights or obligations hereunder without the prior written consent of the other Party hereto; provided, that, Recipient may assign its rights and obligations hereunder to an Affiliate of Recipient (provided further, that no such assignment shall relieve Recipient of its obligations hereunder).

(b) No provision of this Agreement shall be for the direct or indirect benefit of any persons or entities except as provided in the preceding paragraph, and no provision of this Agreement shall be deemed to confer upon any other Third Party any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement. Without limiting the foregoing, nothing in this Agreement, express or implied, is intended to or shall confer upon or be construed to confer upon any employee or such employee’s beneficiaries, dependents or legal representatives any rights or remedies (including any right to employment for any specified period with, or any right to any specific benefits or compensation from, any Party or its Affiliates of any nature or kind whatsoever).

Section 14.5. Headings. The headings of the sections and paragraphs of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

Section 14.6. Relationship of the Parties/No Fiduciary Duties. The Parties shall perform all obligations under this Agreement as independent contractors, and nothing contained in this Agreement shall be deemed to create any association, partnership, joint venture, or relationship of principal and agent or master and servant between the Parties to this Agreement or any Affiliates or subsidiaries thereof, or to provide either Party with the right, power or authority, whether express or implied, to create any such duty or obligation on behalf of the other Party.

Section 14.7. Governing Law; Jurisdiction; Waiver of Jury Trial. Sections 10.7 and 10.14 of the Merger Agreement shall apply to this Agreement mutatis mutandis.

Section 14.8. Specific Performance. The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached or threatened to be breached and that money damages or other legal remedies would not be an adequate remedy for any such failure to perform or breach. It is accordingly agreed that without posting bond or other undertaking, the Parties shall be entitled to injunctive or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In the event that any such action is brought in equity to enforce the provisions of this Agreement, no Party will allege, and each Party hereby waives the defense or counterclaim, that there is an adequate remedy at law. The Parties further agree that (a) by seeking any remedy provided for in this Section 14.8, a Party shall not in any respect waive its right to seek any other form of relief that may be available to such Party under this Agreement and (b) nothing contained in this Section 14.8 shall require any Party to institute any action for (or limit such Party’s right to institute any action for) specific performance under this Section 14.8 before exercising any other right under this Agreement.

Section 14.9. No Recourse Against Nonparty Affiliates. All claims, obligations, liabilities, or causes of action (whether in contract, common or statutory law, equity or otherwise) that arise out of or relate to this Agreement or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with or as an inducement to this Agreement or any other Transaction Document), may be made only against the Parties.  No Person who is not a Party, including any officer, employee, member, partner or manager signing this Agreement or any document delivered in connection herewith or therewith on behalf of any Party (“Nonparty Affiliates”) shall have any liability (whether in contract, tort, common or statutory law, equity or otherwise) for any claims, obligations, liabilities or causes of action arising out of, or relating in any manner to, this Agreement or based on, in respect of, or by reason of this Agreement or the negotiation, execution, performance, or breach of the Agreement; and, to the maximum extent permitted by Law, each Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates.

Section 14.10. Multiple Counterparts. This Agreement may be signed in any number of counterparts and by electronic means, which taken together shall constitute one and the same instrument. Delivery of an electronic counterpart shall be effective as manual delivery thereof.

Section 14.11. Unenforceability or Invalidity. In the event that any provision of this Agreement shall be held invalid or unenforceable by any arbitrator or court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective officers as of the date first set forth above.

XBP EUROPE, INC.

By:
Name:
Title:

EXELA TECHNOLOGIES BPA, LLC

By:
Name:
Title:

Exhibit I

Company Written Consent

See attached.

WRITTEN CONSENT OF

THE SOLE STOCKHOLDER OF

XBP EUROPE, INC.

Effective as of: October __, 2022

The undersigned, being the sole holder of all outstanding shares of capital stock (the “Sole Stockholder”) of XBP Europe, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), pursuant to Section 228 of the General Corporation Law, does hereby irrevocably and unconditionally consent to, and does hereby irrevocably and unconditionally adopt, the resolutions set forth below for the benefit of CF Acquisition Corp. VIII, a Delaware corporation and special purpose acquisition company (“Acquiror”). The Sole Stockholder irrevocably and unconditionally agrees such resolutions will not be amended, modified, revoked or waived by Sole Stockholder or any other party, without the prior written approval of Acquiror, which approval Acquiror may withhold in its sole and absolute discretion. The Sole Stockholder hereby designates Acquiror as a third-party beneficiary of this written consent having the unfettered and fully vested right to enforce the resolutions set forth herein against the Sole Stockholder and its affiliates. The Sole Stockholder further accepts and authorizes application of Section 10.7 (Governing Law) and Section 10.14 (Jurisdiction; Waiver of Jury Trial) of the Merger Agreement (defined below) to this written consent and incorporates such sections of the Merger Agreement into this written consent mutatis mutandis.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, and intending to be legally bound hereby, the Sole Stockholder resolves as follows:

Background

WHEREAS, Exela Technologies, Inc. (“Exela”) was approached by Acquiror, regarding a potential business combination among Exela’s European information and transaction processing solutions business (the “EMEA Business”) and the Acquiror;

WHEREAS, on August 23, 2022, two wholly-owned subsidiaries of Exela, BTC International Holdings, Inc., a Delaware corporation (“Parent”) and XCV-EMEA, LLC entered into a Non-Binding Letter of Interest with the Acquiror regarding a potential business combination of the EMEA Business with the SPAC, which provided for an enterprise value for the EMEA Business of $220 million;

WHEREAS, an indirect, wholly-owned subsidiary of Exela had received the opinion of Murray Devine that as of July 21, 2022, the enterprise value of the EMEA Business was $109.2 million;

Approval of Merger Agreement

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is advisable and in the best interests of the Company to enter into (i) the proposed Agreement and Plan of Merger, attached hereto as Exhibit A (the “Merger Agreement”), by and among Acquiror, Sierra Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and the Company, pursuant to which, among other things, Merger Sub will merge with and into the Company, with Company surviving as a direct wholly owned subsidiary of the Acquiror and Parent will receive a majority of the stock in the Acquiror (the “Merger” and, together with the other transactions contemplated by the Merger Agreement, the “Transaction”) and (ii) the transaction agreements contemplated thereby (including that certain Services Agreement to be entered by and Exela and the Company, substantially in the form attached hereto as Exhibit B (the “Services Agreement”, and together with the other agreements contemplated by the Merger Agreement, the “Ancillary Agreements”); and

WHEREAS, the Board has deemed it advisable and in the best interest of the Company to authorize and approve the execution, delivery and performance of the Merger Agreement and the Ancillary Agreements and the consummation of the transactions contemplated thereby, including the Mergers and the Transaction, and has directed that the same be submitted to the Sole Stockholder for its consideration and approval; and

WHEREAS, the forms of the Merger Agreement and Ancillary Agreements, have been presented to and reviewed by the Sole Stockholder.

NOW, THEREFORE, BE IT RESOLVED, the Sole Stockholder hereby consents to, approves, authorizes and ratifies the form, terms and provisions, and the execution, delivery and performance, of the Merger Agreement and does hereby consent to, authorize and approve the consummation of the Transactions, including the Mergers; and be it further

RESOLVED, the Sole Stockholder hereby approves, authorizes and ratifies the forms, terms and provisions of each of the Ancillary Agreements (as defined in the Merger Agreement) to which the Sole Stockholder is to be a party pursuant to the Merger Agreement, including the Sponsor Agreement (as defined in the Merger Agreement and a form of which is attached as an exhibit thereto); and be it further

General Authorizations

RESOLVED, that any other proper officer of the Company (each, an “Authorized Person”), be, and each hereby is, authorized to file a copy of this written consent in the minute book of the Company, and to certify a copy of any written resolutions having been adopted by the Sole Stockholder; and be it further

RESOLVED, that each of the Authorized Officers be, and each of them hereby is, authorized to make, execute, file and deliver any and all consents, certificates, documents, instruments, amendments, papers or writings as may be required in connection with or in furtherance of the foregoing resolutions, and to do any and all other acts necessary or desirable to effectuate the foregoing resolutions and the purposes and intent thereof, the execution and delivery thereof by such Authorized Officer(s) to be deemed conclusive evidence of the approval by the Company of the terms, provisions and conditions thereof, expenditures paid or actions so taken; and be it further

RESOLVED, that any and all actions heretofore or hereafter taken by such Authorized Officers within the terms of the foregoing resolutions be, and each hereby is, ratified and confirmed as the act and deed of the Company.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this undersigned has executed this Written Consent of the Sole Stockholder of the Company as of the date first written above.

BTC INTERNATIONAL HOLDINGS, INC.

By:
Name:
Title:

[Signature Page to Stockholder Consent of XBP Europe, Inc. – Project Sierra]

Exhibit A

Merger Agreement

See attached.

Exhibit B

Form of Services Agreement

See attached.

Exhibit J

Merger Sub Written Consent

See attached.

WRITTEN CONSENT OF

THE SOLE STOCKHOLDER OF

SIERRA MERGER SUB, INC.

October __, 2022

THE UNDERSIGNED, being the sole stockholder (the “Sole Stockholder”) of Sierra Merger Sub, Inc., a Delaware corporation (the “Company”), pursuant to Section 228 of the Delaware General Corporation Law of the State of Delaware (the “DGCL”), does hereby irrevocably and unconditionally adopt, the resolutions set forth below for the benefit of BTC Holdings International, Inc. (the “Parent”). The Sole Stockholder irrevocably and unconditionally agrees such resolutions will not be amended, modified, revoked or waived by Sole Stockholder or any other party, without the prior written approval of Parent, which approval Parent may withhold in its sole and absolute discretion. The Sole Stockholder hereby designates Parent as a third-party beneficiary of this written consent having the unfettered and fully vested right to enforce the resolutions set forth herein against the Sole Stockholder and its affiliates. The Sole Stockholder further accepts and authorizes application of Section 10.7 (Governing Law) and Section 10.14 (Jurisdiction; Waiver of Jury Trial) of the Merger Agreement (defined below) to this written consent and incorporates such sections of the Merger Agreement into this written consent mutatis mutandis.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, and intending to be legally bound hereby, the Sole Stockholder, for the purpose of taking the actions and adopting the resolutions set forth below, does hereby waive such notice, takes the following actions and adopts the following resolutions by written consent to action without a meeting pursuant to Section 228 of the DGCL:

WHEREAS, the Company proposed to enter into an Agreement and Plan of Merger substantially in the form attached hereto as Exhibit A (the “Merger Agreement”), among CF Acquisition Corp. VIII, a Delaware corporation (“Acquiror”), the Company, a direct wholly-owned subsidiary of Acquiror, Parent, and XBP Europe, Inc., a Delaware corporation (“XBP Europe”), pursuant to which, among other things, (i) the Company will merge with and into XBP Europe (the “Merger”), whereby the separate corporate existence of Merger Sub will cease and XBP Europe will be the surviving corporation of the Merger and become a wholly owned subsidiary of Acquiror.

NOW, THEREFORE, BE IT:

RESOLVED, that the Merger Agreement, together with all amendments, changes, modifications and/or supplements thereto as the officer or officers of the Company (the “Authorized Officers”) executing the same shall approve, the execution and delivery thereof by any such Authorized Officer to be conclusive evidence of his or their approval be, and hereby are, ratified, consented to, authorized, adopted and approved in all respects; and that the execution, delivery and performance by the Company of the Merger Agreement and the consummation by the Company of the Merger, subject to the conditions precedent set forth therein, is authorized, adopted and approved in all respects; and that the Authorized Officers be, and each of them with full power to act without the others is, authorized and empowered to negotiate, execute and deliver the Proposed Merger Agreement in the name and on behalf of the Company; and be it further

J-1

RESOLVED, that the Authorized Officers are authorized and empowered to do and perform any and all such other acts and things, and to take any and all such further action, and to execute, deliver and file any and all such further agreements, instruments, certificates and other documents (including, without limitation, waiver agreements and amendments), in the name and on behalf of the Company, as such individuals may, in his or her sole discretion, deem necessary or appropriate in connection with the Merger Agreement, or to otherwise carry out the intents and purposes of the preceding resolutions; and be it further

RESOLVED, that any and all actions heretofore taken by any Authorized Officer for, in the name of and on behalf of the Company in connection with the Merger Agreement be, and the same hereby are, ratified, approved and confirmed in all respects; and be it further

RESOLVED, that any specific resolutions that may be required to have been adopted by the Company in connection with the actions contemplated by the foregoing resolutions be, and the same hereby are, adopted in haec verba, as if set forth herein in full, and that the officer or officers are hereby authorized to certify as to the adoption of any and all such resolutions and place a copy of such resolutions in Company’s minute books; and be it further

RESOLVED, that the Authorized Officers are hereby authorized to execute all such documents and perform all such other acts as he or she may deem necessary or desirable in order to carry out the full intent and purposes of the foregoing resolutions adopted by this consent.

[Signature Page Follows]

J-2

IN WITNESS WHEREOF, the undersigned has signed this Written Consent of the Sole Stockholder of Sierra Merger Sub, Inc. as of the date first written above.

STOCKHOLDER:

CF ACQUISITION CORP. VIII

By:
Name:	Howard W. Lutnick
Title:	Chief Executive Officer

J-3